PURCHASE AGREEMENT

dated as of February 2, 2007,

by and among

ARVINMERITOR, INC.,

AND

ET CAYMAN HOLDINGS LIMITED

1-NY/2171027.1

Page

ARTICLE I	SALE OF THE TRANSFERRED INTERESTS						1
1.01	Purchase and Sale of Shares				1
1.02	Exclusion of German Minority Interests					1
1.03	Call Option for German Minority Interests					1
1.04	Put Option for German Minority Interests					2
ARTICLE II	SALE OF THE BUSINESS ASSETS					2
2.01	Purchase and Sale of Business Assets					2
2.02	Liabilities		6
2.03	[Intentionally omitted.]			9
2.04	Further Assurances; Post-Closing Cooperation						9
2.05	Third Party Consents			10
ARTICLE III	PURCHASE PRICE; THE CLOSING					11
3.01	Purchase Price		11
3.02	Closing	12
3.03	Purchase Price Adjustment				13
3.04	Purchase Price Allocation				16
3.05	Withholding		17
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS								17
4.01	Organization and Qualification				18
4.02	Capital Stock		18
4.03	Authority Relative to this Agreement and the Operative Agreements							18
4.04	Subsidiaries		19
4.05	No Conflicts		20
4.06	Governmental Approvals and Filings					20
4.07	Books and Records			20
4.08	Financial Statements			21
4.09	Absence of Changes			21
4.10	No Undisclosed Liabilities				23
4.11	Taxes	23
4.12	Legal Proceedings			29
4.13	Compliance with Laws and Orders					29
4.14	Benefit Plans; ERISA			29
4.15	Real Property		31
4.16	Tangible Personal Property				33
4.17	Intellectual Property Rights				33
4.18	Contracts		34
4.19	Licenses	36
4.20	Affiliate Transactions			36
4.21	Employees; Labor Relations				36
4.22	Environmental Matters			37
4.23	Substantial Customers and Suppliers					38

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(continued)

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4.24	Accounts Receivable		39
4.25	Inventory	39
4.26	No Guarantees		39
4.27	Entire Business		39
4.28	Brokers	40
4.29	Bank and Brokerage Accounts			40
4.30	Warranties and Liabilities			40
4.31	Foreign Corrupt Practices Act			40
4.32	Other Representations and Warranties				40
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASERS							41
5.01	Organization and Qualification			41
5.02	Authority Relative to this Agreement and the Operative Agreements								41
5.03	No Conflicts		42
5.04	Governmental Approvals and Filings				42
5.05	Legal Proceedings		42
5.06	Brokers	42
5.07	Purchase for Investment		43
5.08	Availability of Funds		43
ARTICLE VI	COVENANTS OF THE SELLERS				43
6.01	Regulatory and Other Approvals			43
6.02	HSR Filings and Foreign Competition Filings					44
6.03	Investigation by Purchaser			44
6.04	No Solicitations		45
6.05	Conduct of Business		45
6.06	Employee Matters		46
6.07	Certain Restrictions		47
6.08	Delivery of Books and Records			48
6.09	Nonsolicitation; Nondisclosure			48
6.10	Non-Competition.		49
6.11	Notice and Cure		50
6.12	Cooperation Fulfillment of Conditions				50
6.13	Resignations		51
6.14	Intercompany Liabilities; Indebtedness; Release of Liens						51
6.15	Patent Matters		52
6.16	ArvinMeritor Trademarks and Logos				52
6.17	Insurance	53
6.18	Other Covenants		53
6.19	Joinder of Sellers		53
6.20	Transaction Restructurings			53
6.21	Financial Reporting by ArvinMeritor ET B.V					55
ARTICLE VII		COVENANTS OF PURCHASERS			55

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(continued)

Page

7.01	Regulatory and Other Approvals				55
7.02	HSR Filings and Foreign Competition Filings					55
7.03	Notice and Cure	56
7.04	Fulfillment of Conditions			56
7.05	Nonsolicitation; Nondisclosure				57
7.06	Joinder of Purchaser Designee				57
7.07	Registration for Canadian GST and QST Purposes						57
7.08	Registration for VAT		58
ARTICLE VIII	ADDITIONAL COVENANTS				58
8.01	Restricted Use of Confidential Information					58
8.02	Return of Excluded Assets			58
8.03	Termination of Services			58
8.04	Recalls of Products		59
8.05	Severability; Injunctions			59
8.06	Obligations Relating to Business				59
8.07	Treatment of Joint Venture Interests				60
8.08	China Cooperation		60
8.09	Cash Management Cooperation				61
8.10	Employee Matters Cooperation				61
ARTICLE IX	EMPLOYEE MATTERS			61
9.01	Employees	61
9.02	Seller Benefit Plans		63
9.03	Transferred Benefit Plan Liability				63
9.04	Severance and Other Claims			67
9.05	Retiree Health Plans		68
9.06	Bonus Plans/Equity Plans			68
9.07	Welfare Plans	69
9.08	WARN	69
9.09	Purchasers’ Benefit Plans			69
9.10	Compliance with Collective Bargaining Agreements and Applicable Law							70
9.11	Earned Allowances		70
9.12	No Employee Rights		71
ARTICLE X		CONDITIONS TO OBLIGATIONS OF PURCHASERS					71
10.01	Representations and Warranties				71
10.02	Performance	71
10.03	Officers’ Certificates		71
10.04	Orders and Laws		72
10.05	Regulatory Consents and Approvals				72
10.06	Third Party Consents		72
10.07	Real Property	72
10.08	Deliveries	72

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10.09	Material Adverse Change	73
10.10	Financing	73
10.11	Release of Indebtedness	73
10.12	FIRPTA Certificates	73
10.13	Other Conditions	73
10.14	Joinder of Other Sellers	73
10.15	Related Agreements	73
ARTICLE XI	CONDITIONS TO OBLIGATIONS OF THE SELLERS			73
11.01	Representations and Warranties	74
11.02	Performance	74
11.03	Officers’ Certificates	74
11.04	Orders and Laws	74
11.05	Regulatory Consents and Approvals		74
11.06	Deliveries	74
11.07	Joinder of Purchaser’s Designees	75
11.08	Base Total Purchase Price	75
11.09	Other Conditions	75
11.10	Related Agreements	75
11.11	Consent of ARMCo Lender	75
ARTICLE XII	TAX MATTERS AND POST-CLOSING TAXES			75
12.01	Preparation and Filing of Tax Returns		75
12.02	Tax Indemnification	79
12.03	Section 338 Elections	82
12.04	Cooperation	82
12.05	Allocation of Taxes for Straddle Periods		83
12.06	Refunds, Credits, Carrybacks and Related Matters			84
12.07	Payment of Transfer Taxes and Fees		86
12.08	Characterization of Payments	87
12.09	Tax Contests	87
12.10	Certain Canadian Tax Matters	89
12.11	Treatment of ArvinMeritor Emissions Technologies GmbH for Purposes of Article XII				90
12.12	[Intentionally omitted.]	90
12.13	UK VAT	90
12.14	Transfer Pricing Policies	91
12.15	Incorporation of Tax Indemnities From Annex C			91

ARTICLE XIII	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS 91

ARTICLE XIII	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS 91
13.01	Survival of Representations, Warranties, Covenants and Agreements			91
ARTICLE XIV	INDEMNIFICATION	92
14.01	Indemnification by Sellers	92
14.02	Indemnification by Purchaser		93

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Page

14.03	Method of Asserting Claims	94
14.04	Effect of Investigation; Waiver		95
14.05	Additional Limitations	96
				Remedial Action Standards For Certain Retained Environmental Liabilities at a Business Real Property, and Property Demised by the Business Property Leases (“Leased Business Real Property”) 97
14.07	Standards For Environmental Response Actions at Business Real Property							99
14.08	Continuing Environmental Conditions			100
14.09	Special Procedures for Seller Warranty Obligations					100
14.10	Tax Indemnification with Respect to Restructuring Actions						100
ARTICLE XV	TERMINATION		101
15.01	Termination	101
15.02	Effect of Termination		101
ARTICLE XVI	DEFINITIONS		102
16.01	Definitions	102
ARTICLE XVII	MISCELLANEOUS		122
17.01	Notices	122
17.02	Bulk Sales Act	123
17.03	Entire Agreement		123
17.04	Expenses	123
17.05	Public Announcements		123
17.06	Specific Performance		124
17.07	Waiver	124
17.08	Amendment	124
17.09	Third Party Beneficiaries		124
17.10	No Assignment; Binding Effect			124
17.11	Headings	125
17.12	Invalid Provisions		125
17.13	Governing Law		125
17.14	Consent to Jurisdiction and Service of Process				125
17.15	Waiver of Jury Trial		126
17.16	Construction	126
17.17	Counterparts	126
17.18	Joint and Several Liability		126
17.19	Further Assurances		126
17.20	Limited Recourse		126
17.21	Disclosure Schedules		127
17.22	Attorney Client Privilege		127
17.23	No Recovery of Special Damages			127
									Construction 127

1-NY/2171027.1	v

PURCHASE AGREEMENT, dated as of February 2, 2007, by and among ARVINMERITOR, INC., an Indiana corporation (“ARM” and, collectively with the Selling Subsidiaries that will be joining this Agreement prior to the Closing, the “Sellers”), and ET Cayman Holdings Limited, a Cayman limited company (“Purchaser” and, collectively with any Designees that will be joining the Agreement prior to the Closing, the “Purchasers”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 16.01.

WHEREAS, ARM owns, directly or indirectly, all of the outstanding shares of, or ownership interests in, the Asset Seller Subs and the Equity Seller Subs.

WHEREAS, the Asset Sellers and the Business Subsidiaries are engaged in the business of developing, manufacturing and selling exhaust and emission technology systems and exhaust and emission technology components for both light and commercial vehicles for original equipment and original equipment service applications (collectively, the “Business”).

WHEREAS, the Sellers wish to sell to the Purchasers, and the Purchasers wish to purchase from the Sellers, the Business by means of the transfer of substantially all the assets and certain liabilities of the Business, including a transfer of the Transferred Interests, but excluding the Excluded Assets and Retained Liabilities, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF THE TRANSFERRED INTERESTS

1.01  Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, each Equity Seller will sell, transfer, convey, assign and deliver to Purchasers, and Purchasers will purchase and pay for, at the Closing, free and clear of all Liens, good and valid title to the Transferred Interests of each Equity Seller.

1.02  Exclusion of German Minority Interests. Notwithstanding anything in this Agreement to the contrary, the Transferred Interests set forth in Section 1.01 shall not include the share in Novaferra Eisen Abgastechnologie GmbH in the nominal amount of EUR 1,350 and the share in ArvinMeritor A&ET GmbH in the nominal amount of EUR 1,450 (jointly, the “German Minority Interests”) held by ARM; provided, however, that if the Call Option (as defined below) is exercised then the closing under the Call Option with respect to the German Minority Interests will occur simultaneously with the Closing.

1.03  Call Option for German Minority Interests. ARM hereby irrevocably grants to Purchaser the right to request the conclusion and notarization of a customary share purchase and transfer agreement regarding the sale and transfer of the German Minority Interests by ARM to Purchaser or a Designee, including customary representations and warranties to be granted by ARM, subject to the conditions set forth below (“Call Option”). Purchaser or its designee shall have the right to exercise the Call Option at any time commencing 25 days after the date hereof and prior to the Closing by issuing a written notice to ARM, following which ARM and the Purchaser or Purchaser’s designee shall negotiate in good faith the share sale and transfer agreement. ARM and Purchaser shall cooperate to determine the purchase price for the German Minority Interests at the time that the Purchaser requests the conclusion and notarization of the share purchase and transfer agreements, such amount to reflect the future development in the value of the German Minority Interests. Such purchase price shall be payable at the closing under the share purchase and transfer agreement under which the German Minority Interests are transferred to Purchaser or its Designee. The sale and transfer of the German Minority Interests under the Call Option shall include all ancillary rights, including the right to dividends on profits not yet distributed, as of the date of the exercise of the Call Option. There shall be no closing under the share purchase and transfer agreement under which the German Minority Interests are transferred to Purchaser or its Designee if the Closing has not previously occurred or is not occurring simultaneously.

1-NY/2171027.1	1

1.04  Put Option for German Minority Interests. Purchaser hereby irrevocably grants to ARM the right to request the conclusion and notarization of a customary share purchase and transfer agreement regarding the sale and transfer of the German Minority Interests by ARM to Purchaser or an Affiliate designated by Purchaser (“Put Option”). ARM shall have the right to exercise the Put Option at any time during a period of three (3) months, which exercise period shall commence six (6) months following the expiration of the period for the exercise of the Call Option. Except as provided in this Section 1.03, the conditions of the Call Option shall apply mutatis mutandis to the Put Option. There shall be no closing under the share purchase and transfer agreement under which the German Minority Interests are transferred to Purchaser or its designee if the Closing has not previously occurred.

ARTICLE II

SALE OF THE BUSINESS ASSETS

2.01	Purchase and Sale of Business Assets.

(a)     Business Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, each Asset Seller will sell, transfer, convey, assign and deliver to Purchasers, and Purchasers will purchase and pay for, at the Closing, free and clear of all Liens (other than Permitted Liens), good and valid title to all of the Business Assets of such Asset Seller. The term “Business Assets” means, collectively, the Assets and Properties of each Asset Seller used or held for use primarily in connection with the Business, including the following, but excluding in any event the Excluded Assets:

(i)     Real Property. The real property described in Section 2.01(a)(i) of the Disclosure Schedule, and all of the Asset Sellers’ rights, title and interest, arising out of the ownership thereof or appurtenant thereto, together with all of the Asset Sellers’ rights, title and interest in all water, mineral, oil, gas and similar rights, all development rights and all buildings, structures, facilities, fixtures and other property attached or used in connection with the real property and other improvements thereto, if any (collectively, the “Asset Seller Real Property”);

(ii)    Real Property Leases. (A) The leases, subleases, licenses and other occupancy agreements (including all modifications, extensions or amendments thereto) of real property described in Section 2.01(a)(ii)(A) of the Disclosure Schedule as to which any Asset Seller is the lessor or sublessor and (B) the leases, subleases, licenses and other occupancy agreements (including all modifications, extensions or amendments thereto) of real property described in Section 2.01(a)(ii)(B) of the Disclosure Schedule as to which any Asset Seller is the lessee, sublessee or occupant, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases, subleases, licenses and other occupancy agreements (including all modifications, extensions or amendments thereto), if any, (the leases, subleases, licenses and other occupancy agreements described in subclauses (A) and (B), collectively the “Asset Seller Real Property Leases”);

(iii)   Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring primarily in the conduct of the Business and the security arrangements related thereto, including any rights of any Asset Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced by any Asset Seller in connection therewith;

(iv)   Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory and Vehicles) used or held for use primarily in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by any Asset Seller primarily in the conduct of the Business including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Asset Seller Tangible Personal Property”);

(v)    Personal Property Leases. (A) The leases or subleases of tangible personal property used or held for use primarily in the conduct of the Business as to which any Asset Seller is the lessor or sublessor and (B) the leases of tangible personal property used or held for use primarily in the conduct of the Business as to which any Asset Seller is the lessee or sublessee, together with any options to purchase the

1-NY/2171027.1	2

underlying property (the leases and subleases described in subclauses (A) and (B), the “Asset Seller Personal Property Leases”);

(vi)   Business Contracts. All Contracts (other than the Asset Seller Real Property Leases and the Asset Seller Personal Property Leases) to which any Asset Seller is a party and which are utilized primarily in the conduct of the Business, including such Contracts relating to customers, suppliers, joint ventures, sales representatives, distributors, purchase orders, collective bargaining agreements, marketing arrangements and manufacturing arrangements (the “Asset Seller Contracts”);

(vii)  Trademarks and Logos. The trademarks and logos listed in Section 2.01(a)(vii) of the Disclosure Schedule;

(viii) Prepaid Expenses. All prepaid expenses relating primarily to the Business Assets and Assumed Liabilities, including the items listed in Section 2.01(a)(viii) of the Disclosure Schedule;

(ix)   Intangible Personal Property. All Intellectual Property used or held primarily for use in the conduct of the Business (including goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining primarily to the Business, including the items listed in Section 2.01(a)(ix) of the Disclosure Schedule;

(x)    Licenses. Subject to Section 2.05(b), Licenses (including Environmental Permits and permits relating to the use or occupancy of the Asset Seller Real Property and the real property demised by the Asset Seller Real Property Leases and the conduct of the Business thereat) pertaining primarily to the conduct of the Business (the “Asset Seller Licenses”); except for Environmental Permits, Section 2.01(a)(x) of the Disclosure Schedule provides a list of the Asset Seller Licenses;

(xi)   Vehicles and Plane. All motor vehicles owned by any Asset Seller and used or held for use primarily in the conduct of the Business and the airplane N983AR;

(xii)  Security Deposits. All security deposits deposited by or on behalf of any Asset Seller as lessee or sublessee under the Asset Seller Real Property Leases or Asset Seller Personal Property Leases (the “Asset Seller Security Deposits”);

(xiii) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating primarily to the Business Assets (the “Asset Seller Books and Records”);

(xiv) Claims. All claims, causes of action, choses in action and rights of recovery, whether known or unknown, absolute, contingent (or based on a contingency) or otherwise, to the extent arising from or relating to the Business Assets or the Assumed Liabilities;

(xv)  Inventory. All raw materials, work-in-process, finished goods, supplies, spare parts, products under research and development and other inventories related primarily to the Business, including all such items (a) located on the premises where the Business is conducted, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) located on the premises of customers or held on consignment by third parties;

(xvi)	[Intentionally Omitted];
(xvii)	Certain Cash. All Approved Cash;

(xviii)              Other Assets and Properties. All other Assets and Properties of any Asset Seller used or held for use primarily in connection with the Business and the Assets and Properties of the Asset Sellers explicitly described on Section 2.01(a)(xviii) of the Disclosure Schedule, except as otherwise provided in Section 2.01(b);

(xix) Working Capital Assets. To the extent not already included as Business Assets under this Section 2.01(a), all Assets and Properties of any Asset Seller or Business Subsidiary reflected in the calculation of the Final Working Capital.

1-NY/2171027.1	3

The Asset Sellers agree to confirm the sale of the Business Assets on the Closing Date by the execution and delivery to Purchasers, on the Closing Date, of the Assignment Instruments.

(b)    Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of the Asset Sellers or the Business Subsidiaries (the “Excluded Assets”) shall be excluded from and shall not constitute Business Assets:

(i)	Retained Books and Records. All Retained Books and Records;

(ii)    Cash. All cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, Investment Securities and checks or other payments received by a Seller or a Business Subsidiary (including received in lock boxes) by the Closing, other than Approved Cash;

(iii)   Rights under this Agreement. The rights which accrue or will accrue to any Asset Seller under this Agreement and the Operative Agreements;

(iv)   Gabriel de Venezuela. Any rights to the equity interests of Gabriel de Venezuela and all of its subsidiaries including Arvin Exhaust de Venezuela, or any of their Assets and Properties;

(v)	ArvinMeritor Trademarks and Logos. All ArvinMeritor Trademarks and Logos;

(vi)   Assets Subject to Disposition. The Assets and Properties described on Section 2.01(b)(vi) of the Disclosure Schedule except as disclosed on Section 2.01(a)(xviii) of the Disclosure Schedule;

(vii)  Excluded Claims. All claims, causes of action, choses in action and rights of recovery, whether known or unknown, absolute, contingent (or based on a contingency) or otherwise, to the extent not arising from or relating to the Business Assets or Assumed Liabilities;

(viii) Retained Computer Software, Software Licenses and Retained Contracts. All Retained Computer Software and Software Licenses and all Retained Contracts;

(ix)	Retained Intellectual Property. All Retained Intellectual Property;

(x)    Tax Returns. All Tax Returns and records other than those, in either case, that relate primarily to the Business, the Business Assets or the Business Subsidiaries;

(xi)   Benefit Plans. All of Asset Sellers’ Benefit Plans and all assets and rights relating to Sellers’ Benefit Plans;

(xii)  Claims Against Affiliates and Certain Others. All claims and rights against any Seller or any Affiliate of any Seller or any officer, director, member, manager, or employee of any Asset Seller or Business Subsidiary which is not a Transferred Employee or any employee of a Business Subsidiary (in their capacity as an employee but not in any other capacity) following the Closing, other than claims and rights under this Agreement.

(xiii) Insurance Policies and Claims. All insurance policies and contracts and all rights thereunder (including the right to make claims thereunder and to the proceeds thereof), subject to Section 6.17;

(xiv) Corporate Services Assets. All assets that are used by the Asset Sellers or the Business Subsidiaries in providing corporate, legal, insurance, human resources, finance, accounting, tax, treasury, internal audit, information technology, communications, facilities management, environmental, engineering, employee safety, business intelligence, flight operations and administrative services to the Business and to other divisions, subsidiaries or operating units of ARM and its Affiliates; provided, however, that any such assets located in the premises of a Business Subsidiary or a Purchaser on the day following the Closing that has not been identified in writing by the Sellers to Purchasers prior to the Closing Date will cease to be Excluded Assets and shall be Business Assets for all purposes of this Agreement unless the failure to so list was inadvertent and there is no material prejudice to the Purchasers or the Business Subsidiaries in such late identification of such asset; and

(xv)  Other Assets. The other Assets and Properties described on Section 2.01(b)(xv) of the Disclosure Schedule.

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(c)     ARMCo Receivables. The ARMCo Receivables will be acquired by Purchaser or a Designee from ARMCo on the Closing Date pursuant to the ARMCo Receivables Agreement.

2.02  Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Business Assets and the Transferred Interests pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, (A) Purchaser or its Designees will assume and agree to pay, perform and discharge the following Liabilities of each Asset Seller and (B) the Business Subsidiaries shall be and remain liable for the following Liabilities (as between the Sellers, on the one hand, and the Purchasers and Business Subsidiaries, on the other hand), (the “Assumed Liabilities”), and no others:

(i)     Real Property Lease Obligations. All Liabilities of any Asset Seller or Business Subsidiary under the Business Real Property Leases (excluding Liabilities for breaches and torts or which with notice, lapse of time or both would be a breach);

(ii)    Accounts Payable. All Liabilities of any Asset Seller or Business Subsidiary with respect to accounts payable reflected or reserved against in the December 31, 2006 balance sheet included in the Financial Statements (to the extent such liabilities have not been discharged as of the Closing) or those arising in the Ordinary Course since December 31, 2006 and which would be required to be reflected on a balance sheet of the Business prepared as of the Closing Date in accordance with Practices and Procedures other than Excluded Intercompany Payables (and for clarification, the accounts payable shall include all accounts payable included in the Final Statement);

(iii)   Business Personal Property Lease Obligations. All obligations of any Asset Seller or Business Subsidiary under the Business Personal Property Leases (excluding Liabilities for breaches and torts or which with notice, lapse of time or both would be a breach);

(iv)   Obligations under Business Contracts and Licenses. All Liabilities of any Asset Seller or Business Subsidiary under the Business Contracts and Business Licenses (excluding Liabilities for breaches and torts or which with notice, lapse of time or both would be a breach);

(v)    German Pension Liability. All Liabilities under the ArvinMeritor Emissions Technologies GmbH Pension Plan (the “German Pension Liability”);

(vi)   Employee Liabilities. All Liabilities specifically assumed, borne or retained by Purchasers or the Business Subsidiaries under Article IX of this Agreement;

(vii)  Post-Closing Environmental Liabilities. All Liabilities (other than Liabilities that are Retained Liabilities or that become liabilities of the Purchasers by operation of Law but would otherwise be Retained Liabilities) with respect to (A) the Release of or exposure of any Person to any Hazardous Materials that first exists or occurs after the Closing at, from, in, to, on, or under any Business Real Property; (B) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials by or on behalf of any of the Business Subsidiaries or the Purchasers at or to any off-Site location after the Closing; (C) any violation of Environmental Law by any Business Subsidiary or the Purchasers that first exists or occurs after the Closing; or (D) asbestos or asbestos containing materials or products manufactured, processed, handled, distributed, sold, marketed or disposed of by or on behalf of the Purchasers, the Business Subsidiaries, or the Business after the Closing;

(viii) Warranty Obligations. All Warranty Obligations (A) arising from, or related to, any products or services of the Business sold, distributed or performed by Purchasers or the Business Subsidiaries after the Closing (regardless of the date of manufacture) or (B) arising from or related to any products or services of that portion of the Business transferred to Purchasers from Sellers or continued by the Business Subsidiaries, sold, distributed or performed prior to the Closing, other than any such Warranty Obligations referred to in this clause (B) arising from or relating to any claim letter, demand letter, or offer for commercial settlement (whether any such claim letter, demand letter or offer for commercial settlement occurs before or after the Closing) arising from, or related to, any products or services of the Business sold, distributed or performed prior to the Closing where the amount at issue is in excess of $250,000, and other than Known Warranty Obligations;

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(ix)   Product Liability and Recall Obligations. All Product Liability Obligations and Recall Obligations arising from, or related to, any products or services of the Business sold, distributed or performed by Purchasers or the Business Subsidiaries after the Closing (regardless of the date of manufacture);

(x)    Specified Transaction Restructuring Actions. All Liabilities relating to the Specified Transaction Restructuring Actions;

(xi)   Working Capital Liabilities. To the extent not already included as Assumed Liabilities under this Section 2.02(a), all Liabilities reflected in the calculation of the Final Working Capital; and

(xii)  Other Specified Liabilities. The Liabilities listed in Section 2.02(a)(xii) of the Disclosure Schedule.

The Purchaser or its Designees agree to confirm the assumption of the Assumed Liabilities on the Closing Date by the execution and delivery to Sellers, on the Closing Date, of the Assumption Agreement. In no event shall the status of any Liability as an Assumed Liability affect the obligations of the parties hereto under Article XII hereof.

Notwithstanding the foregoing but subject to Articles XII and XIV, Purchasers shall be entitled to resist, contest, litigate, arbitrate or otherwise dispose of the Assumed Liabilities in their discretion.

(b)    Retained Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Purchasers shall not assume any of the Retained Liabilities. For purposes of this Agreement, the “Retained Liabilities” are the Liabilities of any of the Asset Sellers or any of the Business Subsidiaries (as between the Sellers, on the one hand, and the Purchasers and Business Subsidiaries, on the other hand) whether or not reflected or reserved for in the Financial Statements and whether or not the subject of any disclosure pursuant to any Disclosure Schedule, which are not Assumed Liabilities. Without limiting the foregoing, the Retained Liabilities include the following Liabilities of the Asset Sellers and the Business Subsidiaries:

(i)     All Liabilities, whether direct, indirect or derivative and under whatever Law or theory alleged or asserted with respect to (A) the presence, Release or exposure of any Person to any Hazardous Materials existing or occurring as of or prior to the Closing at, from, in, to, on, or under any Site and the continuation of such presence, Release of or exposure to Hazardous Materials after the Closing Date until cured by Sellers (subject to Section 14.08); (B) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials by or on behalf of any of the Business Subsidiaries or the Asset Sellers, any predecessors of any Business Subsidiary or the Asset Sellers or any entities previously owned by any Business Subsidiary or the Asset Sellers at or to any off-Site location prior to the Closing; (C) any violation of Environmental Law by any Business Subsidiary or the Asset Seller at or prior to the Closing and the continuation of any such violation of Environmental Law after the Closing Date until cured by Sellers (subject to Section 14.08); or (D) asbestos or asbestos containing materials or products manufactured, processed, handled, distributed, sold, marketed or disposed of by or on behalf of the Sellers or their respective current or former Affiliates, the Business Subsidiaries, the Business or their respective predecessors prior to the Closing (the Liabilities referred to in this Section 2.02(b)(i) shall be referred to as Retained Environmental Liabilities);

(ii)    Product Liability Obligations and Recall Obligations arising from, or related to, any products or services of the Business sold, distributed or performed prior to the Closing;

(iii)	Liabilities to the extent relating to any Excluded Asset;

(iv)   Warranty Obligations arising from, or related to any products or services of the Business sold, distributed or performed prior to the Closing other than any Warranty Obligations referred to in Section 2.02(a)(viii);

(v)    Liabilities to ARM or any of its Affiliates other than the Business Subsidiaries including the Excluded Intercompany Payables (other than those which constitute Assumed Liabilities after giving effect to the other provisions of this Section 2.02(b));

(vi)   All Liabilities in respect of which Sellers have an indemnity obligation under Article XII hereof (as determined prior to the application of any estimated Tax or similar Tax payments or credits);

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(vii)  All Liabilities relating to the Announced Restructuring Actions and the Other Transaction Restructuring Actions;

(viii)	All Liabilities listed in Section 2.02(b)(viii) of the Disclosure Schedules;

(ix)   Debt and Expenses to the extent not taken into account in the calculation of Debt and Expenses Reduction Amount and Base Total Purchase Price; and

(x)	All Liabilities of the Sellers under Article IX of this Agreement.

Sellers shall discharge the Retained Liabilities. Notwithstanding the foregoing, but subject to Articles XII and XIV, Sellers shall be entitled to resist, contest, litigate, arbitrate, or otherwise dispose of the Retained Liabilities in their discretion.

2.03	[Intentionally omitted.]

2.04  Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, at any Purchaser’s request and without further consideration, each Seller shall execute and deliver to Purchasers such other reasonable instruments of sale, transfer, conveyance, assignment and confirmation, provide such reasonable materials and information and take such other reasonable actions as any Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchasers, and to confirm Purchasers’ title to, all of the Business Assets and the Transferred Interests. At any time or from time to time after the Closing, at any Seller’s request and without further consideration, each Purchaser shall execute and deliver to Sellers, such other reasonable instruments of assumption, provide such reasonable materials and information and take such other reasonable actions as any Seller may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchasers, and for Purchasers to assume and agree to pay, perform and discharge, all of the Assumed Liabilities.

(b)    Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business and the Business Subsidiaries in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, and reasonable access and cooperation from employees of Sellers, Purchasers and the Business Subsidiaries, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns and financial statements or the determination of the amount of any liability relating to Taxes, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnifying Party or Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Each party further agrees for a period extending ten (10) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

(c)     If, in order to prepare properly its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements, to properly prosecute or defend any audit or other proceeding relating to Taxes or financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or the Business Subsidiaries not referred to in Section 2.04(b) above, and such information, documents or records are in the possession or control of another party or one of its Affiliates, such other party shall use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

(d)    Notwithstanding anything to the contrary contained in this Agreement, if the parties are in an adversarial relationship in litigation or arbitration or if the non-requesting party has a reasonable apprehension that the information is being requested for purposes of an adversarial process between the parties, the furnishing of information, documents or records in accordance paragraphs (b) or (c) of this Section shall be subject to applicable rules relating to discovery; provided, however, that this Section 2.04(d) shall not apply to information, documents or records relating to Taxes.

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(e)     Purchasers acknowledge that Sellers and their Affiliates shall be entitled to retain and use copies of all Books and Records included in the Business Assets provided that such use shall be subject in all respects to the obligations of the Sellers contained herein.

2.05	Third Party Consents.

(a)     Prior to the Closing, each of the Sellers shall use all commercially reasonable efforts to assist the Purchasers in obtaining all Consents listed on Section 2.05(a) of the Disclosure Schedule, provided that no Contract shall be amended nor any right thereunder be waived to obtain any such Consent without the consent of Purchaser and, provide further, that such cooperation shall not require any Seller to pay any consideration, costs or expenses or grant any financial accommodation or other benefit; provided, however, that the Sellers shall use all commercially reasonable efforts to obtain the consent required by SunTrust Capital Markets, Inc. referred to in Section 2.05(a) of the Disclosure Schedule.

(b)    To the extent that any Asset Seller Contract, Asset Seller Real Property Lease, Asset Seller Personal Property Lease, Asset Seller License or Joint Venture Interest is not assignable without the Consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such Consent shall not be obtained, the parties shall cooperate in any reasonable arrangement designed to provide Purchasers the benefits thereof, including enforcement of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. The parties expressly intend and agree that, as between Purchasers and Sellers, the beneficial interest in and to and benefits of the Asset Seller Contracts, the Asset Seller Real Property Leases, the Asset Seller Personal Property Leases and the Asset Seller Licenses pass to Purchasers. The parties further expressly intend and agree that Purchasers, to the extent they receive the benefits referred to in the preceding sentence, shall assume and agree to perform and discharge all Liabilities under any such Contract, Lease or License as of the Closing, whether or not an assignment or transfer can be made, to the extent such Liabilities constitute Assumed Liabilities under this Agreement. To the extent that a Purchaser does not assume the Liabilities under any such Contract, Lease or License pursuant to the previous sentence, Sellers shall retain the rights under any such Contract, Leases or License with respect to such Liabilities. The provisions of this Section 2.05 shall not affect the right of Purchasers or its Designees not to consummate the transactions contemplated by this Agreement if the conditions to their obligations hereunder contained in Section 10.06 and 10.07 have not been fulfilled without giving effect to the provisions and terms of this Section 2.05.

ARTICLE III

PURCHASE PRICE; THE CLOSING

3.01	Purchase Price.

(a)     The aggregate purchase price for the Transferred Interests and the Business Assets being purchased hereunder and the ARMCo Receivables being purchased under the ARMCo Receivables Agreement, the covenants of the Sellers set forth in Section 6.10 and the assumption of the Assumed Liabilities is $310,000,000 United States dollars of which $20,000,000 will be paid in accordance with one or more notes containing the terms set forth on Exhibit A and in form and substance reasonably acceptable to the parties hereto (each a “Note”) and the remainder, less the Agreed German Pension Purchase Price Reduction Amount and less the Debt and Expenses Reduction Amount and less the Specified Retained Liabilities Reduction Amount and plus the amount of Approved Cash (the “Base Total Purchase Price”) will be paid in cash in the manner provided in Section 3.02. The Base Total Purchase Price will be adjusted as provided in Section 3.03 (as so adjusted, the “Final Total Purchase Price”).

(b)    The Base Total Purchase Price and the Final Total Purchase Price shall be allocated as provided in Section 3.01 of the Disclosure Schedule as adjusted pursuant to Section 3.03.

3.02  Closing. (a) The closing (the “Closing”) of the purchase and sale of the Transferred Interests and the Business Assets to Purchasers and the assumption of the Assumed Liabilities by Purchasers, and the purchase and sale of the ARMCo Receivables to Purchasers as provided in the ARMCo Receivables Agreement, will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, on the Closing Date, at 10:00 A.M. local time or at such other place and time as Purchaser and ARM shall agree.

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(b)	Simultaneously, at the Closing:

(i)     Purchaser or its Designees will pay to each Seller the amount set forth opposite such Seller’s name in Section 3.02 of the Disclosure Schedule as agreed to by the parties pursuant to Section 3.02(c). Payments shall be made by wire transfer of immediately available funds to the accounts designated by the Seller by written notice delivered to Purchaser at least three (3) Business Days prior to the Closing Date or by issuance of a Note;

(ii)    Purchaser or its Designee will, pursuant to the ARMCo Receivables Agreement, pay to ARMCo the Base ARMCo Receivables Purchase Price by wire transfer of immediately available funds to the account designated by ARMCo by written notice delivered to Purchasers at least three (3) Business Days prior to the Closing Date.

(iii)   each Equity Seller will deliver to Purchaser or its Designees a certificate or certificates evidencing the Transferred Interests that are certificated (duly endorsed in blank or with appropriate stock powers annexed thereto duly endorsed in blank, and with all necessary stock transfer tax stamps affixed thereto) and such other good and sufficient instruments of conveyance, assignment and transfer as may be reasonably requested by Purchasers, in form and substance reasonably acceptable to Purchasers’ counsel, as shall be effective to transfer to Purchasers all of the applicable Equity Seller’s right, title and interest in and to the Transferred Interests and as may be customary under the practice of all relevant jurisdictions (collectively, “Transfer Instruments”);

(iv)   the Asset Sellers will deliver to Purchaser or its Designees (A) a Bill of Sale and Assignment Agreement in form and substance reasonably satisfactory to Sellers and Purchasers (the “Bill of Sale and Assignment Agreement”), duly executed by each of the Asset Sellers, (B) such assignments of the Intellectual Property included in the Business Assets as may be reasonably requested by Purchasers, in form and substance reasonably acceptable to Purchaser, as shall be effective to assign to Purchasers all of the applicable Asset Seller’s right, title and interest in the Intellectual Property included in the Business Assets, (C) such executed and acknowledged deeds, with limited warranty or covenant deeds as to the applicable Asset Seller’s good and marketable fee simple title subject to Permitted Liens, to convey title of the Asset Seller Real Property as may be reasonably requested by Purchasers, in form and substance reasonably acceptable to Purchasers, as shall be effective to transfer to Purchasers all of the applicable Asset Seller’s right, title and interest in the Asset Seller Real Property and as may be customary under the practice of all relevant jurisdictions, (D) such assignments of real property leases, as may be reasonably requested by Purchasers, in form and substance reasonably acceptable to Purchasers, as shall be effective to assign to Purchasers all of applicable Asset Seller’s right, title and interest in the Asset Seller Real Property Leases and as may be customary under the practice of all relevant jurisdictions, and (E) such other good and sufficient instruments of conveyance, assignment, transfer or liability retention, as may be reasonably requested by Purchasers, in form and substance reasonably acceptable to Purchasers, as shall be effective to transfer to Purchasers all of the applicable Asset Seller’s right, title and interest in the Business Assets and to ensure the retention, assumption and agreements to pay, perform and discharge the Retained Liabilities by Seller and as may be customary under the practice of all relevant jurisdictions, (the Bill of Sale and Assignment Agreement and the other instruments referred to in clauses (B), (C), (D) and (E), together with the Transfer Instruments being collectively referred to herein as the “Assignment Instruments”);

(v)    Purchaser or its Designees will deliver to the Asset Sellers (A) Assumption Agreement in form and substance reasonably satisfactory to Sellers and Purchasers (the “Assumption Agreement”), duly executed by Purchaser or its Designees, and (B) such other good and sufficient instruments of assumption as may be reasonably requested by Sellers, in form and substance reasonably acceptable to Sellers, as shall be effective for Purchaser or its Designees to assume and agree to pay, perform and discharge the Assumed Liabilities and as may be customary under the practice of all relevant jurisdictions;

(vi)   there shall also be delivered (A) the certificates and other Contracts, documents and instruments to be delivered under Article X and Article XI, and (B) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Purchaser or its Designees all of the Sellers’ right, title and interest in, to and under the Business Assets and the Transferred Interests; and

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(vii)  the closing of the purchase and sale of the ARMCo Receivables pursuant to the ARMCo Receivables Agreement shall occur.

(c)     ARM and Purchaser shall jointly cooperate to determine the allocation of the Base Total Purchase Price and the amount to be paid to each Seller at the Closing (including the amount to be paid in cash and the amount to be paid pursuant to a Note) and shall make appropriate modifications of Sections 3.01 and 3.02 of the Disclosure Schedule to reflect their mutual agreements prior to the Closing.

3.03	Purchase Price Adjustment.

(a)     Within ninety (90) calendar days after the Closing Date (which period shall be extended, upon the request of Purchaser, with the consent of ARM, not to be unreasonably withheld or delayed, for periods up to an additional three ten (10) day periods but not beyond the 120th calendar day after the Closing Date), the Purchaser shall prepare or cause to be prepared and delivered to ARM a statement (the “Closing Statement”) setting forth (a) the Purchaser’s computation of the Working Capital (including the ARMCo Receivables Amount) as of the Effective Time (the “Closing Working Capital”) and (b) the Allocation Statement. The Closing Statement shall be prepared, and the Closing Working Capital (including the ARMCo Receivables Amount) shall be computed in accordance with the Principles and Procedures as adjusted by the Working Capital Adjustments. Sellers and Sellers’ accountants shall cooperate with the Purchaser and the Purchaser’s accountants in connection with the preparation of the Closing Statement, and Sellers shall provide the Purchaser and the Purchaser’s accountants with reasonable access to their books, records, schedules, analyses, working papers and other information relating to the Business for this purpose. If Purchaser intends to perform a physical inventory as part of the preparation of the Closing Statement, Purchaser shall inform the Sellers of such intent and the Sellers shall have the right to have a representative observe such process.

(b)    Upon receipt of the Closing Statement from the Purchaser, ARM shall have sixty (60) calendar days to review the Closing Statement (or such longer period as ARM and Purchaser shall agree, the “Review Period”). Purchaser and the Purchaser’s accountants shall cooperate with the ARM and ARM’s accountants in connection with the review of the Closing Statement, and Purchasers shall provide ARM and ARM’s accountants with reasonable access to their books, records, schedules, analyses, working papers and other information relating to the Business for this purpose. If ARM disagrees with the Closing Statement or the Purchaser’s computation of the Closing Working Capital, (or the ARMCo Receivables Amount), ARM may, on or prior to the last calendar day of the Review Period, deliver a written notice to the Purchaser (the “Notice of Objection”) which sets forth its objections to the Purchaser’s Closing Statement and/or the calculation of the Closing Working Capital (or the ARMCo Receivables Amount). Any Notice of Objection shall specify those items or amounts with which ARM disagrees, together with a reasonably detailed explanation of the reasons for disagreement with each such item or amount, and, to the extent reasonably practicable, shall set forth ARM’s adjustments to the Closing Statement (including the Allocation Statement) and calculation of the Closing Working Capital (or the ARMCo Receivables Amount) based on such objections. To the extent not set forth in the Notice of Objection, ARM shall be deemed to have agreed with the Purchaser’s calculation of all other items and amounts contained in the Closing Statement.

(c)     Unless ARM delivers the Notice of Objection to the Purchaser within the Review Period, ARM shall be deemed to have accepted the Purchaser’s calculation of the Closing Working Capital (or the ARMCo Receivables Amount) and the Closing Statement (including the Allocation Statement) shall, except as provided in Section 3.04 with respect to the Allocation Statement, be final, conclusive and binding on all parties. If ARM delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and ARM shall, during the thirty (30) calendar days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Working Capital (or the ARMCo Receivables Amount) and the Allocation Statement. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and ARM are unable to resolve their disagreements, they shall jointly retain and refer their disagreements for final determination to an independent accounting firm mutually agreed upon by the Purchaser and ARM (or, if the Purchaser and ARM cannot agree on such an accounting firm, then each shall select an independent accounting firm and such accounting firms shall select a third independent accounting firm) (the accounting firm mutually agreed upon by the Purchaser and ARM or such other accounting firm being the “Independent Expert”). The Purchaser and ARM shall instruct the Independent Expert promptly to review this Section 3.03 and to determine (i) based on the requirements set forth in this Section

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3.03 and solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Statement and the calculation of Closing Working Capital (or the ARMCo Receivables Amount) set forth in the statement require adjustment to comply with the requirements of this Section 3.03 and (ii) based on the requirements set forth in Section 3.04 and consistent with Section 3.01 of the Disclosure Schedule, to what extent the Allocation Statement requires adjustment. The Purchaser and ARM shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert for this purpose. The Purchaser and ARM shall request that the Independent Expert deliver to the Purchaser and ARM, as promptly as practicable but in no event later than forty-five (45) calendar days after its retention, a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Working Capital (or the ARMCo Receivables Amount) and its determination of the Allocation Statement. Except as provided in Section 3.04 with respect to the Allocation Statement in the event that there is an adjustment to the purchase price, the decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne by the parties in inverse proportion to their success on the disputed matters as determined by the Independent Expert. Each of the Purchaser and ARM agrees to promptly execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(d)    The Closing Statement, as finally adjusted pursuant to Section 3.03(c), is referred to herein as the “Final Statement” and the Closing Working Capital, as finally determined pursuant to Section 3.03(c) is referred to as the “Final Working Capital.” If the Final Working Capital is less than the Target Amount, ARM (for the account of Sellers and ARMCo) shall pay to the Purchasers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.03(e), an amount of cash equal to the difference between the Target Amount and the Final Working Capital (the “Deficit Amount”). If the Final Working Capital exceeds the Target Amount, the Purchaser shall pay to ARM (for the account of Sellers and ARMCo, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.03(e), an amount of cash equal to the difference between the Final Working Capital and the Target Amount (the “Surplus Amount”).

(e)     Within five (5) Business Days after the Final Working Capital has been finally determined pursuant to Section 3.03(c), (i) if there is a Deficit Amount, ARM (for the accounts of Sellers and ARMCo) shall pay to the Purchasers an amount equal to such Deficit Amount and (ii) if there is a Surplus Amount, the Purchaser or its Designee shall pay to ARM (for the account of Sellers and ARMCo) an amount equal to such Surplus Amount, in each case above, together with interest calculated as set forth below. Any payment of a Deficit Amount or a Surplus Amount shall be made by wire transfer of immediately available funds to an account designated in writing by the Purchaser or ARM, as the case may be, at least three (3) Business Days prior to such payment. The amount of any payment to be made pursuant to this Section 3.03(e) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate of 8.25% per annum or (if less) the maximum rate permitted by applicable Law, during the period from the Closing Date to the date of payment. Such interest shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed, without compounding.

(f)     If the Final Business Assets and Transferred Interests Purchase Price and the Final ARMCo Receivables Purchase Price are different than the Base Business Assets and Transferred Interests Purchase Price and the Base ARMCo Receivables Purchase Price, ARM and ARMCo shall reconcile the differences as promptly as practicable, and shall make such reconciling payments to each other as may be appropriate. Notwithstanding anything to the contrary contained herein or in the ARMCo Receivables Agreement, if the Final ARMCo Receivables Purchase Price is greater than the Base ARMCo Receivables Purchase Price, ARMCo will look solely to ARM, without recourse to the Purchasers, for the amount of such excess and if the Final ARMCo Receivables Purchase Price is less than the Base ARMCo Receivables Purchase Price, ARM will look solely to ARMCo, without recourse to the Purchasers, for the amount of such deficiency. Purchasers and Sellers agree that they will look solely to each other for payment of any adjustment to be paid pursuant to Section 3.03 without recourse to ARMCo.

3.04	Purchase Price Allocation.

(a)     The Closing Statement shall include an allocation statement setting forth Purchaser’s allocation of the Final Total Purchase Price (as proposed in the Closing Statement) and, taking into account the indemnification provisions hereunder, the Assumed Liabilities that are liabilities for applicable Tax purposes

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pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to Section 3.03 or Section 3.04, the “Allocation Statement”). The Allocation Statement shall be consistent with the allocation set forth in Section 3.01 of the Disclosure Schedule. The parties shall act in good faith to agree on the Allocation Statement prior to the date on which the applicable Tax Returns (including Forms 8594) are required to be filed. Any dispute regarding the Allocation Statement shall be resolved pursuant to the resolution procedures set forth in Section 3.03.

(b)    In the event that there is an adjustment to the Purchase Price hereunder, Purchasers shall deliver to ARM a revised Allocation Statement reflecting such adjustment. The parties shall act in good faith to resolve any dispute regarding any revised Allocation Statement prior to the date on which the applicable Tax Returns (including Forms 8594) are required to be filed or if the revised Allocation Statement is delivered after that time, within 90 days after the revised Allocation Statement is delivered to ARM. If the parties cannot resolve any disputed item in the Allocation Statement or any revised Allocation Statement, the disputed item shall be resolved by the Independent Expert in accordance with the provisions of Section 3.03.

(c)     Except as otherwise required by Law or a binding determination by a Governmental Authority, each party hereto agrees that it will, and will cause the common parent or similar person with respect to any consolidated, combined, unitary or similar tax group of which it is a member to, (i) file all Tax Returns, including IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law consistent with the allocation set forth in Section 3.01 of the Disclosure Schedule and, to the extent the Allocation Statement has been finalized pursuant to Section 3.03, the Allocation Statement or, if there has been a purchase price adjustment pursuant to Articles XII or XIV hereof, or there has been an adjustment to the Allocation Statement pursuant to Section 3.04(b), the allocation set forth in Section 3.01 of the Disclosure Schedule or the Allocation Statement, as previously appropriately modified to reflect any such adjustment and (ii) not take a position for Tax purposes that is inconsistent with the allocation set forth in Section 3.01 of the Disclosure Schedule and, to the extent the Allocation Statement has been finalized pursuant to Section 3.03, the Allocation Statement or, if there has been a purchase price adjustment pursuant to Articles XII or XIV hereof, or there has been an adjustment to the Allocation Statement pursuant to Section 3.04(b), the allocation set forth in Section 3.01 of the Disclosure Schedule or the Allocation Statement, as previously appropriately modified to reflect any such adjustment. Each party hereto shall provide such cooperation as may reasonably be requested in connection with the preparation or revision of the Allocation Statement.

(d)    In the event any allocation of the purchase price or any of the other allocations or positions are questioned, audited or disputed by any Governmental Authority, the party receiving notice thereof shall promptly notify the other party, shall consult with the other party concerning the strategy for resolving the issue and keep the other party apprised of the status of such question, audit or dispute and the resolution thereof.

(e)     For the avoidance of doubt, no change in transfer pricing policies of the Business Subsidiaries following the Closing and no implementation of transfer pricing policies with respect to the Business Assets following Closing will be treated for purposes of Section 3.04(c) as inconsistent with the allocation set forth in Section 3.01 of the Disclosure Schedule or the Allocation Statement.

3.05  Withholding. If a party determines that it may be required to withhold on account of Taxes with respect to a payment under this Article III or Section 12.06 to any Person, such party shall be permitted to so withhold and, provided that the amount so withheld is remitted to the authority to whom such withheld amounts should be remitted, such withheld amount shall be treated as having been paid to such Person. Where Purchaser may have a withholding obligation in connection with the purchase price adjustment set forth in Section 3.03 and the related purchase price allocation, if Purchaser’s obligation may exceed the amount which it is required to pay under Section 3.03 hereof with respect to the purchase price adjustment, Purchaser shall notify Seller of the amount of such excess and Seller shall be required, within three (3) Business Days of receipt of such notice, to pay Purchaser the amount of such excess, which amount Purchaser shall be required to remit to the appropriate Taxing Authorities as amounts withheld from a payment to Sellers. A Person that intends to withhold under this Section 3.05 shall use reasonable efforts to notify the intended recipient of the related payment of such intention in a manner that provides such intended recipient with a reasonable opportunity to discuss such withholding with such Person prior to the making of the relevant payment.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

EACH OF THE SELLERS

Each of the Sellers hereby represents and warrants, jointly and severally, to Purchaser as follows:

4.01  Organization and Qualification. (a) Each Seller and Business Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of organization as listed on Section 4.01 of the Disclosure Schedule and has full organizational power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Seller and Business Subsidiary is duly qualified, licensed or admitted to do business and, to the extent applicable, is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (a) are not having and could not be reasonably expected to have a Business Material Adverse Effect and (b) could not be reasonably expected to have an adverse effect on the validity or enforceability of this Agreement or the Operative Agreements or on the ability of any Seller to perform its obligations hereunder or thereunder.

4.02  Capital Stock. Section 4.02 of the Disclosure Schedule sets forth all authorized, issued and outstanding equity interests of each Transferred Subsidiary. Except as set forth in Section 4.02 of the Disclosure Schedule, the only issued and outstanding equity interests of the Transferred Subsidiaries are the Transferred Interests and the interests in the Joint Ventures held by the Joint Venture Partners (the “Other Joint Venture Interests”), all of which are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable to the Transferred Interests under applicable Law), and the issuance thereof was in compliance with all applicable Laws. Except for the Transferred Interests and the Other Joint Venture Interests, no equity interests of the Transferred Subsidiaries have been issued, are held in treasury or are reserved for issuance. Except as set forth on Section 4.02 of the Disclosure Schedule, there are no outstanding Options with respect to the Transferred Subsidiaries or agreements, arrangements or understandings to issue Options with respect to the Transferred Subsidiaries and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Transferred Subsidiaries’ equity interests. Each of the Equity Sellers owns the Transferred Interests set forth opposite such Equity Seller’s name on Section 4.02 of the Disclosure Schedule, free and clear of all Liens other than Liens described in clauses (i) and (viii) of the definition of Permitted Liens and those Liens which will be released on or prior to Closing. The delivery of the certificates representing the certificated Transferred Interests purchased hereunder and the corresponding assignment documents specified in this Agreement, when duly delivered on the Closing Date, will transfer the Transferred Interests to Purchaser free and clear of all Liens other than Liens described in clauses (i) and (viii) of the definition of Permitted Liens.

4.03  Authority Relative to this Agreement and the Operative Agreements. Each of the Sellers has full organizational power and authority to enter into this Agreement and the Operative Agreements to which it is party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to sell and transfer pursuant to this Agreement the Transferred Interests and the Business Assets, as applicable. The execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by ARM and the consummation by ARM of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of ARM, and no other corporate proceedings on the part of ARM are necessary to authorize the execution, delivery and performance of this Agreement and the Operative Agreements by ARM and the consummation by ARM of the transactions contemplated hereby and thereby. When each of the other Sellers join in this Agreement as contemplated by Section 6.18 hereof, the execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by each of the other Sellers and the consummation by the other Sellers of the transactions contemplated hereby and thereby will have been duly and validly approved by the boards of directors or other governing body of each of the other Sellers, and, to the extent required, by the equity holders of each of the other Sellers, and no other corporate, company, or similar organizational proceedings on the part of Sellers or their equity holders will be necessary to authorize the execution, delivery and performance of this Agreement and the Operative Agreements by each other Seller and the consummation by each other Seller of the transactions contemplated hereby and thereby. This

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Agreement has been, and the Operative Agreements to which it is a party will be, when delivered on the Closing Date, duly and validly executed and delivered by ARM and constitute legal, valid and binding obligations of ARM enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. When each of the other Sellers join in this Agreement as contemplated by Section 6.18 hereof, this Agreement will have been, and the Operative Agreements to which it is a party will be, when delivered on the Closing Date, duly and validly executed and delivered by each other Seller and constitute legal, valid and binding obligations of each of the other Sellers enforceable against each of them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.04  Subsidiaries. Except as set forth on Section 4.04 of the Disclosure Schedule, no Transferred Subsidiary owns or controls or during the past year has owned or controlled, directly or indirectly, any equity interest in any other Person and no Transferred Subsidiary is or during the past year has been a participant in any joint venture, partnership or similar arrangement whether or not treated as a partnership for federal income tax purposes. The authorized, issued and outstanding equity interests of each direct or indirect subsidiary of a Transferred Subsidiary (each a “Secondary Subsidiary”) are set forth on Section 4.04 of the Disclosure Schedule. The only issued and outstanding equity interests of the Secondary Subsidiaries are those set forth on Section 4.04 of the Disclosure Schedule, all of which are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable to the Transferred Interests under applicable Law), and the issuance thereof was in compliance with all applicable Laws. No other equity interests of the Secondary Subsidiaries have been issued, are held in treasury or are reserved for issuance. Except as shown on Section 4.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Secondary Subsidiaries or agreements, arrangements or understandings to issue Options with respect to the Secondary Subsidiaries and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Secondary Subsidiaries’ equity interests. Each of the Transferred Subsidiaries owns the equity interests set forth opposite such Transferred Subsidiary’s name on Section 4.04 of the Disclosure Schedule free and clear of all Liens other than Liens described in clauses (i) and (viii) of the definition of Permitted Liens.

4.05  No Conflicts. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which each Seller is a party, the performance by each of the Sellers of their respective obligations under this Agreement and such Operative Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable charter documents) of the Business Subsidiaries or of any Seller;

(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 4.06 below or disclosed in Section 4.06 of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Business Subsidiaries, any of the Sellers or any of their respective Assets and Properties, the effect of which (i) could result in any material Liability to the Business Subsidiaries or Purchasers, or (ii) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements; or

(c)     except as disclosed in Section 4.05 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any Business Subsidiary or any Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or other rights under, (vi) result in the creation or imposition of any Lien upon any Business Subsidiary or any Seller or any of their respective Assets and Properties under, or (vii) adversely affect any right or obligation of any Seller or any Business Subsidiary under, any Contract (including all Business Real Property Leases) or License to which any Business Subsidiary or any Seller is a party or by which any of their respective Assets and Properties is bound, the effect of

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which in any case under clause (vii) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions by this Agreement or any Operative Agreements.

4.06  Governmental Approvals and Filings. Except as disclosed in Section 4.06 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of any Business Subsidiary or any Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

4.07  Books and Records. The Books and Records of the Business Subsidiaries and the Asset Seller Books and Records have been maintained in all material respects in accordance with ARM’s practices and policies. Each of the minute books of the Business Subsidiaries has been made available to Purchaser through the “Intralinks” electronic data room, and such minute books contain a true and complete record, in all material respects, of all action taken since January 1, 2001 at all meetings and by all written consents in lieu of meetings of the partners, members, manager, directors, stockholders, subcommittees or committees thereof or similar governing body of the applicable Business Subsidiary.

4.08	Financial Statements.

(a)     Attached hereto as Schedule 4.08(a) of the Disclosure Schedule is a copy of (i) the unaudited combined financial statements of the Business consisting of a balance sheet, income statement, and statement of cash flows, as of and for the year ended October 1, 2006, and (ii) the unaudited combined financial statements of the Business, consisting of a balance sheet, income statement and statement of cash flows, as of and for the three months ended December 31, 2006 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except as disclosed on Schedule 4.08(a) of the Disclosure Schedule and fairly present in accordance with GAAP, in all material respects, the financial condition and results of operations and cash flows of the Business as of and for the periods then ended subject in the case of interim statements to normal recurring year end adjustments, which are not, individually or in the aggregate, material; provided, however, that the Financial Statements lack footnotes and other items disclosed in Section 4.08(a) of the Disclosure Schedule. The Financial Statements are denominated in US Dollars.

(b)    Section 4.08(b) of the Disclosure Schedule contains a copy of the audited financial statements of Sango for the fiscal year ended September 30, 2006 (the “Sango Financial Statements”). The Sango Financial Statements were prepared in accordance with GAAP and fairly present, in accordance with GAAP, in all material respects the financial condition, results of operations and cash flow of Sango as of the date thereof and for the period covered thereby.

4.09  Absence of Changes. Except as disclosed in Section 4.09 of the Disclosure Schedule, since the Financial Statement Date there has not been any Business Material Adverse Effect or, to the Knowledge of Seller, any event or development which, individually or together with other such events or developments, could reasonably be expected to result in a Business Material Adverse Effect. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except as expressly contemplated hereby and by the Operative Agreements and except as disclosed in Section 4.09 of the Disclosure Schedule, there has not occurred since the Financial Statement Date:

(a)     any authorization, issuance, sale or other disposition by any Business Subsidiary of any shares of capital stock (or equity interests) of such Business Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or equity interests) of such Business Subsidiary;

(b)    any increase greater than that permitted by an Asset Seller’s or Business Subsidiary’s applicable merit increase program provided to the Purchaser prior to the date hereof in salary, rate of commissions or rate of consulting fees of any current or former officer, director, stockholder, Executive Employee or consultant of such Business Subsidiary or the Business; (ii) any payment of consideration of any nature whatsoever (other than salary, bonuses, incentive plan payments, commissions or consulting fees paid to any current or former officer, director, stockholder, employee or consultant of any Business Subsidiary or the Business) to any current or former officer, director, stockholder, employee or consultant of any Business Subsidiary or the Business; (iii) any establishment or modification of (A) targets, goals, pools or similar provisions under any Benefit Plan, employment

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Contract or other employee compensation arrangement other than in the Ordinary Course or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment Contract or other employee compensation arrangement; or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

(c)     any incurrence by any Seller with respect to the conduct of the Business or any Business Subsidiary of Indebtedness, other than Indebtedness incurred in the Ordinary Course, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of a Business Subsidiary under any Indebtedness of or owing to such Business Subsidiary or of any Seller under any Indebtedness of or owing to such Seller with respect to the conduct of the Business other than in the Ordinary Course, with regard to the inter-company loan and cash management arrangements, or as required or contemplated by this Agreement or an Operative Agreement;

(d)    any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of any Business Subsidiary or of any Seller used or held for use in the conduct of the Business in an aggregate amount exceeding $1,000,000;

(e)     any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of any Business Subsidiary or the Business or (B) any method of calculating any bad debt, contingency or other reserve of any Business Subsidiary (or of any Relevant Group that includes a Business Subsidiary if such change would affect such Business Subsidiary) or with respect to the Business for accounting, financial reporting or Tax purposes;

(f)     any purchase of any Assets and Properties of any Person with consideration greater than $1,000,000 or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of any Business Subsidiary or of any Seller used or held for use in the conduct of the Business, other than acquisitions or dispositions of inventory in the Ordinary Course or other dispositions in the aggregate not greater than $500,000, and for any individual item not greater than $50,000, or as contemplated in an Asset Seller’s or Business Subsidiary’s FY 2007 annual operation plan provided to Purchaser prior to the date hereof.

(g)    any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 4.18(a), (ii) any Business License, or (iii) any Business Real Property Lease;

(h)    any capital expenditures or commitments for additions to property, plant or equipment of any Business Subsidiary or of any Seller used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding an Asset Seller’s or Business Subsidiary’s capital budget by $1,000,000 or more provided to Purchaser prior to the date hereof;

(i)	any commencement, termination or change of any line of business of the Business;

(j)     any transaction by any Business Subsidiary or Asset Seller with respect to the Business with any officer or director of any Business Subsidiary or any Asset Seller or, to the Knowledge of Sellers, any Affiliate of such an officer or director, other than pursuant to normal employment compensation arrangements with an Asset Seller or a Business Subsidiary;

(k)    any condemnation or public taking with respect to any Business Real Property or any real property demised under a Business Real Property Lease;

(l)	any entering into of an agreement to do or engage in any of the foregoing; or
(m)	any other material transaction not in the Ordinary Course.

4.10  No Undisclosed Liabilities. Except as reflected or reserved against in the combined statement of assets and liabilities included in the Financial Statements or as disclosed in Section 4.10 of the Disclosure Schedule, to the Knowledge of Sellers, there are no Liabilities of any Business Subsidiary or any Asset Seller relating to the Business, other than Liabilities incurred in the Ordinary Course which are not for tort or for breach of contract.

4.11	Taxes.

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(a)     Except as disclosed in Section 4.11(a) of the Disclosure Schedule, all material Tax Returns required to have been filed by or with respect to any Business Subsidiary or any affiliated, consolidated, combined, unitary or similar group of which any Business Subsidiary or Asset Seller is or was a member (a “Relevant Group”), or any Asset Seller with respect to the Business have been duly and timely filed, and to the Knowledge of Sellers each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon in all material respects. To the Knowledge of Sellers, all material Taxes due and payable by any Business Subsidiary, any Relevant Group or member thereof, or any Asset Seller or due and payable with respect to the Business or the Business Assets, whether or not shown on any Tax Return, have been paid. Each representation and warranty set forth in this Section 4.11(a) regarding a Business Subsidiary that is a Joint Venture shall, except as otherwise provided for purposes of Articles XII and XIV hereof, be qualified by reference to the Knowledge of Sellers.

(b)    Except as disclosed in Section 4.11(b) of the Disclosure Schedule, the provisions for Taxes due by any Business Subsidiary (as opposed to any asset or liability representing deferred Taxes established to reflect timing differences between book and Tax income) in the Financial Statements have been determined in accordance with the Principles and Procedures for all unpaid Taxes, being current Taxes not yet due and payable, under reasonable interpretations of the appropriate tax statutes, of such Business Subsidiary.

(c)     No Business Subsidiary or Relevant Group that includes a Business Subsidiary is a party to any agreement extending the time within which to file any Tax Return except as disclosed in Section 4.11(c) of the Disclosure Schedule. None of the Asset Sellers or any Relevant Group that includes an Asset Seller is a party to any agreement extending the time within which to file any Tax Return that relates to the Business or the Business Assets except as disclosed in Section 4.11(c) of the Disclosure Schedule. Section 4.11(c) of the Disclosure Schedule sets forth: (i) for each Business Subsidiary, those jurisdictions in which such Business Subsidiary is, based on its current operations, subject to income, sales or similar Taxes, (ii) for each Relevant Group that includes a Business Subsidiary, those jurisdictions in which such Relevant Group is, based on its current operations and as a result of the current operations of a Business Subsidiary, subject to income, sales or similar Taxes and (iii) for each Asset Seller and each Relevant Group that includes an Asset Seller, those jurisdictions in which such Asset Seller or Relevant Group is, based on the Business or the Business Assets, subject to income, sales or similar Taxes. Since January 1, 2003, no claim has been made by any jurisdiction in which any Business Subsidiary, any Asset Seller or any Relevant Group does not file Tax Returns in respect of income, sale or similar Taxes that such Business Subsidiary, Asset Seller or Relevant Group (in the case of an Asset Seller or a Relevant Group that is a Relevant Group only because it includes an Asset Seller, as a result of the Business or Business Assets) may be subject to any such Taxes in such jurisdiction.

(d)    To the Knowledge of Sellers, each Business Subsidiary and, to the extent any withholding Tax could be a Lien on any of the Business Assets or could become a liability of Purchaser or its Affiliates, each Asset Seller has withheld and paid all material Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(e)     No Seller expects any Taxing Authority to assess additional material Taxes for the current or any prior Tax period against or in respect of any Relevant Group that includes a Business Subsidiary (in respect of the activities of such Business Subsidiary) or any Business Subsidiary. No Seller expects any Taxing Authority to assess additional material Taxes for the current or any prior Tax period against an Asset Seller or any Relevant Group that includes an Asset Seller relating to the Business or Business Assets. Except as disclosed in Section 4.11(e) of the Disclosure Schedule, there is no material dispute or claim concerning any Tax liability of any Relevant Group or any Business Subsidiary and there is no material dispute or claim concerning any Tax liability of any Asset Seller or any Relevant Group that includes an Asset Seller (i) relating to the Business or any of the Business Assets or (ii) that could become a liability of a Purchaser or any of its Affiliates either (A) threatened, claimed or raised by any Taxing Authority or (B) of which any Relevant Group, any Business Subsidiary or any Asset Seller is aware. There are no Liens for Taxes upon the Assets and Properties of any Business Subsidiary or upon the Business Assets. Section 4.11(e) of the Disclosure Schedule indicates those Tax Returns, if any, of Relevant Groups, Business Subsidiaries or Asset Sellers that have been audited since September 30, 2003, and indicates those Tax Returns of Relevant Groups, Business Subsidiaries or Asset Sellers that currently are the subject of audit.

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(f)     Except as disclosed in Section 4.11(f) of the Disclosure Schedule, none of the Business Subsidiaries or Relevant Groups that include a Business Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. None of the Asset Sellers or Relevant Groups that include an Asset Seller has waived any statute of limitations in respect of, or agreed to any extension of time with respect to any assessment or deficiency of, Taxes (i) relating to the Business or any of the Business Assets or (ii) that could become a liability of a Purchaser or any of its Affiliates.

(g)    Except as disclosed in Section 4.11(g) of the Disclosure Schedule, none of the Relevant Groups, the Business Subsidiaries or the Asset Sellers (to the extent, in the case of an Asset Seller or a Relevant Group that is a Relevant Group solely because it includes an Asset Seller, that it (i) relates to the Business or any of the Business Assets or (ii) could become a liability of Purchaser or its Affiliates) has received any written ruling related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

(h)    Except as disclosed in Section 4.11(h) of the Disclosure Schedule, to the Knowledge of Sellers, no Business Subsidiary has any material liability for Taxes of any other Person (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise and none of the Asset Sellers has any such liability that (A) could result in a Lien on any of the Business Assets or (B) could become a liability of a Purchaser or any of its Affiliates.

(i)     No Business Subsidiary has agreed to, is required to, or reasonably expects that it might have to, make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign Law) by reason of a change in accounting method. No Business Subsidiary (or Relevant Group, with respect to a transaction of a Business Subsidiary) is accounting for or reporting any transaction for Tax purposes on an “open transaction” basis (or any similar basis under state, local or foreign Tax law). To the Knowledge of Sellers, no Business Subsidiary has received prepaid amounts which will be subject to Tax following the Closing.

(j)     No Business Subsidiary is a party to or is bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement. None of the Asset Sellers is a party to or is bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement that could result in a Lien on any of the Business Assets.

(k)    Except as disclosed in Section 4.11(k) of the Disclosure Schedule, no Taxing Authority has proposed Tax adjustments with respect to any Business Subsidiary or any Asset Seller (to the extent that it relates to the Business or Business Assets) directly or indirectly in respect of an intercompany transaction or arrangement between or among any Business Subsidiary, or a transaction or arrangement between or among any Asset Seller (to the extent that it relates to the Business or Business Assets), on the one hand, and ARM or any Affiliate of ARM, on the other hand, for any period ending on or prior to the Closing Date including (i) any Tax arising from an adjustment in respect of such transaction or arrangement under Section 482 of the Code, the Treasury Regulations thereunder, any related provision or any similar provision of state, local or foreign Law and (ii) any Tax arising from a failure fully to comply with applicable documentation, recordkeeping and filing requirements in respect of such transaction or arrangement.

(l)     Except as disclosed on Section 4.11(l) of the Disclosure Schedule, none of the Business Subsidiaries or ARM or any of its Affiliates (in the case of ARM or such an Affiliate, in respect of a Business Subsidiary) is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code or any provision of foreign law that prohibits the deductibility of compensation payments contingent upon a change in control.

(m)   The direct and indirect acquisitions of the interests in the Business Subsidiaries provided for herein (other than with respect to ArvinMeritor Emissions Technologies Spartanburg Inc., the Joint Ventures, the entities identified in Section 4.11(q) hereof as entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes and the entities which Sellers are covenanting pursuant to Section 6.20 hereof will be disregarded entities for United States federal income tax purposes on the Closing Date) each qualify, subject to the making of the Section 338(g) Elections by Purchaser or its designee, as the case may be, for an election under Section 338(g) of the Code (and any comparable election under foreign, state or local law).

(n)    Neither the acquisition of any of the Transferred Interests nor the acquisition of any of the Business Assets will be subject to Tax under Section 897 of the Code or a requirement to withhold under Section

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1445 of the Code. All of the Transferred Interests and Business Assets which are being transferred pursuant to this Agreement that constitute “United States real property interests” are beneficially owned by ARM or ARM OE and will be transferred by such entities pursuant to this Agreement.

(o)    None of the Assets and Properties of the Business Subsidiaries and none of the Business Assets constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Business Subsidiary is a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any “long-term contract” within the meaning of Section 460 of the Code.

(p)    Except as disclosed in Section 4.11(p) of the Disclosure Schedule, no Business Subsidiary or Relevant Group is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q)    For U.S. federal income tax purposes, each of AESRO, ArvinMeritor Argentina S.A., ASI, ArvinMeritor Emissions Technologies Spartanburg Inc., ArvinMeritor ET B.V., ArvinMeritor Light Vehicle Systems (Chongqing) Co., Ltd., ArvinMeritor Light Vehicle Systems (Yantai) Co., Ltd., Novaferraeisen Abgastechnologie GmbH, ArvinMeritor A&ET GmbH, ArvinMeritor Emissions Technologies Kft, ADT and AEI is treated as a corporation, each of ArvinMeritor Thailand, LLC, ArvinMeritor (Thailand) Co., Ltd., ArvinMeritor A&ET Limited, Arvin Meritor Emissions Technologies S.A. (Proprietary) Limited, ArvinMeritor A&ET SA (Proprietary) Limited, Zeuna Starker South Africa Pty Ltd. and ArvinMeritor Emissions Technologies GmbH is treated as a disregarded entity and ARM SJ is treated as a partnership. There are no pending or proposed requests or elections (including elections which are to be effective on or after the Closing Date) to change the classification for U.S. federal income tax purposes of any of such entities.

(r)     To the Knowledge of Sellers, except with respect to the Turkish branch of ArvinMeritor A&ET Limited, none of the Business Subsidiaries are properly treated as engaged in a trade or business or maintain a permanent establishment or other office in any jurisdiction other than the respective countries under the laws of which they are organized and political subdivisions thereof.

(s)     No Seller that is a non-resident of Canada for purposes of the Income Tax Act (Canada) is transferring pursuant to this Agreement “taxable Canadian property” (as such term is defined for purposes of the Income Tax Act (Canada)).

(t)     ArvinMeritor Canada is registered under the ETA for GST purposes and its GST registration number is 86147 5994 RT0002.

(u)    Any gains or income recognized by Arvin International Holdings LLC or its Affiliates for purposes of the India “ITA” with respect to the transfer provided for herein of the Transferred Interests in AEI will be long-term capital gains for purposes of the India ITA.

(v)    None of the UK Assets are wasting assets within the meaning of section 44 of the Taxation of Chargeable Gains Act 1992 which do not qualify in full for an allowance under the provisions of the Capital Allowances Act 2001 (“CAA 2001”).

(w)   All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred on the provision of UK Assets has qualified for capital allowances for each relevant period at the highest rate applicable to expenditure incurred at the time in question. The Disclosure Schedule, in relation to expenditure on UK Assets qualifying for industrial building allowances, gives details of the residue of expenditure amounts (within the meaning of section 311 of the CAA 2001) and the date of the first use for each relevant UK Asset.

(x)    Capital allowances have not been claimed in relation to any expenditure incurred on the provision of UK Assets the categorization of which as expenditure qualifying for capital allowances, or capital allowances of the kind in question, is or could become the subject of dispute with HM Revenue and Customs (taking account for this purpose of Sections 21-24 of CAA 2001).

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(y)    None of the UK Assets is a long life asset for the purposes of Chapter 10 of Part 2 of the CAA 2001 (capital allowances on long life assets).

(z)     In relation to each UK Asset expenditure on which qualifies for capital allowances, the amount of capital expenditure to be incurred by the UK Purchaser pursuant to this Agreement that will be treated as eligible for capital allowances will not be less than the price apportioned to the UK Asset in question under this Agreement (whether pursuant to Part 2 Chapter 14 (fixtures) of the CAA 2001, section 226 of the CAA 2001 or otherwise).

(aa)   The UK Seller is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and has complied with and observed in all material respects the terms of all relevant legislation, regulations, orders, provisions, conditions and notices related to such taxes (“VAT Legislation”) arising in respect of or in connection with the UK Business. The UK Seller has maintained and obtained accounts, records, invoices and other documents appropriate or requisite for the purposes of VAT Legislation arising in respect of or in connection with the UK Business and such accounts, records, invoices or other documents are complete, correct and up-to-date in all material respects.

(bb)  The UK Seller is not in arrears with any payments or returns or notifications under VAT legislation or liable to any forfeiture of goods under the Customs and Excise Acts (as defined in the Customs and Excise Management Act 1979) or any other VAT legislation.

(cc)   The UK Seller does not make any supplies in the ordinary course of the UK Business which are exempt supplies for value added tax purposes.

(dd)  None of the Assets is a capital item for the purposes of paragraph 113 of the Value Added Tax Regulations 1995.

(ee)   No election has been made by the UK Seller or a relevant associate in accordance with the provisions of paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 to waive the exemption from value added tax in respect of any of the UK Properties.

(ff)    All documents in the possession or under the control of the Sellers or any Affiliate or to the production of which the Sellers or any Affiliate are entitled which establish or are necessary to establish the title of the UK Seller to any Asset or under which the UK Seller has any rights which relate to the UK Business have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom. The UK Seller has paid all stamp duty land tax which is due and payable prior to the Closing Date, and has filed all stamp duty land tax returns.

(gg)  The UK Seller is registered for the purposes of VAT and neither UK Seller nor a relevant associate (as defined in paragraph 3(7) of Schedule 10 to the VATA) of the UK Seller has made a valid and effective election under paragraph 2 of Schedule 10 to the VATA to waive the exemption from VAT in relation to any of the UK Properties.

(hh)  The capital reserves (Kapitalruecklagen) within the meaning of Section 272 Para 2 No. 4 of the German Commercial Code (HGB) and the contribution account (steuerliches Einlagekonto) within the meaning of Sec. 27 Para 1 Sent. 1 of the German Corporate Income Tax Code (Koerperschaftsteuergesetz) and Section 20 Para 1 No. 1 Sent. 3 of the German Income Tax Code (Einkommensteuergesetz) of ArvinMeritor Emissions Technologies GmbH amount to at least EUR 85,000,000 as of September 30, 2006 and as of the Closing. In addition, the distributable reserves (capital reserves less accumulated losses “Verlustvortrag”) amount to at least EUR 85,000,000 as of the date hereof and as of the Closing.

(ii)    ArvinMeritor Emissions Technologies GmbH did not incur a distributable profit for tax purposes within the meaning of Section 27 Para 1 Sent. 5 of the German Corporate Income Tax Code in the fiscal year ending on September 30, 2006. In this context, the German Corporate Income Tax Code in the version including tax law amendments of the new tax reorganisation act as published as of December 7, 2006 (“SEStEG”) is applicable.

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(jj)    No [adverse effects took place and no] action has or will be taken by the Sellers, their Affiliates, the Transferred Subsidiaries or the Secondary Subsidiaries that would adversely affect the ability to distribute at and in connection with the Closing (and without requiring a distribution subject to withholding) an amount of EUR 85,000,000 out of the capital reserves of ArvinMeritor Emissions Technologies GmbH.

4.12	Legal Proceedings. Except as disclosed in Section 4.12 of the Disclosure Schedule:

(a)     there are no Actions or Proceedings pending or, to the Knowledge of the Sellers, threatened against, any Business Subsidiary, or against any Seller with respect to the Business, the Business Assets or Assumed Liabilities; and

(b)    neither the Business Subsidiaries nor any Seller, has received notice of any Orders outstanding against any Business Subsidiary or any of their respective Assets and Properties, any Seller with respect to the Business, the Business Assets or the Assumed Liabilities.

4.13  Compliance with Laws and Orders. Except as disclosed in Section 4.13 of the Disclosure Schedule, to the Knowledge of Sellers, none of the Business Subsidiaries nor any of the Sellers with respect to the Business or Business Subsidiaries is, nor have any of them received any notice that any Business Subsidiary or any Asset Seller with respect to the Business is in violation of, in conflict with, or in default under any Law or Order applicable to any Business Subsidiary, any Seller with respect to the Business, the Business Assets or Assumed Liabilities. To the Knowledge of Seller, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) could reasonably be expected to result in a violation of, conflict with or failure on the part of any Asset Seller with respect to the Business or any Business Subsidiary to comply with, any applicable Law or Order, except for any such violations, conflicts or failures to comply that would not in the aggregate be material to any Asset Seller with respect to the Business or any Business Subsidiary.

4.14  Benefit Plans; ERISA. Section 4.14 of the Disclosure Schedule contains a list of all the Benefit Plans that are maintained and contributed to solely by the Equity Sellers Subs or to which solely the Equity Sellers Subs are a party (the “Business Benefit Plans”) and a list of all Benefit Plans, other than the Business Benefit Plans that are maintained or contributed to by the Sellers or to which the Sellers are a party (the “Seller Benefit Plans”). Such list also identifies those Business Benefit Plans and those Seller Benefit Plans that are maintained or contributed to solely for the benefit of Employees who are not resident in the United States (the “Foreign Benefit Plans”). Copies of all documentation relating to such Benefit Plans have been delivered to Purchaser (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in Section 4.14 of the Disclosure Schedule:

(a)     with respect to each Benefit Plan, the Sellers have materially complied with the requirements of all applicable Laws (including ERISA and the Code), and each Benefit Plan has been maintained and administered in all material respects in accordance with its terms. Each Benefit Plan intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition or circumstance exists that may be expected to result in the revocation of any such favorable determination letter;

(b)    no Business Benefit Plan is: (i) a “defined benefit plan” within the meaning of Section 414(j) of the Code, (ii) is a plan described in Section 401(a)(1) of ERISA, or (iii) a Multiemployer Plan, and none of the Sellers, or the Business Subsidiaries have been required to contribute to any Multiemployer Plan;

(c)     no direct, contingent or secondary liability has been incurred or is expected to be incurred by any Business Subsidiary under Title IV of ERISA to any party with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate;

(d)    except as set forth in Section 4.14 of the Disclosure Schedule, no Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval (if any) of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material

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obligation pursuant to, any of the Benefit Plans, or (iii) result in payments which would not be deductible under Section 280G of the Code;

(e)     no Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment;

(f)     there are no investigations by an Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings pending against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability; and

(g)    all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling Governmental Authority; (ii) no Foreign Benefit Plan is a defined benefit pension plan; (iii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Seller in accordance with applicable accounting Laws as of the Closing Date; and (iv) the Business Subsidiaries will not incur any liability or obligation under the Foreign Benefit Plans, including but not limited to any severance obligation, as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event.

4.15	Real Property.

(a)     Set forth on Section 4.15(a)(i) of the Disclosure Schedule is a description of all of the real property which are owned in fee simple by the Business Subsidiaries (together with all of the Business Subsidiaries’ rights, title and interest to all water, mineral, oil, gas and similar rights, all development rights, all appurtenances, and all buildings, structures, facilities, fixtures, and other property attached to such real property and other improvements thereto, if any, and with the Asset Seller Real Property is hereinafter, collectively, the “Business Real Property”). Set forth on Section 4.15(a)(ii) of the Disclosure Schedule is a list of all leases, subleases, licenses and other occupancy agreements (including all modifications, extensions and amendments thereto) of real property where a Business Subsidiary is the lessor or sublessor or where a Business Subsidiary is the lessee, sublessee or occupant, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits deposits and profits appurtenant to or relevant to such leases, subleases, licenses and other occupancy agreements, if any (leases, subleases, licenses and other occupancy agreements together with the Asset Sellers’ Real Property Leases are hereinafter collectively the “Business Real Property Leases”. Set forth on Sections 2.01(a)(ii)(A) and (B) of the Disclosure Schedule is a list of Asset Sellers’ Real Property Leases. Except as set forth on Section 4.15(a)(iii) of the Disclosure Schedule, the Business Real Property is the only real property owned by any Business Subsidiary or owned by any Asset Seller and used exclusively for the conduct of the Business. Except as set forth on Section 4.15(a)(iv) of the Disclosure Schedule, the real property demised by the Business Real Property Leases is the only real property leased by any Business Subsidiary, or leased by any Asset Seller and used exclusively for the conduct of the Business. The Business Real Property and the real property demised by the Business Real Property Leases constitute all of the real estate used by the Business Subsidiaries and the Asset Sellers exclusively for the conduct of the Business.

(b)    Except as set forth on Sections 2.01(a)(i), 2.01(a)(ii), 4.15(a)(ii) or 4.15(b)(i) of the Disclosure Schedule, the Business Subsidiaries or the Asset Sellers, as the case may be, have good and marketable fee simple title to and are in sole possession of the Business Real Property, and in each case such Business Real Property is, except as listed in Section 4.15(b)(i) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.15(b)(ii) of the Disclosure Schedule, none of the Business Real Property is leased or licensed. To the Knowledge of Seller, none of the Business Real Property, or the real property demised by the Business Real Property Leases, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)     Subject to the terms of their respective Business Real Property Lease, the Business Subsidiaries or the Asset Sellers, as the case may be, have a valid and subsisting leasehold estate or occupancy agreement as disclosed in Section 4.15(a)(ii) of the Disclosure Schedule in, and the right to quiet enjoyment of, each

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of the real properties leased by it under such leases for the full term of the lease thereof. Each Business Real Property Lease is in full force and effect, is a legal, valid and binding agreement against the Asset Seller or Business Subsidiary a party thereto and, to the knowledge of Sellers, the other parties thereto, and the Business Subsidiaries, or the Asset Sellers, as the case may be, have a valid and enforceable right to use and occupy each parcel of the real property demised by the Business Real Property Leases in connection with the operation of the Business. The leasehold interest of the Business Subsidiaries, or the Asset Sellers, as the case may be, in the Business Real Property Leases is not subject to any Liens, except Permitted Liens and except as noted in Section 4.15(b)(i) of the Disclosure Schedule. Neither the Business Subsidiaries nor any Asset Seller owes brokerage commissions or finder’s fees with respect to any such leased space, except to the extent that the Business Subsidiaries or the Asset Sellers may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

(d)    The Business Subsidiaries, or the Asset Sellers, as the case may be, have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Business Real Property Lease, other than as set forth in Section 4.15(d) of the Disclosure Schedule. No portion of any real property demised to a Business Subsidiary or an Asset Seller by the Business Real Property Leases has been sublet, or is used or occupied by third parties, other than as set forth in Section 4.15(d) of the Disclosure Schedule. To the Knowledge of Sellers, there are no material defaults by any tenant or landlord under any Business Real Property Lease, and no event has occurred or failed to occur which, with the giving of notice the passage of time, or both, would constitute a material default under any Business Real Property Lease. To the Knowledge of Seller, and except as reflected in the documents listed in Section 4.15(a)(ii) of the Disclosure Schedule, no landlord or tenant under any Business Real Property Lease has exercised any option or right to (i) cancel or terminate such Business Real Property Lease or shorten or lengthen the term thereof, (ii) lease additional premises, (iii) reduce, relocate or expand the premises demised by such Business Real Property Lease or (iv) purchase any premises demised by such Business Real Property Lease.

(e)     Except as set forth on Section 4.15(e) of the Disclosure Schedule, to the Knowledge of the Sellers, the Asset Sellers and the Business Subsidiaries have made available through the “Intralinks” electronic data-room to Purchaser prior to the execution of this Agreement true and complete copies of all Business Real Property Leases (including any amendments, side letters, guarantees and renewal letters in the possession of the Asset Sellers and the Business Subsidiaries).

(f)     To the Knowledge of Sellers, the Business Subsidiaries or the Asset Sellers, as the case may be, are not in default under, nor have the Business Subsidiaries or the Asset Sellers breached any of the terms of, any of the applicable Permitted Liens.

(g)    To the Knowledge of Sellers, there are no condemnation or appropriation proceedings pending or threatened against any parcel of the Business Real Property or real property demised by the Business Real Property Leases.

(h)    Except as disclosed in Section 4.15(i) of the Disclosure Schedule, during the past 36 months Seller has not received (i) any written notice from any Governmental Authority having jurisdiction over all or any portion of the Business Real Property or real property demised by the Business Real Property Leases regarding any material adverse change in the specific application to such real property of any applicable Laws, which will, in the future, cause a change in the permitted use of all or any portion of such real property or the Business conducted thereon, or (ii) any written notice from adjacent landowners regarding unrecorded easements and/or agreements or encroachments in respect of all or any portion of such real property that would materially adversely affect the applicable Business Real Property or real property demised by the Business Real Property Leases and the use thereof by the Business Subsidiaries or the Asset Sellers or the Business conducted thereon.

4.16  Tangible Personal Property. Except as disclosed in Section 4.16 of the Disclosure Schedule, the Business Subsidiaries and the Asset Sellers are in possession of, and own or have valid leasehold interests in or valid rights to use, free and clear of all Liens other than Permitted Liens, all tangible personal property used in the conduct of its business, including all Business Tangible Personal Property, all tangible personal property reflected on the Financial Statements and tangible personal property acquired since the Financial Statement Date, other than property disposed of since such date in the Ordinary Course and other than would not be reasonably expected to materially affect the conduct of the Business.

4.17	Intellectual Property Rights.

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(a)     Section 4.17(a) of the Disclosure Schedule sets forth a true and complete list of (i) all registered Patent, Trademarks, and Copyrights, and all applications related thereto, and domain names, owned by the Asset Sellers and used by them in the Business or owned by the Business Subsidiaries other than Retained Intellectual Property (collectively, “Registered Intellectual Property”) (including the relevant registration numbers and application numbers) and (ii) all licenses of Intellectual Property granted by third parties to the Asset Sellers and used in the Business or the Business Subsidiaries, except licenses of having an initial acquisition cost of $25,000 or less and commercially available or shrink-wrap software (“Licensed Intellectual Property”). To the Knowledge of Sellers, except as disclosed on Section 4.05(a) of the Disclosure Schedule, the Asset Sellers and the Business Subsidiaries own or have the right to use all Intellectual Property necessary to operate the Business as currently conducted (“Business Intellectual Property”) free and clear of all Liens other than Permitted Liens, and, to the Knowledge of the Sellers, neither Asset Sellers nor the Business Subsidiaries are in default of any license for any Licensed Intellectual Property. Except as set forth in Section 4.17(a) of the Disclosure Schedule, the Business Intellectual Property is sufficient to operate the Business as currently conducted.

(b)    Since July 7, 2000, the Asset Sellers and the Business Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of each item of Business Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that the Asset Sellers with respect to the Business and the Business Subsidiaries owns or uses.

(c)     To the Knowledge of Sellers, except as disclosed on Section 4.05(c) of the Disclosure Schedule, no action, suit, proceeding or claim has been made, is pending, has been asserted or is threatened by any person that the use by the Asset Sellers or the Business Subsidiaries of the Business Intellectual Property infringes the Intellectual Property of a third party, nor, to the Knowledge of the Sellers, is there any basis therefor. To the Knowledge of Sellers, there are no pending claims asserted or threatened by the Asset Sellers or the Business Subsidiaries against an infringement or misappropriation by a third party of any Business Intellectual Property and, to the Knowledge of the Sellers, no third party is engaging in any activity that infringes or misappropriates Business Intellectual Property.

(d)    Section 4.17(d) of the Disclosure Schedule lists all Software that is subject to any “open source” license (such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) (“Open Source Software”) that the Asset Sellers with respect to the Business and the Business Subsidiaries use or have incorporated into the Software used by the Business. No Open Source Software has been used or incorporated into the Software of the Asset Sellers with respect to the Business and the Business Subsidiaries that could impose any limitation, restriction, or condition on the right or ability of the Sellers to use, enforce their rights in, or distribute any of their products or services.

4.18	Contracts.

(a)     Section 4.18(a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available in the “Intralinks” electronic data-room to Purchaser prior to the execution of this Agreement), to which any Business Subsidiary is a party, by which any of its Assets and Properties is bound, to which any Asset Seller is bound with respect to the conduct of the Business or by which any of the Business Assets is bound (other than the Business Real Property Leases):

(i)     (A) all Contracts providing for a commitment of employment or consultation services with an Executive Employee; and (B) all Contracts creating an obligation of any Business Subsidiary or any Asset Seller to make payments (with or without notice, passage of time or both) to any Executive Employee in connection with the transactions contemplated in this Agreement;

(ii)    all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Business or any Business Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Business or any Business Subsidiary;

(iii)   all partnership, joint venture, stockholders’ or other similar Contracts between any Business Subsidiary and any other Person;

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(iv)   all Contracts relating to Indebtedness of any Business Subsidiary or any Asset Seller with respect to the Business;

(v)    all Contracts with each independent contractor, distributor, dealer, manufacturers’ representative, sales agency or franchisee that, during the fiscal year ended on the Financial Statement Date, accounted for more than 1.0% of the net sales of the Business;

(vi)   all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the Ordinary Course, the provisions of this Agreement and the Operative Agreements, and other Contracts providing for the future disposition or acquisition of any item with a value less than $1,000,000 or other dispositions in the aggregate not greater than $500,000 and for any individual item not greater than $50,000, and (B) any Business Combination;

(vii)	[Intentionally omitted.];

(viii) all collective bargaining or similar labor Contracts (the “Collective Bargaining Agreements”);

(ix)   all Contracts that (A) limit or contain restrictions on the ability of any Business Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock (or equity interests), to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or business activities, or (B) require any Business Subsidiary or the Business to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(x)    all Contracts with customers or suppliers required to be disclosed in Section 4.23(a) or 4.23(b) of the Disclosure Schedule that are not purchase orders or other standard-form Contracts;

(xi)   all Contracts which require any Business Subsidiary or Asset Seller with respect to the Business to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(xii)  all Contracts for the sale of products or provision of services to any Governmental Authority; and

(xiii) all Contracts for any capital expenditure or leasehold improvement in any one case in excess of $1,000,000 that are not included in a capital budget of an Asset Seller or a Business Subsidiary provided to Purchaser prior to the date hereof.

(b)    The Business Contracts include valid and enforceable purchase orders from the customers required to be disclosed in Section 4.23(a) of the Disclosure Schedules for the purchase by such customers of exhaust systems or components for vehicle platforms indicated in such Section 4.23(a) of the Disclosure Schedules.

(c)     Each Contract required to be disclosed in Section 4.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms of each Seller or Business Subsidiary or party thereto and, to the Knowledge of Sellers, the other parties thereto; and except as disclosed in Section 4.18(c) of the Disclosure Schedule, neither the Business Subsidiaries nor the Asset Sellers nor any other party thereto is, or with notice or lapse of time would result in, a default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any such Contract, other than any such default which would not reasonably be expected to result in a Business Material Adverse Effect; neither the Business Subsidiaries nor any Asset Seller has given notice or received written notice to or from any Person relating to any such alleged or potential default that has not been cured.

4.19  Licenses. Section 4.19 of the Disclosure Schedule contains a true and complete list of all material Business Licenses (other than Environmental Permits) including, without limitation, all material Licenses relating to the use, operation and ownership of the Business Real Property and the real property demised by the Real Property Leases. Except as disclosed in Section 4.19 of the Disclosure Schedule:

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(a)     the Business Subsidiaries and the Asset Sellers own or validly hold all Licenses that are material to the Business;

(b)	each such License is valid, binding and in full force and effect; and

(c)     no Business Subsidiary or Asset Seller has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such material Business License.

4.20  Affiliate Transactions. Except as disclosed in Section 4.20 of the Disclosure Schedule, (i) there are no Liabilities between the Business Subsidiaries or the Asset Sellers with respect to the Business, on the one hand, and ARM or any Affiliate of ARM or any current or former officer, director, stockholder or Affiliate of any of the foregoing entities or any Affiliate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Business Subsidiaries nor the Business provides or cause to be provided any assets, services or facilities to any Person referred to in clause (i) above, and (iii) no Person referred to in clause (i) above provides or causes to be provided any assets, services or facilities to the Business Subsidiaries or the Business and none of those Persons is a party to any Business Contract.

4.21	Employees; Labor Relations.

(a)     Except as disclosed in Section 4.21(a) of the Disclosure Schedule, as of the date of this Agreement, ARM has not received any written notice that any officer or employee of the Business at a job grade of 14 or above (the “Executive Employees”) will or may cease to be engaged by the Business, or will refuse offers of engagement by any Business Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement and the Operative Agreements.

(b)    Except as disclosed in Section 4.21(b) of the Disclosure Schedule, (i) to the Knowledge of any Seller, there are no material controversies, suits, actions, arbitrations, judicial, administrative or other proceedings pending, or to the Seller’s Knowledge, threatened between any Business Subsidiary or any Asset Seller, on the one hand, and any employee or consultant of the Business, on the other hand, and (ii) to the Knowledge of any Seller, there are no unfair labor practice complaints, any claim for discrimination or unfair dismissal has been brought against any Business Subsidiary or any Asset Seller before the National Labor Relations Board, any Governmental or Regulatory Authority, and Court, or any Tribunal and (iii) there is no governmental investigation of the type referred to in clauses (i) or (ii) above pending, or to the Seller’s Knowledge, threatened..

(c)     There has been no work stoppage, strike or other concerted action by employees of the Business or any written threat thereof during the 12 months preceding the date of this Agreement which caused a Business Material Adverse Effect. Except as disclosed in Section 4.21(c) of the Disclosure Schedule, to the Knowledge of Seller, during the 12 months preceding the date of this Agreement, the Business Subsidiaries and the Asset Sellers have complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to equal employment opportunity, wages, hours, compensation, benefits, occupational health and safety, payment and withholdings of taxes and collective bargaining, other than any noncompliance which has not resulted in a Business Material Adverse Effect.

4.22	Environmental Matters. Except as set forth in Section 4.22 of the Disclosure Schedule:

(a)     To the Knowledge of the Sellers, each Business Subsidiary and each of the Asset Sellers has obtained, holds and has held all necessary Environmental Permits required in connection with the Business or the Business Assets.

(b)    To the Knowledge of the Sellers, the Business Subsidiaries and the Asset Sellers in connection with the Business and the Business Assets are and have been in compliance in all material respects with, and have no liability under, any and all applicable or required (i) Environmental Permits, and (ii) Environmental Laws.

(c)     There are no unresolved past or, to the Knowledge of the Sellers, pending or threatened Environmental Claims against any of the Business Subsidiaries or the Asset Sellers in connection with the Business or the Business Assets, and neither the Business Subsidiaries nor the Asset Sellers has Knowledge of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against any Business Subsidiary or any Asset Seller in connection with the Business or the Business Assets.

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(d)    To the Knowledge of the Sellers, no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Business Subsidiaries or the Asset Sellers.

(e)     To the Knowledge of the Sellers, neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets, any predecessors of the Business Subsidiaries or the Asset Sellers in connection with the Business or the Business Assets, nor any entity previously owned by the Business Subsidiaries or the Asset Sellers in connection with the Business or the Business Assets, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which could result in an Environmental Claim against the Business Subsidiaries or the Asset Sellers.

(f)     To the Knowledge of the Sellers, no Site is a current or proposed Environmental Clean-up Site.

(g)    There are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site.

(h)    Neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets, either expressly or by operation of law, have assumed responsibility for or agreed to indemnify or hold harmless any Person for, any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action.

(i)     To the Knowledge of the Sellers, there are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Business Subsidiaries or the Asset Sellers (or any representatives thereof) with respect to any Site which have not been made available to the Purchaser prior to execution of this Agreement.

(j)     To the Knowledge of the Sellers, neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets (nor any of their respective predecessors), have ever manufactured, processed, distributed, marketed or sold any asbestos or asbestos-containing materials or products.

(k)    Neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets are required to satisfy any financial assurance requirements arising under Environmental Laws.

(l)     To the Knowledge of the Sellers, neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

(m)   Neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets has entered into or, to the Knowledge of the Sellers, is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws.

(n)    To the Knowledge of the Sellers, neither the Business Subsidiaries nor the Asset Sellers in connection with the Business or the Business Assets, nor any of their respective predecessors, has ever been named as a defendant or respondent or otherwise made a party to any claim, suit or other proceeding alleging or claiming injury or damage to any Person or property caused by the actual or alleged exposure to asbestos or asbestos-containing products or materials.

4.23  Substantial Customers and Suppliers. Section 4.23(a) of the Disclosure Schedule lists each of the twenty (20) largest customers of the Business on the basis of revenues for goods sold or services provided for the most recent fiscal year, indicating for each such customer its vehicle platforms for which purchase orders for exhaust systems or components are in effect with an Asset Seller or a Business Subsidiary and which represent 90% or more of sales to such customer. Section 4.23(b) of the Disclosure Schedule lists each of the thirty (30) largest production material suppliers of the Business on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in Section 4.23(c) of the Disclosure Schedule, as of the date of this Agreement, no

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such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Business since the Financial Statement Date, or to the Knowledge of Sellers, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof.

4.24  Accounts Receivable. Except as disclosed in Section 4.24 of the Disclosure Schedule, the accounts receivable of the Business Subsidiaries and the Business reflected on the combined statement of assets and liabilities included in the latest of the Financial Statements and all accounts receivable arising subsequent to Financial Statement Date, (i) arose from bona fide sales transactions in the Ordinary Course, (ii) to the Knowledge of the Sellers are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms; and (iii) are not the subject of any Actions or Proceedings, except for any inaccuracies in the foregoing as would not exceed the reserves on the latest of the Financial Statements.

4.25  Inventory. All inventory of the Business Subsidiaries and Asset Sellers (including raw materials, work-in-process, finished goods, supplies and spare parts) is of a quality, quantity and condition useable or saleable in the Ordinary Course except for quantities not in excess of reserves. None of such inventory is obsolete in amounts in excess of reserves and no write-down of such inventory has been made or should have been made in the period since the Financial Statement Date. All of such inventory is located at the facilities of the Business Subsidiaries or of the Asset Sellers and no inventory is held on a consignment basis. The representations and warranties contained in this Section 4.25 are subject to the disclosures set forth in Section 4.25 of the Disclosure Schedule.

4.26  No Guarantees. Except as disclosed in Section 4.26 of the Disclosure Schedule, none of the Liabilities of the Business, the Business Subsidiaries or of any the Asset Sellers incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has any Business Subsidiary or Asset Seller with respect to the Business guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom any Business Subsidiary or Asset Seller with respect to the Business sells goods or provides services or with whom any Business Subsidiary or Asset Seller with respect to the Business otherwise has significant business relationships.

4.27  Entire Business. The sale of the Transferred Interests and the Business Assets by the Sellers to Purchasers pursuant to this Agreement will effectively convey to Purchasers all of the Assets and Properties used by the Business Subsidiaries and the Asset Sellers (whether owned, leased or held under license) in connection with the conduct of the Business as conducted by the Business Subsidiaries and the Asset Sellers on the date hereof other than the Excluded Assets; provided that, except as listed on Section 4.27(a) of the Disclosure Schedule, such sale, together with the services which are to be provided pursuant to the Transition Services Agreement, will effectively permit the Purchasers to operate the Business immediately after the Closing in a manner materially similar to that conducted by Sellers. Except as disclosed in Section 4.27(b) of the Disclosure Schedule, there are no shared assets, facilities or services between the Business Subsidiaries, and the Asset Sellers with respect to the Business, on the one hand, and any Seller or any of their respective Affiliates or Associates, on the other hand.

4.28  Brokers. Except for financial advisor fees of Devon Value Advisors which will be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Business Subsidiaries or any of their respective Affiliates.

4.29  Bank and Brokerage Accounts. Section 4.29 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Business Subsidiary or any Asset Seller with respect to the Business has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of any Business Subsidiary or Asset Seller having signatory power with respect thereto.

4.30  Warranties and Liabilities. Section 4.30 of the Disclosure Schedule sets forth (a) each warranty claim outstanding as of the date of this Agreement for which any Business Subsidiary or any Asset Seller with respect to the Business (the “Business Warranty Obligations”) estimates the liability of the Business to be in excess of $250,000 with respect to any such claim and (b) the new accruals of the Business Subsidiaries and the Asset Sellers with respect to the Business during the past two years with respect to Business Warranty Obligations in

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respect of the products or services manufactured, assembled, sold, distributed or performed or by the Business Subsidiaries or any Asset Seller with respect to the Business. The Financial Statements reflect reserves for Business Warranty Obligations in accordance with the Principles and Procedures.

4.31  Foreign Corrupt Practices Act. Neither the Business Subsidiaries, nor any Asset Seller, nor any director or officer thereof, nor, to the Knowledge of Sellers, any agent, employee or other Person associated with or acting on behalf of any Business Subsidiary or Asset Seller or the Business has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

4.32  Other Representations and Warranties. In the addition to (and not in lieu of) the other representations and warranties contained in this Article IV, the Sellers represent and warrant to the Purchaser that the statements contained on Annex B hereto are true, correct and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each of the Purchasers hereby represents and warrants, jointly and severally, to the Sellers as follows:

5.01  Organization and Qualification. Each Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Operative Agreements to which it is a party or on the ability of such Purchaser to perform its obligations hereunder or thereunder.

5.02  Authority Relative to this Agreement and the Operative Agreements. Each of the Purchasers has full organizational power and authority to enter into this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to purchase and assume pursuant to this Agreement the Transferred Interests, the Business Assets and the Assumed Liabilities, as applicable. The execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly approved pursuant to its organizational documents. When each of the other Purchasers join in this Agreement as contemplated by Section 7.07 hereof, the execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by each of the other Purchasers and the consummation by the other Purchasers of the transactions contemplated hereby and thereby will have been duly and validly approved by the boards of directors or other governing body of each of the other Purchasers, and, to the extent required, by the equity holders of each of the other Purchasers, and no other corporate, partnership, company, or similar organizational proceedings on the part of other Purchasers or their equity holders will be necessary to authorize the execution, delivery and performance of this Agreement and the Operative Agreements by each other Purchaser and the consummation by each other Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. When each of the other Purchasers join in this Agreement as contemplated by Section 7.07 hereof, this Agreement will have been, and the Operative Agreements to which it is a party will be, when delivered on the Closing Date, duly and validly executed and delivered by each other Purchaser and constitute legal, valid and binding obligations of each of the other Purchasers enforceable against each of them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent

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conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

5.03  No Conflicts. The execution and delivery by each Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by each of the Purchasers of its obligations under this Agreement and such Operative Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws or other comparable charter documents of any Purchaser;

(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 5.03 of the Purchaser Disclosure Schedule, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchasers or any of their respective Assets and Properties, the effect of which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements; or

(c)     except as disclosed in Section 5.03 of the Purchaser Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require any Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (other than any consent, approval, action, filing or notice which was already obtained, given or made) any Contract or License to which any Purchaser is a party or by which any of its Assets and Properties is bound, the effect of which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

5.04  Governmental Approvals and Filings. Except as disclosed in Section 5.04 of the Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of any Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby (other than any consent, approval, action, filing or notice which was already obtained, given or made).

5.05  Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchasers, threatened against, relating to or affecting any Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

5.06  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchaser or any of its Affiliates.

5.07  Purchase for Investment. The Transferred Interests will be acquired by Purchasers for their own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Transferred Interests in violation of the Securities Act.

5.08	Availability of Funds.

(a)     Purchaser has provided ARM with (i) a copy of the executed commitment letter from Chase Lincoln First Commercial Corporation, JP Morgan Chase International Financing Limited (together, the “Lenders”), JP Morgan Securities Inc. and JP Morgan Securities Ltd. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to the Purchasers for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) copies of the executed commitment letters (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitments”) from One Equity Partners II L.P. (the “Investor”) pursuant to which the Investor has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein, to purchase equity interests in the Purchaser (the “Equity Financing” and together with the Debt Financing, the “Financing”).

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(b)    As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. As of the date hereof and assuming the accuracy of the Sellers’ representations and warranties contained herein, the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. The aggregate proceeds from the Financing together with additional Indebtedness not to exceed $9 million which the Purchaser may request that ARM keep outstanding to be assumed by Purchasers as contemplated by Section 6.14(b) will be an amount sufficient to consummate the closing contemplated by this Agreement and the payment of all associated costs and expenses to be paid by Purchaser.

ARTICLE VI

COVENANTS OF THE SELLERS

Each Seller covenants and agrees with Purchasers that, at all times from and after the date hereof until the Closing (and, as to Sections 6.09, 6.10 and 6.20, for the time period after Closing to the extent specified in Sections 6.09, 6.10 and 6.20), such Seller will comply with all covenants and provisions of this Article VI, except to the extent a Purchaser may otherwise consent in writing.

6.01  Regulatory and Other Approvals. Such Seller will (a) subject to clause (c) below, take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities required of such Seller to consummate the transactions contemplated hereby and by the Operative Agreements, (b) use commercially reasonable efforts to provide such other information and communications to such Governmental or Regulatory Authorities as such Governmental or Regulatory Authorities may reasonably request and (c) use commercially reasonable efforts to cooperate with Purchaser as promptly as practicable (i) in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements and (ii) in connection with the transfer of any material Licenses, including Environmental Permits. Such Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements. Notwithstanding anything to the contrary herein, Sellers shall be required to comply with all requirements of Environmental Laws that are required as a result of the execution of this Agreement or consummation of the transaction contemplated by this Agreement (other than those arising out of the transfer of Environmental Permits which is covered by Section 6.01(c)), including without limitation, providing any required notices and disclosures to Governmental Authorities, obtaining any consents of Governmental Authorities and conducting any required environmental investigations or remedial actions.

6.02  HSR Filings and Foreign Competition Filings. In addition to and not in limitation of each Seller’s covenants contained in Section 6.01, each Seller will use commercially reasonable efforts to (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, or any Foreign Competition Laws and Regulations, (b) comply at the earliest practicable date with any request for additional information received by such Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, or from any foreign competition Governmental Authority (c) cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and Foreign Competition Laws and Regulations, and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general or foreign competition Governmental Authority and (d) request Early Termination of the initial 30-day waiting period.

6.03  Investigation by Purchaser. Such Seller will (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively,

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“Representatives”) with full access, upon reasonable prior notice and during normal business hours, to the officers, management employees and agents of such Seller and the Business Subsidiaries who are involved in the management or conduct of the Business, to such Seller’s accountants and to the Business Assets and the Assets and Properties of the Business Subsidiaries, including, access to the Business Assets and the Assets and Properties of the Business for purposes of conducting environmental assessments and investigations; and (b) furnish Purchaser and such other Persons with all such information and data (including making available copies of Contracts, Licenses, Benefit Plans and other Books and Records) concerning the Business, the Business Subsidiaries, the Business Assets, the Assumed Liabilities and the Assets and Properties of the Business Subsidiaries as Purchaser or any of such other Persons reasonably may request. All such access and information requests shall be coordinated through one or more representatives designated by ARM. Purchasers shall not contact any officer, employee, agent, customer, supplier or any other Person having any material business relationship with the Sellers or the Business Subsidiaries relating to the Business except with the approval of, and coordinated by, such designated representatives.

6.04  No Solicitations. Such Seller will not take, nor will it permit any Affiliate of such Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of such Seller or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of the Business (or any part thereof), the Business Assets or the Business Subsidiaries to any Person other than Purchaser or its Affiliates or (b) to furnish or cause to be furnished any information with respect to the Business to any Person (other than as contemplated by Section 6.03) who such Seller or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any acquisition of the Business, the Business Assets or any Business Subsidiary. If such Seller or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Purchaser or any other Person referred to in Section 6.03) any offer, inquiry or informational request referred to above, such Seller will promptly advise such Person, by written notice, of the terms of this Section 6.04 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

6.05  Conduct of Business. Except as (i) contemplated by the Restructuring Actions, (ii) otherwise contemplated by this Agreement, (iii) with the consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or (iv) as disclosed on Section 6.05 of the Disclosure Schedule, such Seller will cause each of the Business Subsidiaries to operate the Business in the Ordinary Course in all material respects. Without limiting the generality of the foregoing but subject to clauses (i), (ii), (iii) and (iv) of the previous sentence, such Seller will:

(a)     use commercially reasonable efforts to (i) preserve intact the present business organization (except as contemplated by the Restructuring Actions) and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the Ordinary Course) the services of the employees of the Business (except as contemplated by the Restructuring Actions), (iii) maintain the Business Assets and the Assets and Properties of the Business Subsidiaries in such working order and condition consistent with past practice, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Business sells goods or provides services or with whom the Business otherwise has significant business relationships (it being understood that such efforts will not include any requirement or obligations to pay any consideration not otherwise required to be paid or offer or grant any financial accommodation or other benefit not otherwise required to be made or take any other action to counter a degradation of goodwill as a result of or in connection with consummation of the transactions contemplated by this Agreement) and (v) continue all current sales, marketing and promotional activities relating to the Business;

(b)    except to the extent required by applicable Law or in the Ordinary Course, (i) cause its Books and Records to be maintained in the usual, regular and ordinary manner and (ii) not permit any material change in any of its pricing, investment, accounting, financial reporting, inventory, credit or allowance policies or practices that would adversely affect the Business, any Business Subsidiary, the Business Assets or the Assumed Liabilities;

(c)     except to the extent required by applicable Law, (i) not permit the making of or a change in any Tax elections or a change in method of accounting for Tax purposes, which making or change would

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materially affect any Business Subsidiary, the Business, the Business Assets or an Assumed Liability and (ii) not settle or consent to judgment with respect to any dispute with respect to Taxes in excess of $50,000 of any Relevant Group (with respect to the activities of any Business Subsidiary) or Business Subsidiary or with respect to any Taxes imposed with respect to the Business or the Business Assets;

(d)    use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance it carries as of the date hereof; and

(e)     not knowingly violate, in any all material respect, any Laws and Orders applicable to the Business and any Business Subsidiary and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Law or Order.

6.06  Employee Matters. Except as may be required by Law or Contract or disclosed on Section 6.06 of the Disclosure Schedule, each Seller will refrain from directly or indirectly:

(a)     making any representation or promise, oral or written, to any employee of the Business concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any employee under the terms of any Benefit Plan;

(b)    making any increase in the salary, wages or other compensation of any employee of the Business whose annual salary is or, after giving to such change, would be US $200,000 or more;

(c)     adopting, entering into, amending, modifying or terminating (partially or completely) any Business Benefit Plan, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller reasonably believes to be the least costly is chosen;

(d)    establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment Contract or other compensation arrangement with or for employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment Contract or other compensation arrangement with or for employees except in the Ordinary Course; or

(e)     entering into, amending, modifying or terminating (partially or completely), any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Section 4.18(a) of the Disclosure Schedule, except in the Ordinary Course.

(f)     Such Seller will administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Such Seller will promptly notify Purchaser in writing of each receipt by such Seller (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

6.07  Certain Restrictions. Except as disclosed on Section 6.07 of the Disclosure Schedule, such Seller will refrain from, and will cause each of its Business Subsidiaries to refrain from:

(a)     acquiring or disposing of any Assets and Properties used or held for use in primarily the conduct of the Business with a consideration of greater than US $1,000,000 for acquisitions, and for dispositions, $500,000 in the aggregate and $50,000 individually (other than in the Ordinary Course, as contemplated by a Seller’s or a Business Subsidiary’s annual operating plan or capital budget provided to Purchaser, the Restructuring Actions or the sale of the Assets and Properties described on Section 2.01(b)(vi) of the Disclosure Schedule (whether owned by an Asset Seller or a Business Subsidiary)), or creating or incurring any Lien (other than a Permitted Lien or Liens that will otherwise be released at or prior to Closing), on any Assets and Properties used or held for use primarily in the conduct of the Business;

(b)    entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent or exercising any option with respect to any Business, Contract, Business Real Property Lease or any Business License other than in the Ordinary Course, provided, however, that no contract governing any of the Joint Ventures shall be amended, modified, terminated (partially or completely) or granted any waiver under or given any consent under or had any option exercised under;

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(c)     knowingly violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract, Business Real Property Lease, or any Business License;

(d)    incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of such Seller under, any Liability in excess of US $1,000,000 of or owing to any Business Subsidiary or any Asset Seller in connection with the Business, other than in the Ordinary Course, in connection with any transaction between or among Sellers, Business Subsidiaries and their Affiliates, in connection with the Restructuring Actions or as otherwise contemplated by this Agreement;

(e)     engaging in any transaction with respect to the Business with any officer, director or Affiliate of any Business Subsidiary or any Asset Seller, or any Affiliate of any such officer, director or Affiliate, outside the Ordinary Course or on a non-arm’s-length basis;

(f)     making capital expenditures or commitments for demolition, alterations or additions to property, plant or equipment constituting capital assets on behalf of the Business Subsidiaries or any Asset Seller in connection with the Business in an aggregate amount exceeding US $1,000,000 which would be outside the Ordinary Course and not contained or contemplated in the Business’s current capital budget previously provided to Purchaser or contemplated by the Restructuring Actions; or

(g)	entering into any agreement to do or engage in any of the foregoing.

The provisions of Section 6.05, 6.06 and 6.07 are not intended to be, nor shall they be construed as, an endeavor on the part of the Sellers, the Business Subsidiaries or Purchasers to implement the transactions contemplated by this Agreement or the Operative Agreements prior to the Closing (and satisfaction of the conditions in Sections 10.05 and 11.05, including the requirements as to the HSR Act and the Foreign Competition Laws), and the parties agree that Purchasers shall not prior to the Closing be entitled to exercise any control over the Business and/or affairs of the Business Subsidiaries.

6.08  Delivery of Books and Records. On or promptly following the Closing Date, such Seller will deliver or make available to Purchasers at the locations at which the Business is currently conducted electronic or other copies of all of the Books and Records of each Business Subsidiary, the Asset Seller Books and Records, and if at any time after the Closing such Seller discovers in its possession or under its control any other Books and Records of each Business Subsidiary or the Asset Seller Books and Records, it will forthwith deliver such Books and Records of each Business Subsidiary or the Asset Seller Books and Records to one of such locations.

6.09  Nonsolicitation; Nondisclosure. (a) Such Seller will, for a period of three (3) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates:

(i)     knowingly soliciting for employment any employee of any Purchaser or any Business Subsidiary; provided that this Section 6.09 shall not (i) apply to any general solicitations of employment by such Seller or its Affiliates, or (ii) restrict such Seller or its Affiliates right to employ any employee that neither such Seller or its Affiliates has solicited, provided that, notwithstanding the foregoing, the Persons listed on Section 6.09(a)(i) of the Disclosure Schedule may not be employed by or otherwise perform services for any Seller or any Affiliate of any Seller during such period by such Seller or its Affiliates;

(ii)    intentionally causing or attempting to cause any material customer or supplier of the Business to terminate or materially reduce its business with any Business Subsidiary or any of its Affiliates engaged in the Business; or

(iii)   subject to the further provisions of this Agreement, disclosing any third party, or using in violation of Section 6.10, any confidential, proprietary or secret information relating to the Business; provided that the foregoing shall not apply to any of the Permitted Exceptions. For purposes of this Section 6.09, the “confidential, proprietary or secret information relating to the Business” that is subject to this Section 6.09(a)(iii) is informaiton relating to the Business that is included in the Business Assets and is marked as confidential or proprietary (or a similar marking) or which ARM treated confidential, proprietary or secret pursuant to its customary

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policies and practices prior to the Closing, but in any event does not include any information (a) that is or becomes generally available to the public or the industry in which the Business competes (other than as a result of a breach of this Section 6.09)) or (b) becomes available to ARM or any of its Affiliates from a third party after the Closing not bound by confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure that is know to ARM. For the purposes of this Section 6.09(a)(iii), “Permitted Exceptions” means (1) any disclosure required by applicable Law (including as required by legal, judicial or administrative process), (2) any disclosure or use of information in connection with any Retained Liabilities, any Excluded Assets or any dispute as between the parties and (3) any other use of the information (but not disclosure to a third party) that does not violate Section 6.10. Notwithstanding anything to the contrary in this Agreement, ARM and the other Sellers shall only be required to use the same standard of care and the same procedures to protect against the improper disclosure of the proprietary, confidential and secret information subject to this Section 6.09(a)(iii) as ARM uses for its own proprietary, confidential and secret information, but not less than reasonable care.

(b)    Prior to the Closing, ARM will deliver to Purchaser a computer disc or CD-Rom containing all information provided to Purchaser prior to the date hereof in the Intralinks electronic data room.

6.10	Non-Competition.

(a)     Beginning on the six month anniversary of the Closing Date, and continuing for a period of five (5) years (three (3) in the European Union) thereafter, such Seller will not, and shall cause its Affiliates to not, directly or indirectly, participate or engage in the Restricted Business in the Restricted Territory, have any direct or indirect ownership interest in (other than through the ownership of 10% or less of any class of securities registered on a recognized stock exchange or dealer quotation system), knowingly permit such Seller’s or its Affiliate’s name to be used in connection with or otherwise knowingly lend assistance (financial or otherwise) to any Person in any Restricted Business in the Restricted Territory. “Restricted Territory” means anywhere in the world except for Venezuela, Colombia, Ecuador and Panama.

(b)    Prior to the Closing Date, and subject to a confidentiality agreement reasonably satisfactory to ARM, ARM will permit Purchaser to, and Purchaser will conduct, exploratory due diligence on the vehicle exhaust and emissions technology systems and components businesses of ARM’s European Light Vehicle and Mexico Independent Aftermarket businesses. If, prior to the Closing, Purchaser provides Seller with a bona fide, non-binding, reasonable offer to acquire those businesses, ARM will agree to enter into exclusive negotiations with Purchaser and to not sell or shop those businesses for a period of six months after receiving the offer.

(c)     If within six months of the Closing Date, Purchaser does not acquire such businesses, then such Seller and its Affiliates shall not be deemed to be in violation of the restrictions in Section 6.10(a) by virtue of (1) the current or future business of ARM and its Affiliates in developing, manufacturing, marketing and selling any products or equipment or providing services in connection with vehicle exhaust and emission technology systems or components for or to the OE Market and the OES Market in Europe other than “on highway” commercial vehicles and other than construction equipment (provided that as to on highway commercial vehicles and construction equipment such Seller and Affiliates can continue to sell to and service their current customers on the existing platform applications), or (2) the current or future business of ARM and its Affiliates in developing, manufacturing, marketing and selling any products or equipment or providing services in connection with vehicle exhaust and emission technology systems, equipment and components for or to the Independent Aftermarket without territorial limitation.

(d)    Notwithstanding anything to the contrary in this Section 6.10, such Seller or any of its Affiliates may acquire control, and, for the period contemplated by this clause (ii) continue to conduct the business, of any Person engaged in the Restricted Business, or acquire assets from a Person engaged in the Restricted Business, if (A) the revenues of such Person from the Restricted Business for its most recently completed fiscal year (or any subsequent fiscal year) do not exceed ten percent (10%) of the total revenues of such Person or such business for such period, and (B) such Seller or such Affiliate divests the portion of the business of the acquired Person or the acquired business which engages in the Restricted Business or ceases conducting such Restricted Business not later than twelve (12) months following such acquisition.

6.11  Notice and Cure. Such Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or

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circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Such Seller also will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article XII and Article XIV.

6.12  Cooperation Fulfillment of Conditions. (a) Such Seller shall use all commercially reasonable efforts to take, or cause the Business Subsidiaries to take, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Operative Agreements as promptly as practicable including executing and delivering at the Closing each Operative Agreement that such Seller is required hereby to execute and deliver as a condition to the Closing, taking all commercially reasonable steps, and causing the Business Subsidiaries to take all commercially reasonable steps, necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and not knowingly taking or failing to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

(b)    Without limiting the generality of the undertakings pursuant to this Section 6.12(a), such Seller shall, and shall cause the Business Subsidiaries to the extent not a violation of applicable Law, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing, including (i) making available appropriate officers and employees, on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, road shows and due diligence sessions, (ii) requesting its independent accountants to provide reasonable assistance to Purchaser, (iii) requesting its attorneys to provide reasonable assistance to Purchaser, (iv) using commercially reasonable efforts to assist Purchaser to obtain the Required Consents, landlord waivers, mortgagee waivers, bailee acknowledgements and other similar third-party documents required by the financiers providing such Financing and (v) facilitate the execution and delivery (to be held in escrow until the Closing) of any pledge and security documents, other definitive financing documents, or other requested certificates or documents by employees of such Seller in their capacity as Transferred Employees or employees of the Business Subsidiaries following the Closing, provided, that in each case, such cooperation shall not require such Seller or any Business Subsidiary to pay any consideration, costs or expenses, grant any financial accommodation or other benefit or enter into, amend or modify any agreement to obtain any of the items set forth in this Section 6.12(b). Purchasers hereby agree to indemnify Sellers and their Affiliates for any Losses to the extent resulting from claims by the Lenders directly arising from any materials provided by any Seller to the Lenders in satisfaction of their obligations under this Section 6.12(b).

6.13  Resignations. Upon the request of Purchaser, on the Closing Date, the Sellers shall cause to be delivered to Purchaser duly signed resignations or evidence of the removal, effective as of the Closing, of the officers, directors, managers or similar members of management of the Business Subsidiaries from such positions.

6.14	Intercompany Liabilities; Indebtedness; Release of Liens.

(a)     Prior to the Closing, Sellers shall, and shall cause each of the Business Subsidiaries to, settle all intercompany accounts that are unpaid as of the Closing Date between the Business Subsidiaries, on the one hand, and ARM and its Affiliates (other than the Business Subsidiaries), on the other hand.

(b)    Prior to the Closing Date, Sellers shall extinguish or cause to be extinguished or, if agreed to by the Purchasers (such agreement not to be unreasonably withheld), assumed by Sellers (i) all Indebtedness of the Business Subsidiaries, and (ii) all guarantees by the Business Subsidiaries of any Indebtedness or other obligation of any third party, including ARM or any of its Subsidiaries or Affiliates (other than any of the Business Subsidiaries) other than Indebtedness which Purchaser instructs ARM that it chooses to remain outstanding and assume; provided, however, that Purchaser may request that ARM leave up to $9 million in principal amount of Indebtedness outstanding, in which case ARM will reasonably cooperate with such request.

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(c)     Prior to the Closing Date, Sellers shall have caused to be released all Liens in and upon any of the Business Assets and the Assets and Properties of the Business Subsidiaries other than Permitted Liens.

(d)    On the tenth day prior to Closing, ARM will provide to Purchaser a certificate (the “Initial Pre-Closing Certificate”) setting forth an estimate of (i) the amount of all Debt and Expenses of the Business Subsidiaries that will be outstanding on the Closing (the “Debt and Expenses Reduction Amount”), (ii) the amount of Cash held by the Business Subsidiaries as of the date of the Initial Pre-Closing Certificate and (c) the Base ARMCo Receivables Purchase Price. Purchasers and Sellers shall cooperate to determine which Debt and Expenses will not be included in the Debt and Expenses Reduction Amount.

(e)     On the day prior to the Closing Date, ARM will provide to Purchaser a certificate (the “Final Pre-Closing Certificate”) setting forth an estimate of (i) the Debt and Expenses Reduction Amount, reflecting the Debt and Expenses that Purchasers and Sellers have agreed will be included in such amount, (ii) the amount of Cash held by the Business Subsidiaries as of the date of the Final Pre-Closing Certificate and (c) the Base ARMCo Receivables Purchase Price.

6.15  Patent Matters. To the extent that record title for any patent or patent application listed at Section 4.17(a) of the Disclosure Schedule is in the name of an entity (i) which was a predecessor to ARM or a Selling Subsidiary, or (ii) other than ARM, a Selling Subsidiary or a Business Subsidiary, then, in each case, at least 5 days before the Closing Date, Sellers shall deliver to Purchasers for each such patent or patent application a duly executed assignment that transfers all right, title, and interest to such patent or patent application to (i) the current entity in the case of patents or patent applications in the name of a predecessor, or (ii) ARM, a Selling Subsidiary or a Business Subsidiary in the case of patents or patent applications in the name of an entity other than ARM, a Selling Subsidiary or a Business Subsidiary. Each assignment shall be in a form suitable for recording by the Governmental Authority responsible for the corresponding patent or patent application.

6.16	ArvinMeritor Trademarks and Logos.

(a)     To the extent that any Business Assets of the Business Subsidiaries bear any ArvinMeritor Trademarks and Logos, except as provided in the next sentence, before any of the same are sold or otherwise delivered to any Person, Purchaser shall remove such ArvinMeritor Trademarks and Logos or otherwise completely cover them with a firmly affixed sticker or through other similar means. Each Seller agrees, for a period of three (3) months after the Closing Date, the Business Subsidiaries may continue to use the names “Arvin” and “ArvinMeritor,” and for a period of twelve (12) months after the Closing Date distribute products, literature, marketing materials, letterhead or other documents with labeling that uses any of the Names to the extent that such exists on the Closing Date. In no event shall Business Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Business Subsidiaries during the 180-day period preceding the Closing Date. “Names” means “Arvin” and “ArvinMeritor” or any name, logo or trademark that includes “Arvin” or “ArvinMeritor,” or any variation and derivatives thereof. Purchasers hereby agree to indemnify Sellers and their Affiliates for any Losses to the extent resulting from such use other than Losses relating to claims of infringement.

(b)    For the avoidance of doubt, it is expressly agreed that the Joint Ventures (other than ARM SJ) may continue to use “Arvin” in their formal entity names as in effect on the Closing Date.

6.17  Insurance. To the extent that the Business Assets and/or the Business Subsidiaries were insured under insurance policies of any of the Sellers or their Affiliates as named insureds or otherwise, following the Closing, Purchaser may make claims under such policies with respect to occurrences, events, conditions, or circumstances relating to the Business Assets, the Assumed Liabilities, the Transferred Interests and/or the Assets and Properties of the Business Subsidiaries that occurred or existed prior to the Closing Date or, if Seller receives any such amounts under any such policies, Sellers shall promptly forward such amounts to Purchasers. Sellers do not represent, warrant or covenant that such insurance policies will provide coverage for any claims that Purchasers may elect to make or that the issuers of such policies will not wrongfully refuse to honor any such claims. Sellers agree to promptly cooperate and promptly provide assistance to Purchasers, or take such actions as may be required, in connection with the tendering of such claims to the applicable insurers under such insurance, and to remit any recoveries promptly to Purchasers with the proceeds paid with respect to such claims. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable policies shall govern. For a period of four years from the Closing Date, Sellers shall not enter into any endorsement or amendment that would be adverse, in

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any material respect, only to Business Assets and/or the Business Subsidiaries and not ARM’s remaining assets and Affiliates with respect to occurrences prior to and including the Closing Date. The parties acknowledge that the fact that prepaid insurance may be included in the Business Assets shall not give the Purchasers any greater or different rights, or impose any greater or different obligations on the Sellers, with respect to insurance as set forth in this Section 6.17.

6.18  Other Covenants. In the addition to (and not in lieu of) the other covenants and agreements contained in this Article VI, the Sellers and the Purchasers hereby agree as set forth on Annex C hereto.

6.19  Joinder of Sellers. Prior to the Closing, ARM will cause each of the Selling Subsidiaries to become a Seller under this Agreement by duly executing and delivering to Purchaser a Joinder Agreement in form and substance reasonably acceptable to Purchaser.

6.20	Transaction Restructurings.

(a)     Sellers will ensure that at all times on the Closing Date, each of ArvinMeritor LVS Parts (Shanghai) Co., ArvinMeritor Light Vehicle Systems (Shanghai) Co. Ltd., ArvinMeritor Thailand, LLC, ArvinMeritor (Thailand) Co., Ltd., ArvinMeritor Emissions Technologies S.A. (Proprietary) Limited, ArvinMeritor A&ET SA (Proprietary) Limited and ArvinMeritor Emissions Technologies GmbH is treated as a disregarded entity for U.S. federal income tax purposes.

(b)    Sellers will, prior to the Closing Date, complete the conversion Zeuna Starker Produzione Italia S.p.A. to an S.r.L. (as so converted “Zeuna Starker Srl”), such that Zeuna Starker Srl will have succeeded to the assets and liabilities of Zeuna Starker Produzione Italia S.p.A. and Sellers will ensure that at all times on the Closing Date Zeuna Starker Srl will be treated as a disregarded entity for U.S. federal income tax purposes. Purchaser may, by delivering a written notice of its election to do so to Seller not less than thirty (30) Business Days prior to the Closing, require that Sellers cause Zeuna Starker Srl to transfer all of its assets and liabilities to a newly formed Italian entity (“Italian newco”) of a type to be specified by Purchaser in such notice and, if such notice is so delivered, Sellers agree that they shall cause Zeuna Starker Srl to take commercially reasonable steps to complete such transfer prior to the Closing and shall, unless the Italian newco is to be organized as a “per se” corporation for purposes of the Treasury Regulations under Section 7701 of the Code, if the transfer is completed prior to the Closing ensure that the Italian newco is a “disregarded entity” for U.S. federal income tax purposes at all times on the Closing Date. If the Section 6.20(b) election requiring a transfer to Italian newco is made and the transfer to the Italian newco is completed prior to the Closing, then (x) Italian newco shall be treated as a Business Subsidiary hereunder, (y) the interests in Italian newco shall constitute Transferred Interests hereunder (and the interests in Zeuna Starker Srl will not) and (z) Zeuna Starker Srl will be a Seller and an Equity Seller Sub hereunder (and ArvinMeritor Suspension Systems S.r.l. will not).

(c)     Sellers will not permit any entity to merge with or into ArvinMeritor ET B.V. between the date hereof and the Closing and will not arrange for the merger, simultaneous with or following the Closing, of any entity with or into ArvinMeritor ET B.V.

(d)    Sellers shall provide Purchasers adequate documentary evidence to establish the amount and character of gain and income to be recognized by Arvin International Holdings LLC under the India ITA with respect to the transfer provided for herein of the Transferred Interests in Arvin Exhaust India Pte Ltd and acknowledge that in the absence of such Purchaser may withhold tax on the entire amount of the sale consideration pertaining to the transfer of the Transferred Interests in India Exhaust Pte Ltd.

(e)     Sellers will not, and will use reasonable commercial efforts to cause their Affiliates not to, take any actions following the Closing which may result in a breach of any of the covenants set forth in this Section 6.20.

(f)     Sellers shall take, and shall cause their Affiliates to take, such actions, whether before, simultaneous with, or after Closing, as are available to cause distributions to the shareholder of ArvinMeritor Emissions Technologies GmbH in connection with the Closing (i) from the proceeds of any securitization transaction that is part of Purchaser’s direct or indirect financing and (ii) from the proceeds of the sale of the interests in ArvinMeritor Emissions Technologies Kft to be treated as payments from the capital reserves of ArvinMeritor Emissions Technologies GmbH.

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(g)    If ArvinMeritor Canada determines that assets that it is transferring hereunder include assets located in Quebec, then, prior to Closing, ArvinMeritor Canada will register under the Act Regarding the Quebec Sales Tax for purposes of the QST and will provide its QST registration number to Purchaser.

6.21  Financial Reporting by ArvinMeritor ET B.V. Sellers shall ensure that, as of the Closing Date, ArvinMeritor ET B.V. is in compliance with all applicable provisions of Law regarding financial reporting.

ARTICLE VII

COVENANTS OF PURCHASERS

Each Purchaser covenants and agrees with each Seller that, at all times from and after the date hereof until the Closing (and for the time period after Closing to the extent specified in Section 7.05), such Purchaser will comply with all covenants and provisions of this Article VII, except to the extent a Seller may otherwise consent in writing.

7.01  Regulatory and Other Approvals. Such Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, (b) use commercially reasonable efforts to provide such other information and communications to such Governmental or Regulatory Authorities or as each Seller or such Governmental or Regulatory Authorities may reasonably request and (c) use commercially reasonable efforts to cooperate with each Seller as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to each Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

7.02  HSR Filings and Foreign Competition Filings. In addition to and without limiting Purchaser’s covenants contained in Section 7.01, Purchaser will use commercially reasonable efforts to (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act or any Foreign Competition Laws and Regulations, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, or from any foreign competition Governmental Authority (c) cooperate with the Sellers in connection with their filing under the HSR Act and Foreign Competition Laws and Regulations, and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general or foreign competition Governmental Authority and (d) request Early Termination of the initial 30-day waiting period.

7.03  Notice and Cure. Purchaser will notify each Seller promptly in writing of, and contemporaneously will provide each Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify each Seller promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit each Seller’s right to seek indemnity under Article XII and Article XIV.

7.04	Fulfillment of Conditions.

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(a)     Purchaser shall use all commercially reasonable efforts to take all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise expeditiously to consummate and make effective the transactions contemplated by this Agreement and the Operative Agreements as promptly as practicable, including executing and delivering at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, taking all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser and Seller contained in this Agreement and not knowingly taking or failing to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

(b)    Without limiting the generality of the undertakings pursuant to Section 7.04(a), Purchaser shall use commercially reasonable efforts to obtain the Financing and consummate the closing of the transactions contemplated herein including, (i) making available appropriate officers, employees and other applicable Persons to meet with prospective lenders and investors in meetings, presentations, road shows and due diligence sessions, (ii) requesting its independent accountants, attorneys and other representatives to provide reasonable assistance as needed, (iii) using commercially reasonable efforts to obtain landlord waivers, mortgagee waivers, bailee acknowledgements and other similar third-party documents required by the financiers providing such Financing and (iv) executing and delivering any pledge and security documents, other financing documents or other applicable certificates or documents.

7.05	Nonsolicitation; Nondisclosure.

(a)     Purchaser will, for a period of three (3) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates,

(i)     knowingly soliciting for employment any employee of any Seller, provided that this Section 7.05 shall not (i) apply to any general solicitations of employment by Purchaser or its Affiliates, or (ii) restrict Purchaser or its Affiliates right to employ any employee that neither Purchaser or its Affiliates has solicited; or

(ii)    subject to the further provisions of this Agreement, disclosing any third party, or using, any confidential, proprietary or secret information relating to any Seller; provided that the foregoing shall not apply to any of the Permitted Exceptions. For purposes of this Section 6.09, the “confidential, proprietary or secret information relating to any Seller” that is subject to this Section 7.05(a)(ii) is information that was disclosed to Purchasers in the Intralinks electronic data room prior to the date hereof and which does not relate to the Business, but in any event does not include any information (a) that is or becomes generally available to the public or the industry in which the Business competes (other than as a result of a breach of this Section 7.05)) or (b) becomes available to Purchaser or any of its Affiliates from a third party after the Closing not bound by confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure that is know to Purchaser. For the purposes of this Section 7.05, “Permitted Exceptions” means (1) any disclosure required by applicable Law (including as required by legal, judicial or administrative process) and (2) any disclosure or use of information in connection with any Assumed Liabilities, any Business Assets, the Assets and Properties of any Business Subsidiary or any dispute as between the parties. Notwithstanding anything to the contrary in this Agreement, Purchasers, the Business Subsidiaries and their respective Affiliates shall only be required to use the same standard of care and the same procedures to protect against the improper disclosure of the proprietary, confidential and secret information subject to this Section 6.09(a)(ii) as Purchasers and the Business Subsidiaries use for their own proprietary, confidential and secret information, but not less than reasonable care.

(b)    During each of the first three years following the Closing, Purchaser will provide a notice for its Transferred Employees on a yearly basis reminding them of any obligations of secrecy that they may have to Seller.

7.06  Joinder of Purchaser Designee. Prior to the Closing, Purchaser will cause each Purchaser Designee designated by it to become a Purchaser under this Agreement by duly executing and delivering to ARM a Joinder Agreement in form and substance reasonable acceptable to the Seller. Only wholly-owned direct or indirect Affiliates of Purchaser or a parent entity of Purchaser will qualify to become a Designee.

7.07  Registration for Canadian GST and QST Purposes. Prior to the Closing, Purchaser or, if Purchaser has designated another Person to acquire Business Assets from ArvinMeritor Canada, such other Person

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will register under the ETA for purposes of the GST and will provide its GST registration number to ArvinMeritor Canada. If Purchaser determines that the assets acquired from ArvinMeritor Canada hereunder include assets located in Quebec, then, prior to the Closing, Purchaser or, if Purchaser has designated another Person to acquire Business Assets from ArvinMeritor Canada, such other Person will register under the Act Regarding the Quebec Sales Tax for purposes of the QST and will provide its QST registration number to ArvinMeritor Canada.

7.08  Registration for VAT. Purchaser covenants to the Sellers that the UK Purchaser will, prior to the Closing, become a registered taxable person for the purposes of VAT.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01  Restricted Use of Confidential Information. Effective as of the Closing, the Confidentiality Agreement dated August 10, 2006 shall terminate and no longer be in effect to the extent it related to the Business Assets, Transferred Interests or Assumed Liabilities.

8.02  Return of Excluded Assets. In the event, through inadvertence, mistake or otherwise, (a) any Excluded Assets are transferred to a Purchaser or retained by a Business Subsidiary, Purchasers agree to promptly transfer and deliver the same to the appropriate Seller or (b) if any Business Assets are retained by a Seller, such Seller agrees to promptly transfer and deliver the same to the appropriate Purchaser, in either case at the sole cost and expense of the Sellers. The parties shall cooperate to effect any transfer of assets (other than Cash) required by the previous sentence in the most tax efficient manner to both parties. In the case of Cash that is an Excluded Asset but is retained by a Business Subsidiary following the Closing, Purchaser and such Business Subsidiary shall cooperate with ARM in good faith to transfer such Cash to ARM or one of its Affiliates, at the cost of ARM; provided, that neither Purchaser nor such Business Subsidiary shall be required to take any actions with respect to such transfers that would adversely affect the Purchasers, it being understood that if the jurisdiction in which such Business Subsidiary is organized or conducts business has Laws that restrict the amount of Cash that can be distributed in any given period, such Business Subsidiary shall distribute 50% of the maximum amount so permitted to ARM quarterly, on a net after Tax basis. Each distribution to ARM or any of its Affiliates together with any other return of the amount of such Cash shall reduce the amount of Cash deemed to be an Excluded Asset. Following the Closing, Purchasers shall have no other Liabilities with respect to Cash. Purchasers shall also provide Sellers and their authorized agents after the Closing with access, including access to the Business Assets, upon reasonable advance notice, for the purpose of packing and moving any Excluded Assets.

8.03  Termination of Services. Except as agreed to in the Transitional Services Agreement or as set forth herein, at the Closing, all corporate, legal, insurance, human resources, finance, accounting, tax, treasury, internal audit, communications, information technology, facilities management, environmental, engineering, employee safety, business intelligence, flight operations and administrative services provided to the Sellers or Business Subsidiaries by Sellers and their respective Affiliates, including any agreements or understandings (written or oral) with respect thereto, shall terminate without any further action or liability on the part of the parties thereto.

8.04  Recalls of Products. Sellers and Purchasers agree that they shall give written notice to the other in the event that they shall receive any notice or claim relating to, or that may reasonably be expected to result in, a Recall of any of the Products, whether shipped by Sellers or Purchasers (or any Business Subsidiary) prior to or after the Closing. Sellers may Recall or agree to a Recall of products shipped by Sellers or the Business Subsidiaries prior to the Closing without the consent of Purchasers or any of the Business Subsidiaries. Sellers will not, without the prior written consent of Purchasers, agree or consent to any Recall of any products shipped by Purchasers or Business Subsidiaries after the Closing unless Sellers also agree in writing to be responsible for, and Purchasers are released in writing from, all Recall Obligations arising from such Recall. Purchasers may Recall or agree to a Recall of products shipped by Purchaser or the Business Subsidiaries after to the Closing without the consent of Sellers. Purchasers agree that they and the Business Subsidiaries will not, without the prior written consent of Sellers, agree or consent to any Recall of any products shipped prior to the Closing unless Purchasers also agree in writing to be responsible for, and Sellers are released in writing from, all Recall Obligations arising from such Recall.

8.05	Severability; Injunctions.

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(a)     The parties hereto recognize that the Laws and public policies of the various states of the United States and any foreign jurisdictions where enforcement may be sought may differ as to the validity and enforceability of covenants similar to those set forth in Sections 6.09, 6.10 and 7.05. It is the intention of the parties that the provisions of such Sections be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of such Sections shall not render unenforceable, or impair, the remainder of the respective provisions of such Sections. Accordingly, if any provision of Sections 6.09, 6.10 and 7.05 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(b)    The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of Sections 6.09, 6.10 and 7.05 would be inadequate, and the parties hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

8.06  Obligations Relating to Business. Following the Closing, Purchasers will, at the expense of Sellers, use commercially reasonable efforts to cause the release of Sellers and their Affiliates (other than the Business Subsidiaries) from Liabilities other than Retained Liabilities under the Contracts listed in Section 8.07 of the Disclosure Schedule. Following the Closing, Purchasers shall request new purchase orders from customers of the Business with which purchase orders are used upon the expiration of existing purchase orders.

8.07	Treatment of Joint Venture Interests. Notwithstanding anything contained herein,

(a)     the parties hereby acknowledge that SeJong America has the right to consent to, or alternatively purchase the SeJong Interests in connection with, the transactions contemplated by this Agreement. If such purchase occurs prior to the Closing, in lieu of the transfer of the SeJong Interests to the Purchaser or its Designee at the Closing, Purchaser shall be entitled to the gross consideration paid or payable by SeJong America net of 50% of the amount of any Transfer Taxes imposed on the sale to SeJong America. If the sale of the SeJong Interests does not occur prior to the Closing and SeJong America has not consented to the transactions contemplated by this Agreement prior to such time, then ARM OE shall not transfer the SeJong Interests at the Closing and ARM OE shall (i) promptly forward all distributions, net of applicable withholding Taxes, received from ARM SJ to Purchasers, (ii) use its commercially reasonable effort to sell the SeJong Interests to SeJong America as promptly as practicable and (iii) promptly forward the gross consideration received from SeJong America net of 50% of the amount of any Transfer Taxes imposed on the sale to SeJong America upon the sale of the SeJong Interests following the Closing. The parties will coordinate all negotiations with SeJong America regarding the purchase of the SeJong Interest and none of the Sellers or their Affiliates shall enter into any binding agreement relating to the sale of the SeJong Interests, whether before or after the Closing, without the prior written consent of Purchasers (not to be unreasonably withheld or delayed).

(b)    the parties hereby acknowledge that Karsit has the right to consent to the transfer of the AESRO Shares to Purchaser, or alternatively require ARM to purchase its shares in AESRO (the “Karsit Interests”) in connection with, the transactions contemplated by this Agreement. If such purchase occurs prior to the Closing, the Sellers shall provide Purchasers written notice of such sale, which notice shall specify the gross consideration paid therefor, and Purchaser shall reimburse such amount to the Sellers at the Closing. If the sale of the Karsit Interests does not occur prior to the Closing and Karsit has not consented to the transactions contemplated by this Agreement prior to such time, then ARM shall not transfer the Karsit Interests at the Closing and ARM shall (i) promptly forward all distributions, net of applicable withholding Taxes, received from AESRO to Purchasers, (ii) use its commercially reasonable effort to purchase the Karsit Interests from Karsit as promptly as practicable and (iii) provide the Purchasers with written notice of such purchase, which notice shall specify the gross consideration paid therefor, and Purchaser shall promptly reimburse the Sellers an amount equal to the gross consideration paid therefor. The parties will coordinate all negotiations with Karsit regarding the purchase of the Karsit Interests and none of the Sellers or their Affiliates shall enter into any binding agreement relating to the purchase of the Karsit Interests, whether before or after the Closing, without the prior written consent of Purchasers (not to be unreasonably withheld or delayed).

8.08  China Cooperation. In the event all conditions to Closing set forth in Articles X and XI would be satisfied but for required regulatory approvals with respect to the transfer of the China Interests, the parties shall

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cooperate to amend this Agreement to provide for the Closing of all other Business Assets and Transferred Interests other than the China Interests and all Liabilities that would be Assumed Liabilities relating to the China Interests, which amendment would be designed to avoid any negative effects on Sellers and Purchasers and to provide for a subsequent closing of the purchase and sale of the China Interests and the assumption of the Assumed Liabilities relating to the China Interests. Such cooperation may also include modifying the contemplated structure for the acquisition of the China Interests.

8.09  Cash Management Cooperation. The parties acknowledge and agree that prior to the Closing, the Sellers and Business Subsidiaries may wish to engage in transactions between each other and with their respective Affiliates incidental to their cash management procedures, including transfers of cash, incurrence and repayment of Indebtedness, capitalization, dividends, distributions, return of capital and capital reductions, incurrence and repayment of receivables and payables and related transactions (“Cash Transactions”). Attached as Section 8.09 of the Disclosure Schedule is a “Preliminary Cash Management Plan” which illustrates the types of transactions that Sellers may wish to undertake. Sellers agree that prior to undertaking any Cash Transactions, Sellers will provide notice to Purchasers of the proposed Cash Transaction and Sellers and Purchasers will cooperate to agree on such Cash Transaction in a manner that would avoid negative effects on Sellers and Purchasers. If Sellers and Purchasers cannot agree, then Sellers will not undertake the proposed Cash Transaction until such agreement is reached.

8.10  Employee Matters Cooperation. The parties recognize that it may be appropriate for Article IX to provide for additional provisions relevant to employee matters in jurisdictions other than the Unites States and agree to cooperate to amend this Agreement prior to the Closing to include appropriate provisions consistent with the matters agreed to by the parties and set forth in Article IX. Such amendment may include provisions required by foreign Law or not appropriately addressed by the existing provisions of Article IX.

ARTICLE IX

EMPLOYEE MATTERS

9.01	Employees.

(a)     On or prior to the Closing Date, Purchasers shall offer to employ (i) all employees of the Asset Sellers primarily engaged in the Business who are in active employment status on the day immediately prior to the Closing and any employee who is, at such time, not in active employment status (such as an employee on disability or medical leave, an approved leave of absence, or otherwise) and who has the right to return to employment under such Asset Seller’s policies, collective bargaining agreements or applicable Law, at the time such employee is eligible, if at all, to return to work, except, in each case, to the extent otherwise provided in Section 9.01(a)(i) of the Disclosure Schedule, and (ii) all employees (whether or not primarily engaged in the Business) to the extent provided in Section 9.01(a)(ii) of the Disclosure Schedule (collectively, such employees shall be referred to as the “Business Employees”). The Sellers shall provide Purchasers reasonable access to the employees of the Business, and to the extent permitted by applicable Law and not otherwise prohibited, such information regarding each such employee as is contained in personnel records. A Business Employee shall be deemed to have accepted Purchasers’ offer of employment for purposes of this Article IX unless the employee notifies such Asset Seller of his or her non-acceptance at or prior to the Closing Date or fails or refuses to report to work as scheduled by Purchasers after the Closing Date. Purchasers may use any method to make such offer of employment provided that such offer is made in a legally effective manner. Those Business Employees who accept or are deemed to have accepted Purchasers’ offers of employment together with the Legally Transferred Employees and the employees of the Business Subsidiaries are referred to herein as the “Transferred Employees.” The employment of each Transferred Employee or the continuation thereof, as applicable, shall be effective as of the Closing Date. To the extent permitted by applicable Law and not otherwise prohibited, as soon as practicable after the date hereof, but in any event within thirty (30) days, as to Transferred Employees of the Business who are located in the United States and forty-five (45) days as to all other Transferred Employees, Sellers shall provide Purchasers with a list showing the names of all employees of the Business and their respective location, position, and to the extent permitted by applicable Law, salary or wage, and shall provide periodic updates to the list prior to the Closing as may be reasonably requested and not otherwise prohibited by Law or agreement. Section 9.01(a)(i) and Section 9.01(a)(ii) of the Disclosure Schedule shall be updated and agreed to by Purchaser and ARM within forty-five days of the date

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hereof. Except as otherwise required by Law or Contract or to provide the services contemplated under the Mexico Supply Agreement, Purchasers shall not be obligated to employ any Transferred Employee for any period of time.

(b)    Purchasers acknowledge and agree that the employment of employees of Asset Sellers whose employment automatically transfers by operation of Law (the “Legally Transferred Employees”) shall be deemed continued by Purchasers as of the Closing notwithstanding any offer, acceptance or other action taken, or the absence thereof, by any Seller, Purchasers or employee.

(c)     Sellers shall retain and be liable, and Purchasers shall have no responsibility, for the following Liabilities of ARM, the Asset Sellers or any of the Business Subsidiaries (as between Sellers, on the one hand, and the Purchasers and Business Subsidiaries, on the other hand):

(i)     any and all Liabilities under any and all of the Benefit Plans, except for the Transferred Benefit Plans (including the Transferred Accrued Benefit Plans described in Section 9.03), (the “Retained Benefit Plans”);

(ii)    except as set forth in Section 9.04(b), any and all Liabilities pertaining to pre-Closing periods or that exist as of Closing with respect to any employee of the Business or former employee of the Business who is not a Transferred Employee; and

(iii)   any and all Liabilities pertaining to pre-Closing periods or that exist as of Closing with respect to any Transferred Employee except for the Transferred Accrued Benefit Plans, the bonus payments to be made by Purchasers, as described in Section 9.06 and the earned allowances described in Section 9.10.

(d)    Purchasers will assume, and the Business Subsidiaries shall be and remain liable (as between the Sellers, on the one hand, and the Purchasers and Business Subsidiaries, on the other hand), and Sellers shall have no responsibility for:

(i)     any and all Liabilities that have arisen or may arise with respect to any Transferred Employee occurring after the Closing Date;

(ii)    the Transferred Accrued Benefit Plans described in Section 9.03, the bonus payments to be made by Purchasers as described in Section 9.06, and the earned allowances described in Section 9.10; and

(iii)   any and all Liabilities under the Transferred Benefit Plans occurring after the Closing Date.

9.02  Seller Benefit Plans. The Sellers shall continue to take into account service with the Purchasers for the purpose of determining the vesting service of a Transferred Employee with respect to any award or benefit under any Retained Benefit Plan where such vesting was otherwise conditioned upon the future performance of services with the applicable Seller, other than equity compensation plans, including under any Retained Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code and under any related non-qualified plan. Notwithstanding the foregoing, with respect to Transferred Union Employees, the Sellers shall take service with the Purchasers into account for the purpose of determining eligibility for early retirement. In addition, with respect to the Transferred Union Employees, service with the Purchaser will count for purpose of early retirement reduction methodology.

9.03	Transferred Benefit Plan Liability.

(a)     Within ninety (90) calendar days after the Closing Date (which period shall be extended, upon the request of the Sellers, with the consent of Purchasers, not to be unreasonably withheld or delayed, for up to three (3) additional ten (10) day periods, not to exceed one-hundred and twenty days(120)), the Sellers shall prepare or cause to be prepared and delivered to the Purchasers a statement (the Transferred Benefit Plan Liability Statement”) setting forth the Sellers’ computation of the amount of the Liabilities attributable to the Benefit Plans (i) for which standards of financial accounting and reporting are established under FAS 87, FAS 132, FAS 158, FAS 106, FAS 112 or local accounting standards and practices, (ii) the Liability to provide benefits which is to be assumed by Purchasers, and (iii) listed on Section 9.03(a) of the Disclosure Schedule (the “Transferred Accrued

1-NY/2171027.1	44

Benefit Plans”), valued as of the Closing Date, and calculated in accordance with the procedures and methods contained in this Section 9.03 (the “Transferred Benefit Plan Liability Amount”).

(b) Upon receipt of the Transferred Benefit Plan Liability Statement from Sellers, Purchasers shall have sixty (60) calendar days to review the Transferred Benefit Plan Liability Statement (or such longer period as Purchasers and Sellers agree, the “Transferred Benefit Plan Review Period”). Sellers and Sellers’ Representatives shall cooperate with Purchasers and Purchasers’ Representatives in connection with the review of the Transferred Benefit Plan Liability Statement, and Sellers shall afford Purchasers and their respective Representatives reasonable access to books, records and work papers used by Sellers to prepare or cause to be prepared the Transferred Benefit Plan Liability Statement or otherwise necessary for Purchasers to conduct their review of the Transferred Benefit Plan Liability Statement. Such information shall include, without limitation, census data, plan documentation, payroll information, asset statements, insurance contracts, and the audited financial statements that were used to determine the amounts shown on the Transferred Benefit Plan Liability Statement as well as a detailed description of the plan of benefits, economic assumptions, demographic assumptions, and methods.           The Sellers and Purchasers will cooperate with each other including for purposes of answering questions. If Purchasers disagree with the Transferred Benefit Plan Liability Statement, Purchasers may, on or prior to the last calendar day of the Transferred Benefit Plan Review Period, deliver a written notice to the Sellers (the “Transferred Benefit Plan Notice of Objection”) which sets forth its objections to the Sellers’ Transferred Benefit Plan Liability Statement. Any Transferred Benefit Plan Notice of Objection shall specify those items or amounts with which Purchasers disagree, together with a reasonably detailed explanation of the reasons for disagreement with each such item or amount, and, to the extent reasonably practicable, shall set forth Purchasers adjustments to the Transferred Benefit Plan Liability Statement and calculation of the Transferred Benefit Plan Liabilities based on such objections. To the extent not set forth in the Transferred Benefit Plan Notice of Objection, Purchasers shall be deemed to have agreed with the Seller’s calculation of all other items and amounts contained in the Transferred Benefit Plan Liability Statement.

(c)     Unless Purchasers deliver the Transferred Benefit Plan Notice of Objection to the Sellers within the Transferred Benefit Plan Review Period, Purchasers shall be deemed to have accepted the Sellers’ calculation of the Transferred Benefit Plan Liability Amount, and the Transferred Benefit Plan Liability Statement, shall be final, conclusive and binding on all parties. If Purchasers deliver the Transferred Benefit Plan Notice of Objection to the Sellers within the Transferred Benefit Plan Review Period, the Sellers and Purchasers shall follow the dispute procedure outlined in Section 3.03 for disputes relating to the calculation of Working Capital.

(d)    The Transferred Benefit Plan Liability Statement, as finally adjusted pursuant to Section 3.03(c), is referred to herein as the “Final Statement” and the Transferred Benefit Plan Liability Amount, as finally determined pursuant to Section 3.03(c) is referred to as the “Final Transferred Benefit Plan Liability Amount.” If the Final Transferred Benefit Plan Liability Amount is less than the Transferred Benefit Plan Estimated Price Reduction Amount, Purchasers shall pay to the Sellers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.03(e), the “Deficit Amount,” an amount of cash equal to the difference between the Transferred Benefit Plan Estimated Price Reduction Amount and the Final Transferred Benefit Plan Liability Amount. If the Final Transferred Benefit Plan Liability Amount exceeds the Transferred Benefit Plan Estimated Price Reduction Amount, the Sellers shall pay to Purchasers (as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.03(e)), the “Surplus Amount,” an amount of cash equal to the difference between the Final Transferred Benefit Plan Liability Amount and the Transferred Benefit Plan Estimated Price Reduction Amount.

(e)     In calculating the Transferred Benefit Plan Liability Amount, Sellers, Purchasers and their respective Representatives, shall utilize the methods and assumptions contained in this Section 9.03(e).

(i)	Transferred Benefit Plan Estimated Price Reduction Amount:
((a) Retirement Indemnities for France and French Service Jubilee Program	$137,000
(b) Arvin Meritor Emissions Technologies Gmbh Pension Plan	$15,920,000
(c) Phased early retirement arrangement for Augsburg Employees	$3,646,000
(d) Phased early retirement arrangement for Finnentrop employees	$667,000
(e) TFR liabilities – Italian mandatory termination indemnity program	$1,890,000

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(f) Mexico termination indemnities, seniority premium and pension plan			$850,000
Total	$23,110,000
		(ii)	Retirement Indemnities for France and French Service Jubilee Program.

If the Transferred Benefit Plan Estimated Price Reduction Amount attributable to the retirement indemnities for France and the French Service Jubilee Program will be calculated under the local accounting standards and procedures. If the Transferred Benefit Plan Estimated Price Reduction Amount is the projected benefit obligation defined by FAS 87, FAS 132, and FAS 158, then the Transferred Benefit Plan Liability Amount for these plans shall be the projected benefit obligation using census information as of the Closing Date and the economic and demographic assumptions used to create the Transferred Benefit Plan Estimated Price Reduction Amount except the discount rate shall be 4.6%.

(iii)	German Pension Liabilities

This method will be used for plans (b), (c) and (d) listed on the chart shown above in Section 9.03(e)(i), the Arvin Meritor Emissions Technologies Gmbh Pension Plan, phased early retirement arrangement for Augsburg and Finnentrop Employees.

Projected benefit obligation as defined by FAS 87, FAS 112, FAS 132, and FAS 158 using census information as of the date of closing (and Purchaser and ARM will agree, if appropriate, to include the employees who were hired between December 31, 2000 and May 5, 2001) and the following:

Discount rate: 4.6%

Pension Increases: 2.00% per annum

Annual Pay Increases of 3.5% per annum, for all plans other than the Arvin Meritor Emissions Technologies Gmbh Pension Plan

Mortality: 2005 G Heubeck tables for both healthy and disabled lives

Termination rates: The same set used by Towers Perrin in actuarial valuation report prepared in September 2006 with representative rates that include 5% at age 25, 3% at age 40 and 0% at age 55

Disability: 2005 G Heubeck table

Retirement Rates as follows:

Age	Male Rate	Female Rate
60	0.021060	0.274380
61	0.028470	0.095890
62	0.082590	0.081020
63	0.0433430	0.117200
64	0.0180380	0.059630
65	1.0000000	1.000000

Benefit commencement date:

For pre-retirement death benefit:	Surviving spouse benefits commence at

death of active participant

For deferred vested benefit:	Upon Normal Retirement Age under the

plan

For disability benefit:	Upon termination of employment
For retirement benefit:	Upon assumed retirement

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Form of payment: A life annuity with specified percentage payable to spouse upon participant’s death

Percent married: 2005 Heubeck table

Spouse’s age: 2005 Heubeck table

Covered pay: Rate of pay as of the valuation date

Administrative expenses: Presumed to be met by the other assumptions

(iv)	TFR liabilities – Italian Mandatory Termination Indemnity Program

The Transferred Benefit Plan Liability Amount as of the Closing Date shall be determined using (a) a projected benefit obligation as defined by FAS 87 with a discount rate of 4.6% and other actuarial assumptions to be agreed upon by Purchasers and Sellers, and (b) using the calculation method which Sellers used when calculating the Transferred Benefit Plan Estimated Price Reduction Amount attributable to the TFR Liabilities Italian Mandatory Termination Indemnity Program. If however, the result found in subparagraph (a) above is less than eighty-five percent (85%) of the result obtained from the method used in subparagraph (b) above, then the Transferred Benefit Plan Liability Amount as of the Closing Date shall be eighty-five percent (85%) of the amount determined under the method used in subparagraph (b).

(v)	Mexico Termination Indemnities, Seniority Premium and Pension Plan

The Transferred Benefit Plan Liability Amount shall be the projected benefit obligation as defined by FAS 87, FAS 132, and FAS 158 using census information as of the Closing Date and the following assumptions:

Discount rate:	4.5% (real)
Annual salary increases:	1% per annum (real)
Annual increase in minimum salary		0% per annum
Inflation rate:	3.63% per annum
Mortality:	According to the EM 2000 table
Disability:	According to the IMSS 62-67 table
Turnover initiation distribution:		75% voluntary/ 25% involuntary
Method:	Projected Unit Credit
	(vi)	Method for Valuing Other Transferred Accrued Benefit Plans

This method will be used to the extent that there are any unfunded Liabilities as of the Closing Date associated with Transferred Accrued Benefit Plans.

For Transferred Employees in Germany and Mexico and for which there was no Transferred Benefit Plan Estimated Price Reduction Amount associated with such Transferred Accrued Benefit Plan, Purchasers and Sellers shall agree between the date hereof and the Closing Date on the method and assumptions to be applied. However, if actuarial valuations are to be produced, the economic and demographic assumptions shall be consistent with those agreed to in Section 9.03(e)(iii) and (iv). To the extent that additional assumptions are required, Purchasers and Sellers shall agree on these assumptions during the period commencing on the date hereof and ending on the Closing Date and prior to the calculation of the Final Transferred Benefit Plan Liability Amount. The dispute resolution provisions of this Section 9.03 shall apply.

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To the extent that there are any unfunded Liabilities as of the Closing Date associated with Transferred Accrued Benefit Plans for which there was no Transferred Benefit Plan Estimated Price Reduction Amount associated with such Transferred Accrued Benefit Plan for Transferred Employees in countries other than Germany or Mexico, the Purchasers and Sellers shall agree on these assumptions during the period commending on the date hereof and ending on the Closing Date. Purchasers and Sellers will further cooperate, during the period of time between the date hereof and the Closing Date, to investigate and determine if any other Benefit Plan should be added to Section 9.03(a) of the Disclosure Schedule as a Transferred Accrued Benefit Plan and included in the Transferred Benefit Plan Liability Statement. The dispute resolution provisions of this Section 9.03 shall apply.

(vii)  This section 9.03(e)(vii) applies to any Transferred Accrued Benefit Plan. For clarity, to the extent that any Transferred Accrued Benefit Plan’s assets (“Plan Assets”) are reflected in the determination of the Transferred Benefit Plan Liability Statement, these Plan Assets will be valued at their fair market value as of the Closing Date as defined in FAS 87, FAS 132, FAS 158 and/or FAS 106 and will be transferred to Purchaser as soon as practical on or after the Closing Date. To the extent that Plan Assets are transferring after the Closing Date, the amount transferred shall include a proportional share of interest earned.

9.04	Severance and Other Claims.

(a)     Except as set forth in Section 9.04(b) of this Agreement and with the exception of the bonuses to be paid by Purchasers pursuant to Section 9.06, the Sellers shall be liable for any severance, separation, deferred compensation, transaction, retention benefits, completion or deal bonuses, if any, that are payable (i) to any Person who is or was an employee of the Business and is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing, and (ii) to Transferred Employees to the extent that such Transferred Employee’s right to severance, separation, deferred compensation, transaction, retention benefits, completion or deal bonuses arises as a result of the transactions contemplated by this Agreement (provided that the foregoing under (ii) was not caused by actions of Purchasers).

(b)    Sellers shall have no Liability, and Purchasers shall be liable, with respect to claims from any Business Employee or Transferred Employee (i) to the extent resulting from or relating to the failure to offer and maintain comparable salary and benefits for six-months following the Closing Date or as required by Law or Contract, or (ii) the termination of any Transferred Employee from employment with Purchaser following the Closing, including termination and career-end indemnities.

9.05  Retiree Health Plans. Sellers shall amend, if necessary, the Seller Benefit Plans that provide retiree health coverage to any current or former employees of the Business (the “Retiree Health Plans”), and/or take any other actions necessary to provide that Transferred Employees who have, as of the Closing Date, satisfied the plan’s eligibility to commence retiree health benefits will be entitled to commence such retiree health coverage under the Retiree Health Plans as provided by such Seller at such future date as the Transferred Employee terminates employment from the Business and Purchasers or their Affiliates.

9.06	Bonus Plans/Equity Plans.

(a)     Purchasers shall provide a cash bonus payment, not later than December 15, 2007 (the “Bonus Payment Date”), to each Transferred Employee who (i) is eligible to participate as of the Closing Date in Sellers’ Performance Incentive Pay Plan, and Incentive Compensation Plan, (“Sellers’ Bonus Plans”), (ii) meets the criteria for a payment under Sellers’ Bonus Plans, and (iii) remains employed by the Purchasers or their Affiliates on September 30, 2007. For the period prior to the Closing Date, such bonus payment shall be calculated based upon (x) the terms of Sellers’ Bonus Plans, and (y) the financial results for ARM and the applicable Business Subsidiary or business unit through the Closing Date. For the period commencing on the Closing Date until September 30, 2007, a Transferred Employee’s bonus payment, if any, shall be based upon on such bonus criteria as Purchasers shall determine. Sellers shall provide all information as Purchasers’ may reasonably require to calculate the payment attributable to Sellers’ Bonus Plans, including, without limitation, ARM and Business Subsidiary financial results and calculations. Within fifteen calendar days following the Closing Date, Sellers will calculate the cash portion of the Long Term Incentive Plan payable to Transferred Employees which include the three (3) outstanding payment cycles and Seller will make such payment to Transferred Employees within thirty (30) days following the Closing Date. Notwithstanding anything in this Section 9.06(a) to the contrary, Purchaser’s Liability for bonus payments to Transferred Employees pursuant to Sellers’ Bonus Plans for the period ending upon the Closing Date shall not exceed the current year’s accrual for Sellers’ Bonus Plans. Purchaser will reimburse the Seller in an amount not to

1-NY/2171027.1	48

exceed the current year’s portion of all three (3) outstanding payment cycles pursuant to the Long Term Incentive Plan.

(b)    Immediately prior to the Closing, ARM shall take all actions necessary, so that (i) all options to purchase ARM Common Stock granted to any Employee under ARM’s equity compensation plans, may be exercised for the shortest of (x) three (3) years from the Closing, (y) the expiration of such option’s 10 year term, or (z) the maximum period allowable under Code Section 409A, (ii) all shares of restricted stock granted to any Executive Employee under ARM’s equity compensation plans shall vest on a pro-rata basis based upon the number of months such Executive Employee was employed by a Business Subsidiary during the applicable restriction period, and (iii) all performance shares granted under ARM’s Long Term Incentive Plan shall immediately vest on a pro-rata basis based upon the number of months employed by a Business Subsidiary during the applicable performance period and each Executive Employee shall be entitled to the number of shares determined based upon ARM’s actual performance during the applicable performance period.

9.07  Welfare Plans. Sellers shall assume and be responsible for (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing by Transferred Employees, and (ii) claims relating to “COBRA” coverage attributable to “qualifying events” occurring on or prior to the Closing with respect to all Transferred Employees and their beneficiaries and dependents. Purchasers shall be responsible for (i) disability benefits and workers compensation benefits for Transferred Employees for claims incurred after the Closing, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Closing with respect to Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose, provided that claims relating to a hospital confinement that commences prior to the Closing but continues thereafter shall be treated as incurred prior to the Closing. A claim resulting in short-term or long-term disability benefits shall be considered incurred as of the date of the employee’s absence from work as a result of the injury or condition giving rise to such claim, which absence is most proximate, in terms of elapsed calendar days, to the date the claim is formally reported. A workers compensation claim shall be considered incurred when the claim is formally reported, and a death benefit claim shall be considered incurred when death occurs. A workers compensation claim shall be considered formally reported on the earlier of the date the Transferred Employee has provided a written claim to the employer, or the date reflected in the Transferred Employee’s personnel record on which the employee orally reported to the employer that he or she would be filing a workers compensation claim.

9.08  WARN. Sellers and the Business Subsidiaries are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (“WARN Act”), 29 U.S.C. Section 2101 et seq. Except as set forth on Section 9.08 of the Disclosure Schedule, to be provided by Sellers to Purchasers within 45 days of the date hereof and updated as of the Closing Date, none of the employees of the Business have suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Closing Date. Sellers shall not, at any time 90 days before the Closing Date: (i) effectuate a “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) without complying fully with the notice and other requirements of the WARN Act; or (ii) effectuate any similar action without complying fully with any applicable Law requiring notice to employees in the event of a plant closing or layoff. All communications of Sellers to the employees of the Business with respect to the WARN Act or similar matters will be subject to approval by Purchasers (which approval will not be unreasonably withheld).

9.09	Purchasers’ Benefit Plans.

(a)     The Purchasers or their Affiliates shall establish a defined benefit pension plan to provide retirement benefits to Transferred Employees whose terms and conditions of employment are determined by the collective bargaining agreements covering Transferred Employees in the United States (the “Transferred Union Employees”) and listed in Section 9.09(a) of the Disclosure Schedule (the “Purchasers’ DB Plan”). The Purchasers’ DB Plan will recognize years of service with the Sellers for purposes of eligibility, vesting and benefit accrual. Transferred Union Employees’ benefits determined using this benefit accrual service under Purchasers’ DB Plan will be reduced by the amount of the accrued benefit payable to Transferred Union Employees under the ArvinMeritor, Inc. Retirement Plan (the “Sellers DB Plan”). Except as provided herein, as of the Closing Date, the Transferred Union Employees will cease benefit accrual under the Sellers DB Plan. The accrued benefit payable to Transferred Union Employees under the Sellers DB Plan will be determined using the dollar benefit multiplier

1-NY/2171027.1	49

which was in effect at the earlier of the Transferred Employees termination of employment with the Purchaser or the expiration of the last collective bargaining agreement negotiated by the Seller.

(b)    As of the Closing, Purchasers shall establish or make available employee benefit plans which shall provide retirement, health, medical, dental, vision, life insurance, severance and disability coverage (“Purchasers’ Benefit Plans”) for the Transferred Employees as Purchasers deem appropriate or as required by applicable Law. Transferred Employees shall be given credit under such Purchasers’ Benefit Plans for all service prior to the Closing with Sellers and any of their Affiliates or any predecessor employer (to the extent such credit was given by such Seller or any of its Affiliates or any predecessor employer), and all service with Purchasers or any of their Affiliates on or following the Closing but prior to the time such Transferred Employee becomes such a participant, for purposes of determining eligibility and vesting and for all other purposes for which Purchasers determine that service shall be either taken into account or recognized. In the United States, to the extent recognized under Sellers Benefit Plans and as permitted by Purchasers’ insurance carriers, such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Furthermore, in the United States, Transferred Employees shall be given credit for amounts paid under a corresponding employee benefit plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Purchasers’ Benefit Plans.

(c)     Sellers shall not be responsible for nor have any obligations or Liabilities with respect to Purchasers’ Benefit Plans.

9.10  Compliance with Collective Bargaining Agreements and Applicable Law. Nothing in this Article IX shall be construed to relieve or limit Purchasers (or following the Closing, their Business Subsidiaries’) or Sellers’ obligations under the collective bargaining agreements listed on Section 4.18(a)(viii) of the Disclosure Schedule or applicable Law.

9.11  Earned Allowances. As of the Closing, Purchasers shall assume and be responsible for all obligations of Sellers and the Business Subsidiaries to all Transferred Employees for any unpaid wage, salary, vacation, holiday, bonuses (other than the retention, completion or deal bonuses described in Section 9.04(a) and the bonus payments described in Section 9.06) any pay or paid absence allowances earned for periods prior to Closing to the extent that such amounts have been accrued under Final Working Capital, and all such amounts shall be paid by Purchasers after the Closing in accordance with Purchasers’ normal payroll practices. Sellers have made, or will make, available to Purchasers all information available and/or necessary to satisfy such amounts.

9.12  No Employee Rights. This Article IX is solely for the purpose of defining the obligations between Purchasers (and following the Closing, the Business Subsidiaries) and Sellers concerning the employees of the Business and the Transferred Employees. To the extent permitted by applicable Law and not otherwise prohibited, nothing in this Agreement express or implied shall confer upon any employee or legal representative or beneficiary thereof any rights or remedies, including the right of employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever by this Agreement. Nothing in this Agreement expressed or implied should be construed to prevent Purchasers or Sellers from terminating or modifying to any extent or in any respect any benefit plan that Purchasers or Sellers or their respective Affiliates may establish or maintain.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PURCHASERS

The obligations of Purchasers hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

10.01               Representations and Warranties. The representations and warranties of the Sellers in this Agreement that do not expressly relate to a specific date shall be true and correct (determined without regard to materiality, Business Material Adverse Effect or, with respect to the representations and warranties contained in Section 4.11 and the Tax-related representations set forth in Annex B or the first sentence of Section 4.13 only,

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knowledge qualification) on and as of the Closing as though made at and as of the Closing, and the representations and warranties of the Sellers that expressly relate to a specific date shall, as of the Closing, remain true and correct as of such date, except, in either case, for such failures of any representation and warranty of the Sellers to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect or materially and adversely affect the validity and enforceability of this Agreement and any of the Operating Agreements against the Sellers.

10.02               Performance. Each Seller shall have performed and complied with, in all respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Seller at or before the Closing; provided that the foregoing condition shall be deemed to have been satisfied notwithstanding that Sellers shall fail to perform or comply with any such agreement, covenant or obligation unless the failure shall constitute a Business Material Adverse Effect or materially adversely affect the validity or enforceability of this Agreement or any Operative Agreement against Seller.

10.03               Officers’ Certificates. ARM on behalf of itself and each of the Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Senior Vice President of ARM on behalf of itself and each of the Sellers, in form and substance reasonably acceptable to Purchaser, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of ARM on behalf of itself and each of the Sellers, in form and substance reasonably satisfactory to Purchaser.

10.04               Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date any action, suit, proceeding, arbitration, investigation or audit brought by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

10.05               Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchasers and each Seller to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived; (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred; and (e) to the extent permitted by applicable Laws and Environmental Laws, all material Licenses, including, Environmental Permits, shall have been transferred or issued, as applicable, effective from and after the Closing Date.

10.06               Third Party Consents. All the Required Consents shall have been obtained, shall not be subject to the satisfaction of any condition that has not been satisfied or waived, shall be in full force and effect and shall be evidenced by documentation in form and substance reasonably satisfactory to Purchaser.

10.07               Real Property. The Sellers shall have delivered to Purchaser (a) such customary affidavits, indemnities and information as Purchaser’s title insurance company shall require in order to insure Purchaser’s title to the real property being insured (including a gap indemnity and a non-imputation affidavit and indemnity) and (b) the release of all mortgages on any Business Real Property or Business Real Property Leases under the Chase Credit Facility. The Sellers shall use commercially reasonable efforts to (x) an estoppel certificate from each landlord under the Business Seller Real Property Leases listed on Section 10.07(x) of the Disclosure Schedule, in a form reasonably acceptable to Purchasers or set forth in such Business Seller Real Property Lease or (y) a non-disturbance agreement, in form reasonably acceptable to Purchasers, from each overlandlord set forth on Section 10.07(y) of the Disclosure Schedule. The condition set forth in the second sentence of this Section 10.07 shall be deemed to have been satisfied so long as the Sellers have used their commercially reasonable efforts to undertake the actions set forth in clauses (x) and (y).

10.08               Deliveries. The Asset Sellers shall have delivered to Purchasers (a) Bill of Sale and Assignment Agreement and the other Assignment Instruments, (b) the Operative Agreements, (c) in accordance with Section

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6.13, the duly executed resignation, or evidence of removal, of the officers, directors, managers or other members of management of the Business Subsidiaries reasonably requested by Purchaser, and (d) the other agreements, instruments and documents to be delivered by any Seller to Purchasers at the Closing as provided by this Agreement.

10.09               Material Adverse Change. There shall not have occurred from the Financial Statement Date to the Closing any event or development that has had or could reasonably be expected to have a Business Material Adverse Effect.

10.10               Financing. Purchasers shall have received the proceeds from the financing contemplated by the Debt Commitment Letter.

10.11               Release of Indebtedness. Seller shall have delivered to Purchaser evidence of (i) the release of all Liens other than Permitted Liens with respect to the Business Assets and the Assets and Properties of the Business Subsidiaries, (ii) the repayment of all outstanding Indebtedness of the Business Subsidiaries listed on Section 10.11(ii) of the Disclosure Schedules, other than any Indebtedness that the Purchasers agree to assume, (iii) the repayment or other cancellation of all intercompany accounts between ARM and its Subsidiaries and Affiliates, on the one hand, and the Business Subsidiaries, on the other hand, and (iv) the release of all guarantees by the Business Subsidiaries of any Indebtedness or other obligation of ARM or any of its Subsidiaries or Affiliates (other than any of the Business Subsidiaries), in each case, in form and substance reasonably satisfactory to Purchaser, other than any Indebtedness that the Purchasers agree to assume.

10.12               FIRPTA Certificates. Each of ARM and ARM OE shall have delivered to Purchasers certificates establishing their non-foreign status for purposes of Treasury Regulations Section 1.1445-2 in form and substance reasonably satisfactory to Purchaser.

10.13               Other Conditions. In the addition to (and not in lieu of) the other conditions contained in this Article X, the obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the conditions set forth on Annex D hereto (all or any of which may be waived in whole or in part by Purchaser in its sole discretion).

10.14               Joinder of Other Sellers. All other Sellers shall have joined in this Agreement as a Seller in accordance with Section 6.18 and have executed and delivered a Joinder Agreement to Seller in form and substance reasonably acceptable to Purchasers and the purchase of all Business Assets and Transferred Interests shall occur contemporaneously.

10.15               Related Agreements. Each of the Required Exhibit Agreements shall be in final form reasonably acceptable to the parties hereto and executed and delivered by the parties thereto.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion):

11.01               Representations and Warranties. The representations and warranties of the Purchasers in this Agreement that do not expressly relate to a specific date shall be true and correct (determined without regard to materiality, Business Material Adverse Effect, or knowledge qualification) on and as of the Closing as though made at and as of the Closing, and the representations and warranties of the Purchasers that expressly relate to a specific date shall, as of the Closing, remain true and correct as of such date, except, in either case, for such failures of any representation and warranty of the Purchasers to be true and correct that would not, individually or in the aggregate, materially and adversely affect the validity, enforceability or performance of this Agreement and any of the Operative Agreements against the Purchasers.

11.02               Performance. The Purchasers shall have performed and complied with, in all respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the

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Purchasers at or before the Closing; provided that the foregoing condition shall be deemed to have been satisfied notwithstanding that the Purchasers shall failed to perform or comply with any such agreement, covenant or obligation unless the failure shall materially adversely affect the validity or enforceability of this Agreement or any of the Operative Agreements against the Purchasers.

11.03               Officers’ Certificates. Purchaser on behalf of itself and each of its Designees shall have delivered to ARM a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Senior Vice President of Purchaser on behalf of itself and each of its Designees, in form and substance reasonably satisfactory to ARM and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser on behalf of itself and each of its Designees, in form and substance reasonably satisfactory to ARM.

11.04               Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date action, suit, proceeding, arbitration, investigation or audit brought by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Sellers or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

11.05               Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Sellers and Purchaser to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in substance reasonably satisfactory to the Sellers (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

11.06               Deliveries. Purchaser shall have delivered to the Sellers (a) the Assumption Agreement and the other Assumption Instruments, (b) the Operative Agreements, (c) the Note, and (d) the other agreements, instruments and documents to be delivered by any Purchaser to Sellers at the Closing as provided by this Agreement.

11.07               Joinder of Purchaser’s Designees. All Purchaser’s Designees shall have joined in this Agreement as a Purchaser in accordance with Section 7.07 and have executed and delivered a Joinder Agreement to Seller in form and substance reasonably acceptable to the Seller.

11.08               Base Total Purchase Price. Purchaser shall pay to Sellers and ARMCo the Base Total Purchase Price to be paid to them at the Closing pursuant to Article III.

11.09               Other Conditions. In the addition to (and not in lieu of) the other conditions contained in this Article XI, the obligations of the Sellers hereunder are subject to the fulfillment, at or before the Closing, of each of the conditions set forth on Annex D hereto (all or any of which may be waived in whole or in part by the Sellers in their sole discretion).

11.10               Related Agreements. Each of the Required Exhibit Agreements shall be in final form reasonably acceptable to the parties hereto and executed and delivered by the parties thereto.

11.11               Consent of ARMCo Lender. Three Pillars Funding LLC and SunTrust Bank, in their capacities as "Lenders," and Suntrust Capital Markets, Inc., in its capacities as “Three Pillars Agent” and as “Administrative Agent” under that certain Loan Agreement dated as of September 19, 2005, by and among each of them, ARMCo and ARM (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), shall have consented in writing to the execution, delivery, and performance by ARMCo of the ARMCo Receivables Agreement and shall have agreed in writing to release the lien and security interest in the ARMCo Receivables created under the Loan Agreement, and the Administrative Agent shall have filed, or shall have authorized ARMCo to file, all such UCC financing statement amendments as may be necessary or appropriate to release of record such lien and security interest.

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ARTICLE XII

TAX MATTERS AND POST-CLOSING TAXES

12.01	Preparation and Filing of Tax Returns.

(a)     Consolidated Income Tax Returns. ARM shall be responsible for the preparation of all Tax Returns of Relevant Groups for periods prior to or including the Closing Date to be filed after the date hereof, where (i) it is not the case that all of the members of such Relevant Group are Business Subsidiaries or (ii) the associated Tax period ends on or prior to the Closing Date. ARM shall provide drafts of all those portions of Tax Returns that relate to the Business or the Business Subsidiaries, the preparation of which Tax Returns is the responsibility of ARM under this Section 12.01(a), to Purchaser at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by Purchaser to such Tax Returns, where such change request is provided to ARM not more than 10 Business Days after Purchaser has received such draft Tax Returns. Tax Returns the preparation of which are the responsibility of ARM under this Section 12.01(a) shall be prepared in a manner consistent with past practice of the Relevant Group except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by Purchaser, with such consent not to be unreasonably withheld or delayed. With respect to Tax Returns of Relevant Groups for Tax periods including but ending after the Closing Date, if all of the members of such Relevant Group are Business Subsidiaries, Purchaser shall be responsible for the preparation of such Tax Returns. Purchaser shall provide drafts of all Tax Returns the preparation of which is the responsibility of Purchaser under this Section 12.01(a) to ARM at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by ARM to such Tax Returns, where such change request is provided to Purchaser not more than 10 Business Days after ARM has received such draft Tax Returns; provided, however, that where a Tax Return for which Purchaser is responsible under this Section 12.01(a) is due within 30 Business Days of the Closing Date, Purchaser shall be obligated only to make reasonable efforts to provide ARM with a reasonable opportunity to review such Tax Return prior to filing and to consider in good faith any changes requested by ARM with respect to such Tax Returns, where such change request is provided by ARM within a reasonable period following ARM’s receipt of such draft Tax Return. Tax Returns the preparation of which are the responsibility of Purchaser under this Section 12.01(a) shall be prepared in a manner consistent with past practice of the Relevant Group, except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by ARM, with such consent not to be unreasonably withheld or delayed.

(b)    Separate Income Tax Returns for Non-Straddle Periods. ARM shall be responsible for the preparation of all Income Tax Returns of the Business Subsidiaries for Tax periods ending on or prior to the Closing Date. ARM shall provide drafts of all Tax Returns the preparation of which is the responsibility of ARM under this Section 12.01(b) to Purchaser at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by Purchaser to such Tax Returns, where such change request is provided to ARM not more than 10 Business Days after Purchaser has received such draft Tax Returns. Tax Returns, the preparation of which are the responsibility of ARM under this Section 12.01(b), shall be prepared in a manner consistent with past practice of the relevant Business Subsidiary, except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by Purchaser, with such consent not to be unreasonably withheld or delayed.

(c)     Separate Income Tax Returns for Straddle Periods. Except as otherwise provided in Section 12.01(a) above, Purchaser shall be responsible for the preparation of all Income Tax Returns of the Business Subsidiaries for Tax periods beginning on or before and ending after the Closing Date (such Tax periods, “Straddle Periods”). Purchaser shall provide drafts of all Tax Returns the preparation of which is the responsibility of Purchaser under this Section 12.01(c) to ARM at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by ARM to such Tax Returns, where such change request is provided to Purchaser not more than 10 Business Days after ARM has received such draft Tax Returns provided, however, that where a Tax Return for which Purchaser is responsible under this Section 12.01(c) is due within 30 Business Days of the Closing Date, Purchaser shall be obligated only to

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make reasonable efforts to provide ARM with a reasonable opportunity to review such Tax Return prior to filing and to consider in good faith any changes requested by ARM with respect to such Tax Returns, where such change request is provided by ARM within a reasonable period following ARM’s receipt of such draft Tax Return. Tax Returns the preparation of which are the responsibility of Purchaser under this Section 12.01(c) shall be prepared in a manner consistent with past practice of the relevant Business Subsidiary, except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by ARM, with such consent not to be unreasonably withheld or delayed.

(d)    Tax Returns Other Than Income Tax Returns. ARM shall be responsible for the preparation of all Tax Returns other than Income Tax Returns required to be filed by Asset Sellers relating to the Business. ARM shall be responsible for the preparation of all Tax Returns other than Income Tax Returns of the Business Subsidiaries due on or before the Closing Date. ARM shall provide drafts of all material Tax Returns the preparation of which is the responsibility of ARM under this Section 12.01(d) to Purchaser at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by Purchaser to such Tax Returns, where such change request is provided to ARM not more than 10 Business Days after Purchaser has received such draft Tax Returns; provided, however, that where a Tax Return for which ARM is responsible under this Section 12.01(d) is due within 30 Business Days of the date hereof, ARM shall be obligated only to make reasonable efforts to provide Purchaser with a reasonable opportunity to review such Tax Return prior to filing and to consider in good faith any changes requested by Purchaser with respect to such Tax Returns, where such change request is provided by Purchaser within a reasonable period following Purchaser’s receipt of such draft Tax Return. Tax Returns the preparation of which are the responsibility of ARM under this Section 12.01(b), shall be prepared in a manner consistent with past practice of the relevant Business Subsidiary, except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by Purchaser, with such consent not to be unreasonably withheld or delayed. Except as otherwise provided in this Section 12.01, Purchaser shall be responsible for the preparation of all material Tax Returns of Business Subsidiaries and of the Purchasers of the Business Assets due after the Closing Date. Purchaser shall provide drafts of all Tax Returns the preparation of which is the responsibility of Purchaser under this Section 12.01(d) to ARM and which relate to a Tax period that begins on or prior to the Closing Date, at least 20 Business Days prior to the due date for such Tax Returns (or, in the case of amended Tax Returns, at least 20 Business Days prior to the date on which such amended Tax Returns will be filed) and shall be required to consider in good faith any changes requested by ARM to such Tax Returns, where such change request is provided to Purchaser not more than 10 Business Days after ARM has received such draft Tax Returns; provided, however, that where such a Tax Return is due within 30 Business Days of the Closing Date, Purchaser shall be obligated only to make reasonable efforts to provide ARM with a reasonable opportunity to review such Tax Return prior to filing and to consider in good faith any changes requested by ARM with respect to such Tax Returns, where such change request is provided by ARM within a reasonable period following ARM’s receipt of such draft Tax Return. Tax Returns the preparation of which are the responsibility of Purchaser under this Section 12.01(d) and which relate to a Tax period that begins on or prior to the Closing Date shall be prepared in a manner consistent with past practice of the relevant Business Subsidiary, except (x) as required by this Agreement, (y) as required by Law or (z) as may be consented to by ARM, with such consent not to be unreasonably withheld or delayed.

(e)     Joint Venture Tax Returns. Neither Purchaser nor ARM shall have any responsibility under this Section 12.01 with respect to the preparation of any Tax Return to be filed by a Joint Venture or by a Subsidiary of a Joint Venture where the interests in such Joint Venture that are to be transferred pursuant to this Agreement do not provide authority to control the preparation of such Tax Return.

(f)     Closing of Tax Periods. Where applicable Tax Law permits, without material cost, the closing of a Tax period of a Business Subsidiary on the Closing Date, Purchasers and Sellers agree that they shall, and shall cause their Affiliates to, take such actions as may be required to so close the Tax period.

(g)    Consistency Requirement Does Not Preclude Permitted Elections. For the avoidance of doubt, nothing in this Section 12.01 shall preclude the making of any Permitted Section 338 Elections, the making of any “check the box” elections necessary for Sellers to comply with the requirements of Section 6.20 hereof or the other Tax elections provided for in, or contemplated by, this Agreement.

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(h)    Where Seller is responsible for preparing a Tax Return under this Section 12.01 and Seller or a Seller Affiliate will file such Tax Return, (i) Seller will not less than three Business Days prior to the filing of such Tax Return, give Purchaser notice of the portion of the Taxes reflected on such Tax Return for which Purchaser is liable pursuant to this Article XII and Purchaser shall pay such amount to Seller within two Business Days (for application against such Tax liability) and (ii) Seller will provide Purchaser with a copy of such Tax Return as filed reasonably promptly following its filing. Where Seller is responsible for preparing a Tax Return under this Section 12.01 and Purchaser or a Purchaser Affiliate will file such Tax Return, (i) Seller shall pay to Purchaser an amount equal to the portion of the Taxes reflected on such Tax Return for which Seller is liable pursuant to this Article XII by the earlier of (x) the due date for such Tax Return and (y) the date such Tax Return is filed and (ii) Seller shall provide Purchaser with the final draft of such Tax Return for filing not less than 3 days prior to the due date for such Tax Return. Where Purchaser is responsible for preparing a Tax Return under this Section 12.01 and Purchaser or a Purchaser Affiliate will file such Tax Return, (i) Purchaser will, not less than three Business Days prior to the filing of such Tax Return give Seller notice of the portion of the Taxes reflected on such Tax Return for which Seller is liable pursuant to this Article XII and Seller shall pay such amount to Purchaser within two Business Days (for application against such Tax liability) and (ii) Purchaser will provide Seller with a copy of such Tax Return as filed reasonably promptly following its filing. Where Purchaser is responsible for preparing a Tax Return under this Section 12.01 and Seller or a Seller Affiliate will file such Tax Return, (i) Purchaser shall pay to Seller an amount equal to the portion of the Taxes reflected on such Tax Return for which Purchaser is liable pursuant to this Article XII by the earlier of (x) the due date for such Tax Return and (y) the date such Tax Return is filed and (ii) Seller shall provide Purchaser with the final draft of such Tax Return for filing not less than 3 days prior to the due date for such Tax Return. Similar rules will apply with respect to the filing of amended Tax Returns, except that references to the “due date” for such Tax Return shall be disregarded and payments with respect to prior filing of such Tax Returns shall be taken into account in determining the relative responsibilities of Seller and Purchaser for Taxes reflected on such Tax Returns. If Purchaser or Seller disagrees with an amount that is proposed as the share of the Taxes reflected on a Tax Return for which they are responsible, the parties shall work together in good faith for not more than 30 days (or such longer period as they may agree) to resolve such dispute and then shall refer such dispute to an independent accounting firm mutually acceptable to the parties for resolution (or in the absence of a mutually acceptable independent accounting firm, each of ARM and Purchaser shall select an independent accounting firm and those firms shall jointly select a third independent accounting firm to which such dispute shall be submitted for resolution). The costs of the independent accounting firms shall be borne by Purchaser and Seller in inverse proportion to their relative success with respect to the resolution of such dispute, as determined by the independent accounting firm to which the dispute is submitted for resolution. Except to the extent provided in Section 12.01(i) and with respect to disputes submitted to an independent accounting firm for resolution (with respect to the items at issue in such disputes, and not with respect to subsequent adjustments), nothing in this Section 12.01(h) will preclude a party from subsequently claiming indemnity under this Article XII. Where Seller or Purchaser makes a payment late under this Section 12.01(h) and as a result the other party temporarily funds more than its share of a Tax liability, Seller or Purchaser, as the case may be, shall pay such other party interest on the late payment at a simple interest rate of 8.25% for the period of such temporary funding by the other party.

(i)     Subsequent payments under this Article XII will be appropriately adjusted to reflect payments pursuant to this Section 12.01 (so as to avoid double-counting).

12.02	Tax Indemnification.

(a)     Upon the terms and conditions of this Agreement, if the Closing occurs, the Sellers (each, a “Seller Tax Indemnifying Party), jointly and severally, shall pay or cause to be paid, and shall indemnify each Purchaser Tax Indemnified Party and agree to protect, save and hold each Business Subsidiary, Purchaser and their respective Affiliates and the stockholders, members, general partners, limited partners, officers, directors, and employees of each of them (in each case, other than the Sellers) (any such person entitled to indemnification hereunder, a “Purchaser Tax Indemnified Party”) harmless from and against any and all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to (including costs incurred in the good faith contest of the imposition, assessment or assertion of): (i) all Taxes of the Business Subsidiaries allocable to a Pre-Closing Period; (ii) all Taxes of the Sellers or of a Relevant Group that includes a Business Subsidiary and ARM or an Affiliate of ARM that is not a Business Subsidiary, (iii) all Taxes allocable to a Pre-Closing Period of any Relevant Group that includes only Business Subsidiaries, (iv) all Taxes relating to the Business or the Business

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Assets for any period or portion of a period ending on or prior to the Closing Date, (v) all Taxes of any Person for which a Business Subsidiary is liable (W) under Treasury Regulations Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) with respect to a consolidated, combined, unitary or similar Tax group of which such Business Subsidiary, or a predecessor thereof, was a member prior to the Closing Date or on the Closing Date prior to the Closing, (X) as a transferee or successor by operation of Law, where such Business Subsidiary became a transferee or successor simultaneous with (if the transaction giving rise to such transferee or successor liability was arranged by a Seller) or prior to the Closing, (Y) by contract, where such contract was entered into simultaneous with (if the entry into such contract was arranged by a Seller ) or prior to the Closing or (Z) otherwise, where such Business Subsidiary’s liability is the result of circumstances prior to the Closing, (vi) all Taxes resulting from a Permitted Section 338 Election, an Announced Restructuring Action or an Other Transaction Restructuring Action, (vii) a failure of a representation or warranty set forth in Section 4.11 hereof, or a Tax-related representation or warranty of a Seller set forth in Annex B, to be true on the date hereof or on the Closing Date (as determined without regard to any qualifiers contained in such representation or warranty or in the introductory language to Section 4.11 relating to knowledge or materiality, whether expressed by reference to “Knowledge,” “material” or “Business Material Adverse Effect” or otherwise) or a breach of a covenant or agreement set forth in Section 6.05(c) or 6.20 hereof or a Tax-related covenant or agreement set forth in Annex C, (viii) the failure of any Relevant Group, Business Subsidiary or Asset Seller to timely file or provide to any Person or to otherwise comply with any requirements relating to a Tax Return, which failure, in the case of a Business Subsidiary or a Relevant Group that includes only Business Subsidiaries, occurs prior to the Closing, (ix) any Transfer Taxes for which Sellers are responsible pursuant to Section 12.07 hereof, (x) the remitting to a governmental authority or other appropriate person of amounts withheld by a Business Subsidiary from a payment prior to the Closing, where (a) the liability to so remit was not treated as a Current Liability actually taken into account in determining Final Working Capital and (b) the amount withheld and retained was not actually excluded from being treated as a Current Asset in determining Final Working Capital, (xi) any liability of a Purchaser for Taxes of another Person as a result of the transfers provided for herein (including any liability with respect to Taxes as a result of any failure to comply with any bulk sales or similar Law of any Governmental Authority), (xii) any failure of Sellers to comply with the provisions of this Article XII and (xiii) any liability imposed on Purchasers as a result of making payments under Article III hereof to ARM, rather than to ARMCo or another Seller. Notwithstanding the foregoing, the Seller Tax Indemnifying Parties will not indemnify, defend or hold harmless any Purchaser Tax Indemnified Party for (1) Taxes attributable to any action of a Business Subsidiary or Purchaser taken on the Closing Date simultaneous with or after the Closing, that is (i) outside the Ordinary Course of Business, (ii) neither provided for in this Agreement (with actions provided for in this Agreement including, without limitation, (a) such acts as may be undertaken to comply with the covenants set forth in Section 6.20 hereof, (b) the termination of Tax sharing agreements or arrangements as provided for in Section 12.04(e), (c) the actions provided for in Section 6.14 and 6.15, (d) all Restructuring Actions and (e) such actions as Purchaser and Seller may agree with respect to after signing, and (iii) not arranged by Sellers or any of their Affiliates (an action described in this sentence, a “Purchaser Tax Act”), (2) Taxes arising from the sale by ArvinMeritor Emissions Technologies GmbH of ArvinMeritor Emissions Technologies Kft pursuant to this Agreement and the distribution by ArvinMeritor Emissions Technologies GmbH, in connection with the Closing, of the proceeds of such sale as a distribution in respect of its shares, except to the extent that such Taxes result from a failure of a representation or warranty set forth in Section 4.11(hh), (ii) or (jj) to be true or a breach of the covenant set forth in Section 6.20(f) hereof, (3) Taxes arising from the distribution by ArvinMeritor Emissions Technologies GmbH, in connection with the Closing, of proceeds from a securitization arranged as part of Purchaser’s direct or indirect financing of acquisitions provided for herein, except to the extent that such Taxes result from a failure of a representation or warranty set forth in Section 4.11(hh), (ii) or (jj) to be true or a breach of the covenant set forth in Section 6.20(f) hereof, or (4) any costs of contesting an item described in the preceding sentence incurred at the direction of a Purchaser or a Purchaser Affiliate after a Seller Tax Indemnifying Party has agreed to pay the full amount of such item without further contest, other than any such costs associated with the making of such payment or the termination of the related proceeding.

(b)    Upon the terms and conditions of this Agreement, if the Closing occurs, Purchasers and, following the Closing, the Business Subsidiaries, jointly and severally, shall pay or cause to be paid, and shall indemnify each Seller Tax Indemnitee and agree to protect, save and hold each Seller and their respective Affiliates, stockholders, members, general partners, limited partners, officers, directors, and employees (any such person entitled to indemnification hereunder, a “Seller Tax Indemnitee”) harmless from and against any and all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to (including costs

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incurred in the good faith contest of the imposition, assessment or assertion of): (i) all Taxes of the Business Subsidiaries allocable to a Post-Closing Period or imposed as a result of the operation of the Business Assets or the Business following the Closing, except, in each case, to the extent Sellers are otherwise required to indemnify in respect of such Taxes pursuant to this Article XII, (ii) all Taxes attributable to any Purchaser Tax Act, (iii) any Transfer Taxes for which Purchasers are responsible under Section 12.07 hereof, (iv) any aggregate net increase in Taxes (over what they would have been had the shares in Zeuna Starker Srl been acquired instead) resulting from the making of the election provided in Section 6.20(b), (v) any aggregate net increase in Taxes (over what they would have been had this Agreement provided for a purchase of the German Minority Interests at the Closing) from the use of the put and call options with respect to the German Minority Interests, (vi) Taxes resulting from business restructuring actions to be undertaken at ArvinMeritor Emissions Technologies, S.A. following the Closing, other than any such Taxes as may be imposed on a Seller or a Seller Affiliate, (vii) any aggregate net increase in Taxes (over what they would have been had the shares of ArvinMeritor Emissions Technologies GmbH been acquired under this Agreement while ArvinMeritor Emissions Technologies GmbH still held the interests in ArvinMeritor Emissions Technologies Kft) resulting from the sale provided for herein of the interests in ArvinMeritor Emissions Technologies Kft, provided that for purposes of determining such excess, any Taxes related to the sale provided for herein of the interests in ArvinMeritor Emissions Technologies Kft attributable to a failure of a representation or warranty set forth in Section 4.11(hh), (ii) or (jj) to be true or a breach of the covenant set forth in Section 6.20(f) hereof shall be disregarded and (viii) any Taxes arising from the distribution by ArvinMeritor Emissions Technologies GmbH in connection with the Closing of proceeds of a securitization arranged as part of Purchaser’s direct or indirect financing of acquisitions provided for herein, except any such Taxes attributable to a failure of a representation or warranty set forth in Section 4.11(hh), (ii) or (jj) to be true or a breach of the covenant set forth in Section 6.20(f) hereof; provided that the aggregate net Taxes indemnified hereunder under each of clause (iv), (v), (vi), (vii) and (viii) hereof, in each case, may not exceed the aggregate net increase in Taxes described in such clause to the Seller Tax Indemnitees (so that effects on different Seller Tax Indemnitees are netted on an aggregate basis). Notwithstanding the foregoing, Purchasers and the Business Subsidiaries shall not indemnify a Seller Tax Indemnitee (a) for any item which a Seller Indemnifying Party has an indemnification obligation under this Article XII, (b) in respect of any Tax liability of a Joint Venture or a Subsidiary of a Joint Venture, (c) for any costs of contesting an item described in clause (i), (ii) or (iii) incurred at the direction of a Seller, a Seller Tax Indemnitee or an Affiliate of either a Seller or a Seller Tax Indemnitee after a Purchaser or Business Subsidiary has agreed to pay the full amount of such item without further contest, other than any such costs associated with the making of such payment or the termination of the related proceeding or (d) for any Tax arising from a Announced Restructuring Action or an Other Transaction Restructuring Action.

(c)     Notwithstanding any other provision of this Agreement to the contrary: (a) this Article XII together with Section 3.04 shall govern all matters relating to Taxes or which are otherwise addressed herein, (b) the obligations of the parties set forth in this Article XII shall not be subject to the terms of Article XIV (other than Sections 14.04 and 14.05; provided, however, that (x) the provisions of Section 14.05(a) relating to adjustment for Tax effects shall not apply to payments pursuant to Section 12.01, Section 12.02(a)(i), (ii), (iii), (iv) or (ix), Section 12.02(b)(i) or (iii), Section 12.06 or Section 12.07 and (y) in no event shall any adjustment for Tax effects pursuant to the provisions of Section 14.05(a) take into account, with respect to an indemnity claim under Section 12.02(a)(vi) any Tax benefits to the Purchasers or any of their Affiliates arising from a Permitted Section 338 Election or the Transaction Restructurings (including, without limitation, the making of any “check the box” elections in connection with the provisions of Section 6.20 hereof). In the event of any inconsistency between this Article XII and Article XIV, this Article XII shall control.

12.03               Section 338 Elections. Other than the Permitted Section 338 Elections, the parties agree that no elections under Section 338(h)(10) or Section 338(g) of the Code, or any corresponding provision of state, local or foreign Tax Law will be made with respect to the transfers of the Transferred Interests provided for herein. The Purchasers and their Affiliates may make or cause to be made, the Permitted Section 338 Elections. Sellers shall provide, and shall cause their Affiliates to provide, such assistance and cooperation as may be reasonably requested for the making of valid Permitted Section 338 Elections. Where Purchaser or an Affiliate of Purchaser makes a Permitted Section 338 Election, Purchaser shall provide Seller with a notice to such effect within a reasonable period following the making of such election.

12.04	Cooperation.

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(a)     Each party hereto shall, and shall use its commercially reasonable efforts to cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them shall reasonably request in preparing or filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding relating to Taxes. Such cooperation and information shall include (A) retaining all Tax Returns, schedules and work papers, materials or other documents relating to the Taxes imposed (i) on the Business Subsidiaries (or any Relevant Group that includes a Business Subsidiary) for the first Tax period ending after the Closing Date and all prior tax periods or (ii) with respect to the Business or the Business Assets for the first tax period ending after the Closing Date and all prior Tax periods, until the later of (x) the expiration of the applicable statute of limitations and (y) six years after the due date without extension for the Tax Returns relating to such Taxes and (B) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and tax basis of property, which any such party or its subsidiaries or Affiliates may possess. The parties agree to (i) abide by all record retention agreements entered into with any Taxing Authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books or records and, if the other party so requests following such notice, allow such other party to take possession of such books and records. Each party shall make its employees, and shall use its commercially reasonable efforts to make those of its Affiliates, reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party responsible for the preparation of Tax Returns pursuant to this Article XII shall bear all costs associated with the preparation of such Tax Returns (which shall not include any costs associated with the review of such tax Returns by another party). Notwithstanding the foregoing or any other provision of this Agreement, neither Purchaser nor any of its Affiliates (including the Business Subsidiaries) shall have the right to receive or obtain any information relating to Taxes of ARM, Sellers or any of their respective Affiliates, or any of their predecessors, other than information relating to the Business Subsidiaries, the Business Assets and the Business.

(b)    Nothing in this Section 12.04 shall make any party hereto responsible for ensuring that any action will be taken by a Joint Venture or any Subsidiary of a Joint Venture, where the interests in such Joint Venture transferred hereunder do not provide such party with authority to compel such action.

(c)     Sellers agree to use, and to use their commercially reasonable efforts to cause their Affiliates to use, reasonable commercial efforts to obtain any certificate or other document from any governmental authority or customer of any of the Business Subsidiaries as may be required to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions provided for herein or upon the Business Subsidiaries, provided that there would be no adverse Tax impact on any of the Sellers or their Affiliates.

(d)    Sellers agree, upon request, to provide the Purchasers all information that Sellers or Purchasers may be required to report pursuant to Section 6043 of the Code and the Treasury Regulations promulgated thereunder.

(e)     Effective as of the Closing, without further action or liability on the part of any party hereto or any of their Affiliates, any tax sharing agreements or similar arrangements between ARM, Sellers and any of the Business Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

12.05	Allocation of Taxes for Straddle Periods.

(a)     In the case of Taxes for a Straddle Period, except as provided in Section 12.05(b), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For purposes of this Agreement, any Tax resulting from the departure, as a result of the transactions provided for herein, of any Business Subsidiary from a Relevant Group (such as, without limitation, Taxes resulting from the triggering into income of deferred intercompany transactions or excess loss accounts) shall be treated as Taxes allocable to a Pre-Closing Period. Items, such as Tax depreciation, which result from the expiration of time, will be allocated between the portion of a Tax period that ends on the Closing Date and the portion that follows the Closing Date based on relative days with respect to which depreciation or such similar items could be claimed in each portion.

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(b)    In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, real property Taxes and personal property Taxes, in each case attributable to any Straddle Period, the portion of such Taxes allocable to a Pre-Closing Period shall be the amount of such Taxes for the entire Tax period, multiplied by a fraction the numerator of which is the number of days in such Tax period that are or are prior to the Closing Date and the denominator of which is the total number of days in such Tax period, provided, however that if any property, asset or right of any Business Subsidiary or relating to the Business is sold or otherwise transferred on the Closing Date (prior to the Closing) or prior to the Closing Date, then such Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period. Any Tax imposed on a transactional basis shall be treated as allocable to the Pre-Closing Period if the transaction to which it relates occurred on or prior to the Closing Date.

12.06	Refunds, Credits, Carrybacks and Related Matters.

(a)     Estimated or similar Tax payments by the Business Subsidiaries prior to the Closing Date and not actually taken into account as Current Assets in determining Final Working Capital will be treated as applied against the indemnity obligations of Sellers hereunder to the extent applied against Taxes as to which Sellers have an indemnity obligation under this Article XII. If any such payments not actually taken into account as Current Assets in determining Final Working Capital are applied against Tax liabilities as to which Sellers would not have had an indemnity obligation under this Article XII if such Tax liabilities had been actually paid by Purchasers or the Business Subsidiaries or are refunded to a Purchaser or Business Subsidiary, Purchasers shall pay or cause to be paid to Sellers the amount so used within 10 Business Days following such use or refund. Notwithstanding any other provision of this agreement to the contrary, payments by Purchasers under this Section 12.06(a) shall in no event be grossed-up to reflect any Tax effects of such payment.

(b)    Purchasers and the Business Subsidiaries shall be entitled to carryback Tax items of the Business Subsidiaries from Straddle Periods or Tax periods that begin after the Closing Date to prior periods. Except as provided in the following sentence, any Tax refunds resulting from such carrybacks shall be the property of Purchasers or the Business Subsidiaries and, if received by Sellers or their Affiliates, shall be required to be paid over by Sellers to Purchasers and the Business Subsidiaries. If a Tax item from a Straddle Period is carried back to a prior period to generate a Tax refund, the principles of Section 12.05 shall be applied to determine the portion of such Tax item attributable to the Pre-Closing Period, and a corresponding portion of such Tax refund shall be the property of the relevant Seller and, if received by Purchasers or the Business Subsidiaries, such amount will be paid over to such Seller. Where a carryback that generates a Tax refund is subsequently reversed, there shall be appropriate payments between Sellers on the one hand and Purchasers and the Business Subsidiaries on the other, to reflect such reversal. In no event may Tax items be carried back to a Tax period of a Relevant Group that includes ARM or an ARM Affiliate other than a Business Subsidiary without the prior consent of ARM, with such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision of this Agreement to the contrary, payments under this Section 12.06(b) shall in no event be grossed-up to reflect any Tax effects of such payment.

(c)     Any refunds of Taxes (including interest thereon) allocable to a Pre-Closing Period of the Business Subsidiaries or relating to the Business or the Business Assets for a Pre-Closing Period resulting from a payment of such Tax before the Closing Date or a payment of such Tax after the Closing Date to the extent that Sellers made an indemnification payment under this Article XII in respect of such post-Closing Tax payment and not resulting from the carryback of a Tax item shall be paid over to the applicable Seller within 10 Business Days after receipt thereof by a Purchaser or the Business Subsidiaries or their Affiliates (or retained by Sellers if paid to them); provided, however, that Purchasers, the Business Subsidiaries and their Affiliates shall retain such refund (or it will be paid over by Seller if paid to Sellers or any of their Affiliates) to the extent that the right to such refund was actually taken into account as a Current Asset in determining Working Capital. Notwithstanding any other provision of this Agreement to the contrary, payments under this Section 12.06(c) shall in no event be grossed-up to reflect any Tax effects of such payment, but shall be reduced to reflect the present value of any net Tax detriment to Purchasers and their Affiliates arising from the receipt of such refund. Where a refund of Tax described in this Section 12.06(c) is subsequently reversed, there shall be appropriate payments between Sellers on the one hand and Purchasers and the Business Subsidiaries on the other, to reflect such reversal.

(d)    Any refunds of Taxes (including interest thereon) allocable to a Post-Closing Period of the Business Subsidiaries or relating to the Business Assets for a Post-Closing Period or resulting from a carryback

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of a Post-Closing item shall be the property of the Business Subsidiaries or Purchaser or the Purchaser Affiliate that owns such Business Assets and shall be retained by such (or, if received by a Seller or any Affiliate of a Seller, promptly paid over by such Seller or Affiliate to the relevant Business Subsidiary, Purchaser or Purchaser Affiliate; except to the extent of any unreversed indemnity payment made by Sellers hereunder in respect of the refunded Tax liability).

(e)     For purposes of this Section 12.06, a Person will be treated as receiving a refund when such Person either receives a payment of such refund or applies an amount as a credit or offset against a liability of such Person to the extent that (i) where such Person is a Purchaser or an Affiliate thereof, Sellers do not have an indemnification obligation hereunder and (ii) where such Person is a Seller or Seller Affiliate, Purchasers do not have an indemnification obligation hereunder.

(f)	[Intentionally omitted.]

(g)    For the avoidance of doubt, in no event will any of Purchasers or a Business Subsidiary be required to make any payment to any Seller as a result of (i) the use by ArvinMeritor Emissions Technologies GmbH of any losses or other tax attributes against gain recognized on the disposition of the interests in ArvinMeritor Emissions Technologies kft or (ii) the use by any Business Subsidiary or Relevant Group that includes a Business Subsidiary of any loss carryforward or similar Tax item of a Business Subsidiary..

(h)    Nothing in this Section 12.06 shall require any payment in respect of Tax refunds of any Joint Ventures or any Subsidiary of a Joint Venture for any Tax period.

(i)     Without duplication of any other payment provided for herein, where Seller pays its share of a Transfer Tax pursuant to Section 12.07 hereof and Purchaser, a Purchaser Affiliate or a Business Subsidiary subsequently recovers (by receipt of a payment or application of a credit against a liability for which Sellers do not have an indemnity obligation hereunder), as a direct result of the payment of such Transfer Tax (which will require the disposition of the assets in respect of which Transfer Tax was originally imposed), the amount of such Transfer Tax, then, reasonably promptly following such recovery, Purchaser shall cause the Seller’s share, based on the portion of such Transfer Taxes initially borne, of such amount to be paid over to Seller, net of any Tax costs to Purchasers and their Affiliates from the recovery of such portion of such amount. In the event that there is a subsequent reversal of such recovery, then prior payments made pursuant to this Section 12.06(i) shall be reversed. Similar rules shall apply where Seller or a Seller Affiliates recovers a Transfer Tax where Purchaser bore a share of such Transfer Tax. Sections 12.06(a) through (d) hereof shall not apply to recoveries of Transfer Taxes described in Section 12.07.

12.07               Payment of Transfer Taxes and Fees. All Transfer taxes arising out of or in connection with the consummation of the transactions provided for herein (including the exercise or closing with respect to the put or call option provided for herein with respect to the German Minority Interests) shall, subject to potential reimbursement under Section 12.06(i), be borne 50% by Purchasers and 50% by Sellers; provided, however, that (i) any Transfer Taxes attributable to the Announced Restructuring Transactions shall be borne by Sellers, (ii) Purchasers shall bear any excess Transfer Taxes imposed as a result of the election provided for in Section 6.20(b) over what would have been imposed had the interests in Zeuna Starker Srl been acquired rather than the interests in Italian newco, (iii) Purchasers shall bear any excess Transfer Taxes imposed as a result of purchase of ArvinMeritor Emissions Technologies Kft prior to the purchase of ArvinMeritor Emissions GmbH over what would have been imposed if the interests in ArvinMeritor Emissions Technologies GmbH had been acquired while it still held ArvinMeritor Emissions Technologies Kft, (iv) if a second level of German real estate Transfer Tax is imposed on the transactions provided for herein as a result of the acquiror of the interests in ArvinMeritor Emissions Technologies GmbH not being an original signatory to this Agreement, then such second level of German real estate Transfer tax shall be borne by Purchasers, (v) any Transfer taxes associated with any securitization by ArvinMeritor Emissions Technologies GmbH in connection with Purchaser’s acquisition financing shall be borne by Purchasers. Seller shall indemnify and hold harmless Purchasers, the Business Subsidiaries and their Affiliates from Transfer Taxes for which Sellers are responsible under this Section 12.07. Purchaser shall indemnify and hold harmless Sellers and their Affiliates from Transfer taxes for which Purchasers are responsible under this Section 12.07. Sellers shall prepare and file all necessary documentation and Tax Returns with respect to Transfer Taxes described in this Section 12.07 other than Transfer Taxes for which Purchasers are wholly responsible. The Purchasers shall provide, and shall cause the Business Subsidiaries to provide, such cooperation as may be reasonably requested by the Sellers in connection with the preparation and filing of such documentation and Tax Returns. Purchasers shall

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prepare and file all necessary documentation and Tax Returns with respect to Transfer Taxes for which Purchasers are wholly responsible under this Section 12.07. The Sellers shall provide, and shall cause their Affiliates to provide, such cooperation as may be reasonably requested by the Purchasers in connection with the preparation and filing of such documentation and Tax Returns. Where a party is to bear a share of the Transfer Taxes which are to be reflected on a Tax Return to be prepared by the other party, the first party shall pay to such other party its share of such Transfer taxes in connection with the filing of such tax Return and payment of such Transfer Taxes two days prior to the date such Transfer Taxes must be remitted to the government or three days following the request for payment by the other party, whichever is later. Purchasers and Sellers shall each provide such cooperation as may be reasonably requested, without increasing costs to any such Person, to minimize the Transfer Taxes described in this Section 12.07.

12.08               Characterization of Payments. To the extent permitted by applicable law or regulation, the parties shall treat any indemnification payment made hereunder as an adjustment to purchase price.

12.09	Tax Contests.

(a)     Except as provided in Section 12.09(f) hereof, if any Taxing Authority or other Person asserts a claim that may reasonably be expected to give rise to an indemnity obligation under this Article XII, then if a Seller receives notice of such Tax Claim, such Seller shall promptly provide written notice to Purchaser of such Tax Claim, and if a Business Subsidiary or Purchaser receives notice of such Tax Claim, Purchaser shall promptly provide written notice to Sellers of such Tax Claim. Such notice (a “Tax Claim Notice”) shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other person. Any failure of delay with respect to the providing of notice of a Tax Claim shall not affect the indemnification obligations of Sellers, if they were to have received such notice, or Purchasers, if they were to have received such notice, except if and to the extent that they suffer actual prejudice by reason of such failure or delay and only if there was a reasonable possibility of a successful contest.

(b)    Where Sellers may have an indemnification obligation hereunder in respect of a tax Claim, and such claim relates to a Tax Return for which Sellers are responsible under Section 12.01(a) hereof, ARM shall have the right to defend and prosecute, at its sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by ARM to a final determination; provided, however, that (i) ARM will be required to keep the Purchaser informed in respect of all material aspects of such proceeding and Purchaser shall be entitled to attend all conferences meetings and proceedings with respect to such Tax Claim, (ii) ARM may not, in defending or prosecuting any such Tax Claim, take, without Purchaser’s consent, which consent may not be unreasonably withheld, conditioned or delayed, any position contrary to the positions taken by the Relevant Group on the relevant Tax Return which position could adversely affect Purchasers or their Affiliates and (iii) ARM may not settle or consent to the entry of judgment with respect to such Tax Claim without the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

(c)     With respect to all Tax Claims described in Section 12.09(a) and not described in Section 12.09(b), Purchaser, if such Tax Claim may give rise to an indemnity obligation by Purchaser hereunder or ARM, if such Tax Claim may give rise to an indemnity obligation by Sellers hereunder (such party, the “Tax Indemnifying Party”), shall have 30 calendar days after the receipt or delivery, as the case may be, of the notice of Tax Claim, to provide notice to ARM or Purchaser, respectively, of its intent to defend or prosecute, at its sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted by the Tax Indemnifying Party to a Final Determination; provided however, that (i) the Tax Indemnifying Party shall keep ARM (if the Tax Indemnifying Party is Purchaser) or Purchaser (if the Tax Indemnifying Party is ARM) (such person, the “Tax Indemnified Party”) informed in respect of all material aspects of such proceedings and the Tax Indemnified Party will be entitled to attend all conferences, meetings and proceedings relating to such Tax Claim, (ii) the Indemnifying Party will not, in defending or prosecuting such claim, take any position contrary to the position taken on the related Tax Return that may adversely affect the Tax Indemnified Party or its Affiliates without the prior consent of the Tax Indemnified Party, which may not be unreasonably withheld, conditioned or delayed, (iii) the Tax Indemnifying Party may not settle or consent to the entry of judgment with respect to such Tax Claim, without the prior consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed and (iv) where such proceeding also involves claims that would not give rise to an indemnity obligation under this Article XII or could reasonably be expected to have a significant adverse effect on a Purchaser, a Business Subsidiary or an Affiliate of either, ARM may not control such proceeding. Where ARM may not

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control a proceeding as a result of clause (iv) of the preceding sentence, Purchaser shall control such claim and, in controlling such claim shall be subject to the restrictions described above with respect to tax Claims where it is the Tax Indemnifying Party. If a Tax Indemnifying Party does not elect to defend or prosecute a Tax Claim, then the Tax Indemnified Party shall be entitled to defend or prosecute such Tax Claim, but in so doing shall be required to keep the Tax Indemnifying Party informed in respect of all material aspects of such proceedings and may not settle or consent to the entry of judgment with respect to such Tax Claim without the consent of the Tax Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If a Tax Indemnified party does not vigorously defend or prosecute a Tax Claim described in the preceding sentence, then the Tax Indemnifying Party may provide notice to the Tax Indemnified Party electing to defend or prosecute such Tax Claim, with such defense or prosecution subject to the proviso set forth in the first sentence of this paragraph (c).

(d)    Sellers and Purchasers each agree that they will, and will use commercially reasonable efforts to cause their Affiliates to, take such actions as are reasonably available to them to bifurcate any Tax proceeding that involves both claims that may give rise to a claim for indemnification under this Article XII and other claims.

(e)     Defense of Tax Third Party Claims Cooperation. The parties agree to provide the other parties hereto with such cooperation as may be reasonably requested with respect to the defense of any Tax Claims; provided, that the party requesting such cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation. Following the Closing, each party to this Agreement shall make, or shall cause its Affiliates (including in the case of Purchaser, the Business Subsidiaries) to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

(f)     Joint Ventures. Neither Purchasers nor Sellers shall have any responsibility under this Section 12.09 with respect to notice regarding a proceeding involving a Joint Venture or a Subsidiary of a Joint Venture to the extent that such Person did not itself receive notice of such proceeding. Neither Purchasers nor Sellers will be responsible with respect to the conduct of any proceeding relating to Taxes of a Joint Venture where the interests in the Joint Venture transferred pursuant to this Agreement do not provide authority to control such conduct.

(g)    Claims Arising From Tax Returns In the Absence of a Proceeding. Where an obligation to indemnify hereunder arises connection with the filing of a Tax Return or the payment of a liability following becoming aware that it is due, but in the absence of an audit or similar proceeding by a Taxing Authority, the Purchaser Tax Indemnified Party or the Seller Tax Indemnitee, as the case may be, shall provide notice (a “Tax Indemnity Notice”) to the Purchaser, in the case of a Seller Tax Indemnitee, or ARM, in the case of a Purchaser Tax Indemnified Party, reasonably promptly upon becoming aware of the indemnity obligation. A failure or delay in the providing of such notice shall not affect indemnification obligations hereunder except to the extent that such failure actually prejudices the indemnifying party. Nothing in this Agreement shall preclude a party, in connection with a Tax Indemnity Notice, from disputing whether the liabilities described in such notice are in fact due (as determined without regard to any provision of Law that deems an amount due solely as a result of being reflected on a Tax Return).

12.10	Certain Canadian Tax Matters.

(a)     The Sellers and the Purchasers shall cooperate in determining whether a joint election under Section 167 of the ETA to have the sale of the Business Assets located in Canada take place on a GST-free basis under Part IX of the ETA is properly available and, if Purchaser notifies Seller in a written notice provided to Seller not less than 5 days prior to the Closing Date that Purchaser wishes such an election to be made, then, on the Closing Date the applicable Asset Sellers and the applicable Purchaser shall execute a joint election under Section 167 of the ETA to have the sale of the Business Assets located in Canada take place on a GST-free basis under Part IX of the ETA and the Purchaser shall file such elections with its GST return for the reporting period in which the sale of the Business Assets located in Canada takes place.

(b)    The Sellers and the Purchasers shall cooperate in determining whether a joint election with respect to Quebec sales Tax to have the sale of the Business Assets located in Quebec, if any, be exempt from Quebec sales Tax is properly available and, if Purchaser notifies Seller in a written notice provided to Seller not less than 5 days prior to the Closing Date that Purchaser wishes such an election to be made, then, on the Closing Date

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the applicable Asset Sellers and the applicable Purchaser shall execute a joint election to claim such exemption with respect to the sale of the Business Assets located in Quebec and the Purchaser shall file such elections with the appropriate Taxing Authority.

(c)     The Sellers and Purchasers shall cooperate prior to the Closing in determining whether a portion of the Business Assets transferred by ArvinMeritor Canada pursuant to this Agreement are being transferred as a payment for the assumption of future obligations of the nature described in subsection 20(24) of the ITA or corresponding provisions of Canadian provincial or territorial law. If the applicable Purchaser and ArvinMeritor agree prior to Closing that a portion of the Business Assets to be transferred by ArvinMeritor Canada under this Agreement are being transferred in respect of such an assumption, then (x) the applicable Purchaser and each member of ArvinMeritor Canada (or one member as designee, if so authorized by ArvinMeritor Canada) shall jointly execute and file an election under subsection 20(24) of the ITA in the manner required by subsection 20(25) of the ITA and the equivalent or corresponding provisions of any other applicable Canadian provincial or territorial law, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial law, as to such amount paid by the applicable Seller to the applicable Purchaser for assuming such future obligations and (y) the applicable Purchaser and ArvinMeritor Canada shall acknowledge that a portion of the Business Assets transferred by ArvinMeritor Canada pursuant to this Agreement having a value equal to the amount elected under subsection 20(24) of the ITA or the equivalent provisions of any applicable law, is being transferred by ArvinMeritor Canada as a payment for the assumption of such future obligations.

(d)    No election under Section 22 of the ITA shall be made with respect to the transfers provided for herein.

12.11               Treatment of ArvinMeritor Emissions Technologies GmbH for Purposes of Article XII. ArvinMeritor Emissions Technologies GmbH will not be treated as a Seller for purposes of this Article XII (other than for purposes of Section 12.01(a)(xiii).

12.12	[Intentionally omitted.]
12.13	UK VAT.

(a)     The Sellers and the Purchaser consider that the transfer of the UK Business should for value added tax purposes constitute the transfer to the Purchaser of all or part of the business of the UK Seller as a going concern and should accordingly fall within Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (“Article 5”) so as to be treated as neither a supply of goods nor a supply of services for the purposes of VAT.

(b)    If H.M. Revenue and Customs rule in writing that the transfer of the UK Business pursuant to this Agreement does not fall within the provisions of Article 5 then the Sellers shall notify the Purchaser of such ruling immediately upon its being so advised by H.M. Revenue and Customs, the UK Purchaser shall promptly pay to UK Seller 50% of the VAT which is chargeable in respect of the transfer of the UK Business and the UK Seller shall promptly pay to the appropriate Taxing Authority the amount of any VAT which is chargeable in respect of the transfer of the UK Business and shall provide UK Purchaser with a valid VAT invoice and a certified copy of the ruling.

(c)     If the UK Seller or the UK Purchasers disagrees with the ruling of H.M. Revenue and Customs referred to in subclause (b) above, it may seek a review by the Commissioners of H.M. Revenue and Customs of that ruling.

(d)    Immediately upon the UK Seller or the UK Purchasers being advised by the Commissioners of H.M. Revenue and Customs of their decision arising out of the review referred to in subclause (c) above, it shall notify UK Purchaser, in the case of UK Seller and UK Seller, in the case of UK Purchaser of that decision and UK Seller may appeal to the Value Added Tax Tribunal against that decision.

(e)     If the review referred to in subclause (c) or the contest referred to in subclause (d) is successful the UK Seller may retain 50% of any previously paid VAT refunded to it (whether through a payment or through crediting against another liability) by H.M. Revenue and Customs and referable to the amount previously taken to be VAT charged in respect of the transfer of the UK Business pursuant to this Agreement; and shall pay the

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remaining 50% over to UK Purchaser along with 50% of any interest received from H.M. Revenue and Customs (in each case net of any net Tax detriment to UK Purchaser from receiving such portion of such amounts).

12.14               Transfer Pricing Policies. Notwithstanding anything herein to the contrary herein in no event shall Purchasers or any of their Affiliates have any liability under this Agreement in respect of transfer pricing policies that they may implement following the Closing.

12.15               Incorporation of Tax Indemnities From Annex C. Tax-related indemnities set forth in Annex C shall be treated for purposes of this Agreement as though set forth in this Article XII.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

13.01               Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Sellers and Purchasers contained in this Agreement will survive the Closing (a) without contractual limitation of time with respect to (i) the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04, 4.11, the first sentence of 4.15(b), the first sentence of 4.16, the second sentence of 4.17(a), 4.28, the Tax-related representations of Sellers set forth in Annex B and Sections 5.01, 5.02, 5.06 and 5.07 and (ii) the representations, warranties, covenants and agreements contained in Sections 6.05(c) and 6.20 and Article XII, (b) until the three year anniversary of the Closing Date with respect to the representations and warranties contained in Section 4.22, (c) until the twenty-four month anniversary of the Closing Date with respect to the representations and warranties contained in Sections 4.20 and 4.27, (d) until the eighteen month anniversary of the Closing Date with respect to all other representations and warranties, (e) until the eighteen month anniversary of the Closing Date with respect to any covenant or agreement to be performed or complied with at or prior the Closing Date, or (f) with respect to other covenants or agreements contained in this Agreement, in accordance with their respective terms, except that in the case any Claim Notice, Indemnity Notice, Tax Claim Notice, or Tax Indemnity Notice (as applicable) shall have been duly and timely given under Article XII or Article XIV on or prior to such termination date (whether or not formal legal action shall have been commenced based upon such claim), the related representation, warranty, covenant or agreement will survive (but only with respect to the claim for indemnification described in the Tax Claim Notice, Tax Indemnity Notice, Claim Notice or Indemnity Notice (as applicable)) until such claim for indemnification has been satisfied or otherwise resolved as provided in Article XII or Article XIV.

ARTICLE XIV

INDEMNIFICATION

14.01	Indemnification by Sellers.

(a)     If the Closing occurs, each of the Sellers shall, jointly and severally, indemnify each Business Subsidiary, Purchasers and their respective general partners, limited partners, officers and directors of each of them (in each case, other than the Sellers), in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, whether or not involving a Third Party Claim, resulting from, arising out of or relating to (i) any breach of the representations and warranties of the Sellers contained in this Agreement (including, without limitation, any certificate delivered in connection herewith), without regard to any materiality or Business Material Adverse Effect or, with respect to the representations and warranties contained in Section 4.11 or the first sentence of Section 4.13 or the Tax-related representations set forth in Annex B only, knowledge qualifications, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Sellers contained in this Agreement or any of the Operative Agreements (including, without limitation, any certificate delivered in connection herewith or therewith), (iii) any failure to comply with any bulk sales or similar Laws of any Governmental Authority other than with respect to the Assumed Liabilities or to provide notice to or consult with or receive the consent of or seek the advice of any work council or union in France, and (iv) Retained Liability; provided, further, (i) that if and to the extent that any

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indemnification under this Section 14.01(a) is unenforceable, but subject to the same terms, conditions, limitations and time periods applicable to such indemnification under this Agreement, the Sellers shall make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable Laws and (ii) in no event will Sellers be liable to provide any indemnification under this Section 14.01(a) as to any matter to the extent that Purchasers bear indemnification responsibility under Article XII hereof for such matter.

(b)    No amounts of indemnity shall be payable as a result of a claim under Section 14.01(a)(i) in respect of a breach of a representation or warranty of Sellers (other than a claim based upon fraud or willful or criminal misconduct or, with respect to the Deductible but not the Covered Losses limitation, pursuant to the Seller Fundamental Representations), (i) with respect to Losses arising from any single event or series of related events that do not exceed US$100,000 (“Covered Losses”), and (ii) unless and until the Indemnified Parties have suffered, incurred, sustained or become subject to Losses (other than Covered Losses) with respect thereto in excess of US$6,200,000 (the “Deductible”) in the aggregate, in which case the Indemnified Parties shall be entitled to indemnification for the amount of Losses in excess the Deductible; provided, however, that the aggregate indemnification obligation of the Sellers in respect of claims (a) under Section 14.01(a)(i)(other than claims based upon fraud or willful or criminal misconduct or pursuant to the Seller Fundamental Representations) shall be limited to US$31,000,000 and (b) under Section 14.01(a)(i) for all claims (other than claims based upon fraud or willful misconduct) shall be limited to the Final Total Purchase Price.

14.02	Indemnification by Purchaser.

(a)     If the Closing occurs, each of the Purchasers shall, jointly and severally, indemnify each Seller and their respective general partners, limited partners, officers and directors of each of them, in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, whether or not involving a Third Party Claim, resulting from, arising out of or relating to (i) any breach of the representations and warranties of the Purchasers contained in this Agreement (including, without limitation, any certificate delivered in connection herewith), (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchasers contained in this Agreement (including, without limitation, any certificate delivered in connection herewith), (iii) any of the Assumed Liabilities, and (iv) any claim by any Person other than any Seller, any Affiliate of any Seller, or any equity holder or creditor of the foregoing, under applicable bankruptcy, fraudulent conveyance or transfer or similar Law or other Law, and stemming from a Purchaser or a Business Subsidiary not being solvent immediately after the Closing (as a result of the Financing or other actions taken by Purchasers or the Business Subsidiaries) and that was solvent immediately prior to the Closing, that the acquisition of the Transferred Interests and Business Assets and Assumed Liabilities by Purchasers under this Agreement were invalid or illegal or can be set aside or result in an award of damages and only if (1) the provisions of Section 14.01 would not provide for indemnification of Purchaser without giving effect to the provision of 14.01(b); and (2) any such claim does not relate to the Purchase Price paid to any Seller or the allocation thereof; provided, further, (i) that if and to the extent that any indemnification under this Section 14.02(a) is unenforceable, but subject to the same terms, conditions, limitations and time periods applicable to such indemnification under this Agreement, the Purchasers and the Business Subsidiaries shall make the maximum contribution to the payment, and satisfaction of the indemnified Losses as shall be permissible under applicable Laws and (ii) in no event will Purchasers be liable to provide any indemnification under this Section 14.02(a) as to any matter to the extent that Sellers bear indemnification responsibility under Article XII hereof for such matter.

(b)    No amounts of indemnity shall be payable as a result of a claim under Section 14.02(a)(i) in respect of a breach of a representation or warranty of Purchasers (other than a claim based upon fraud or willful or criminal misconduct or, with respect to the Deductible but not the Covered Losses limitation, pursuant to the Purchaser Fundamental Representations), (i) with respect to Losses arising from any single event or series of related events that do not exceed the Covered Losses limitation amount, and (ii) unless and until the Indemnified Parties have suffered, incurred, sustained or become subject to Losses (other than Covered Losses) with respect thereto in excess of the Deductible in the aggregate, in which case the Indemnified Parties shall be entitled to indemnification for the amount of Losses in excess the Deductible; provided, however, that the aggregate indemnification obligation of the Purchasers for claims under (a) Section 14.02(a)(i)(other than claims based upon fraud or willful or criminal misconduct or for breach of the Purchaser Fundamental Representations) shall be limited to US$31,000,000 and (b) Section 14.02(a)(i) for all claims (other than claims based upon fraud or willful misconduct) shall be limited to the Final Total Purchase Price.

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14.03               Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 14.01 or 14.02 will be asserted and resolved as follows:

(a)     In the case of a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within thirty (30) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any indemnifiable Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within ten (10) Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party (but in no event more than one counsel for all of the Indemnified Parties in any one jurisdiction); and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party’s consent if such settlement, compromise or discharge (A) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (B) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

(c)     In the event any Indemnified Party should have a claim under Section 14.01 or 14.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.

(d)    Notwithstanding anything contained in this Agreement or any other agreement to the contrary, no Seller or any Affiliate of any such Seller shall be entitled to any damages, indemnification, right of contribution or other right of recovery from any Business Subsidiary or any Transferred Employee in connection with any matter or thing whatsoever, including in connection with any claim made by or which could be made against any Seller with respect to any Retained Liabilities which any Business Subsidiary or any Transferred Employee could be liable for, all of which are irrevocably waived and released by each Seller. In furtherance and not in limitation of the foregoing, each Seller, on behalf of itself, its Affiliates and successors and assigns, as of the Closing, hereby releases and forever discharges each Business Subsidiary or any Transferred Employee for and from any other Actions or Proceedings, Losses, Contracts, Liabilities or Indebtedness which any such Seller ever had, now has, or hereafter can, shall or may have against any Business Subsidiary or any Transferred Employee for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date. The

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provisions of this Section 14.03(d) shall not apply to (i) claims by the Sellers under the Operative Agreements or any claims by Sellers in respect of any commercial agreements that continue after the Closing, (ii) any claim by any Seller against any Transferred Employee for acts of criminal conduct against any Seller or (iii) act of intentional misuse of confidential and proprietary information of any Seller, in each case not related to the Business or any transaction contemplated hereby.

(e)     Any payment made pursuant to this Article XIV shall be treated by the parties hereto as an adjustment to the Purchase Price for U.S. federal income Tax and other applicable Tax purposes.

(f)     Notwithstanding anything herein to the contrary, to the extent not otherwise recovered pursuant to this Article XIV, if a party makes a claim for indemnification under this Article XIV, in addition to any other remedy available hereunder, the non-prevailing party in such claim shall be responsible to promptly pay to the prevailing party all costs and expenses incurred by the prevailing party in connection therewith, such costs and expenses to include all reasonable fees and expenses of attorneys, accountants and other experts incurred in connection with such indemnification claim.

14.04               Effect of Investigation; Waiver. An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnifying Party will not be affected by any right to investigate, investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty was or might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

14.05               Additional Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the parties expressly intend and agree as follows (the limitations and qualifications contained in this Section being a material inducement to Sellers and Purchasers in agreeing to execute and deliver this Agreement and to consummate the contemplated transactions):

(a)     In determining the amount of Losses to which an Indemnified Party is entitled with respect to any claim, the amount of Losses shall be reduced by the net aggregate value of any assets and properties, including proceeds of insurance, which are received by any of the Indemnified Parties in connection with such claim and adjusted to reflect the net present value of the Tax effects to the Indemnified Parties of the event giving rise to the indemnification and the indemnification payment itself; provided, however, that in no event shall any such adjustment to a Loss be made which would have the effect of causing Purchaser to indemnify Seller or any Affiliate of Seller for income, franchise or similar Taxes imposed with respect to the assumption of the Assumed Liabilities.

(b)    To the fullest extent permitted by applicable Law, except as provided in Article XII and Sections 15.02 and 17.04, the indemnification provisions provided for in this Article XIV will be the exclusive remedy for money damages for any breach of any representation, warranty, covenant, or agreement contained in this Agreement. Sellers and Purchasers shall have no other or further right or remedy for money damages, whether in contract, tort or otherwise, or any right of rescission, with respect to this Agreement or any of the transactions contemplated hereby, all of which Sellers and Purchasers hereby expressly waive.

(c)     Purchasers and Sellers acknowledge and agree that except for the representations and warranties made by the Purchasers and Sellers in this Agreement, (i) none of them have made any representation or warranty (including in any document, financial statements, financial information, projections or forecasts provided in the Intralinks dataroom or otherwise, including management presentations) and no Affiliate of any of them has made any representation or warranty of any kind or character, (ii) the Business Assets are being conveyed on an “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” basis (but subject to the provisions in this Agreement) and (iii) NONE OF THEM ARE MAKING ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR ASSURANCE WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, IN CONNECTION WITH THE SALE, ASSIGNMENT OR TRANSFER OF THE BUSINESS ASSETS OR THE TRANSFERRED INTERESTS, THE BUSINESS, THE BUSINESS SUBSIDIARIES, THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, OR ANY MATTER RELATED TO THIS AGREEMENT, NOR ARE SELLERS MAKING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR

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PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED (BUT SUBJECT TO THE PROVISIONS OF THIS AGREEMENT).

(d)    Except as provided in Section 12.02(c), this Article XIV shall not apply to or govern matters addressed in Article XII.

14.06               Remedial Action Standards For Certain Retained Environmental Liabilities at a Business Real Property, and Property Demised by the Business Property Leases (“Leased Business Real Property”).

(a)     Subject to the terms of this Section 14.06, Sellers shall have the right to conduct, direct, manage, implement and control all investigations, monitoring, cleanup, removal, remediation, restoration or other response actions at any Business Real Property and Leased Business Real Property that is a Retained Environmental Liability for which Sellers have an indemnification obligation under this Agreement (an “Environmental Response Action”). Sellers shall comply with the requirements and procedures contained in this Section 14.06 with respect to all Environmental Response Actions.

(b)    All Environmental Response Actions shall be performed by an environmental professional reasonably acceptable to Purchaser. Any consultant retained by Sellers in connection with a Environmental Response Action must hold and maintain insurance of the types and amounts that are customary in the industry and Purchaser and its relevant Affiliates, shall be added as additional named insureds on such policies.

(c)     With respect to any Environmental Response Action which requires action by Sellers, Purchaser shall provide initial written notice to Sellers, setting forth with reasonable particularity (to the extent then known) the nature of the condition or event giving rise to the Environmental Response Action (each such notice, an “Initial Written Notice”). Purchaser shall provide Sellers with copies of sampling data, environmental reports, proposals and correspondence in the possession of Purchaser relevant to the subject matter of the Initial Written Notice.

(d)    As soon as practicable and in no event later than the date that is the earlier of (i) an applicable deadline under Environmental Laws or of a Governmental Authority; or (ii) forty-five (45) days after receipt of the Initial Written Notice, Sellers shall provide Purchaser with a written response that provides the following information with reasonable particularity: (i) the nature of the activities proposed to be undertaken; (ii) the identity of the environmental professional proposed to undertake the action; (iii) the proposed time frame for undertaking the proposed action (including interim milestones to the extent appropriate); (iv) the estimated cost associated with such action (to the extent then estimable); and (v) copies of sampling data, environmental reports, proposals and correspondence in the possession of Sellers relevant to the subject matter (each such notice, an “Environmental Response Action Proposal”).

(e)     Purchaser shall, as soon as practicable and in no event later than the date that is the earlier of (i) an applicable deadline under Environmental Laws or of a Governmental Authority; or (ii) forty-five (45) days after receipt of the Environmental Response Action Proposal, notify Sellers, in writing, that Purchaser, in whole or in part, approves of (“Approval Notification”) or objects to (“Dispute Notification”) such Environmental Response Action Proposal, including the selection of the environmental professional. Issuance of such Approval Notification shall grant Sellers, its representatives and consultants necessary reasonable rights of access to the relevant Business Real Property and Leased Business Real Property to conduct activities in conjunction with the Environmental Response Action Proposal, unless otherwise stated in the Approval Notification or thereafter; provided, however, that Sellers shall provide reasonable prior notice of any dates or times Sellers or its consultants or representatives plan to access the relevant Business Real Property or Leased Business Real Property and shall accommodate Purchasers’ schedule to the extent practicable. In the event Purchaser objects, in whole or in part, to an Environmental Response Action Proposal, Purchaser shall notify Sellers, in writing, of its specific disagreement regarding such Environmental Response Action Proposal and provide an alternative proposal in the Dispute Notification. Purchaser agrees that its approval of an Environmental Response Action Proposal shall not be unreasonably withheld. In the event Purchaser fails to approve or object to the Environmental Response Action Proposal within forty-five (45) days after its receipt thereof (unless a longer period of time is mutually agreed upon by the Parties), the Environmental Response Action Proposal shall be deemed approved.

(f)     In the event Purchaser objects to an Environmental Response Action Proposal or any portion thereof under Section 14.06(e), Purchaser and Sellers shall thereafter negotiate in good faith in an attempt to

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reach agreement as to the disputed Environmental Response Action Proposal. In the event Purchaser and Sellers are unable to resolve the dispute within a reasonable period of time, the parties shall resolve the dispute in accordance with their respective rights under this Agreement or applicable Law.

(g)    With respect to any Environmental Response Action, Sellers agree to provide Purchaser with the following: (i) copies of all work plans, test results, sampling data, surveys and other data generated by Sellers and its representatives, promptly upon the availability thereof, but in any event, prior to submitting the same to any Governmental Authority; (ii) copies of all material draft reports and final reports, plans and other documents developed with respect to the Environmental Response Action, including any such materials to be submitted to any Governmental Authority prior to any such submission; (iii) an opportunity to meet with Sellers and/or its representatives prior to and following any substantive communications or meetings with any Governmental Authority, (iv) the opportunity to attend substantive meetings or teleconferences with Governmental Authorities (but substantive communications during such meetings or teleconferences with Governmental Authorities regarding any Environmental Response Action shall be exclusively by the Sellers); and (v) an opportunity to timely comment upon the foregoing and any other proposed material determinations or actions relating to investigative, testing and remedial actions and the reporting of the same to any Governmental Authority. Sellers shall provide due consideration to any comments or suggestions provided by Purchaser.

(h)    Notwithstanding anything to the contrary in this Agreement, Sellers shall develop and implement the relevant Environmental Response Actions in a manner that does not materially or unreasonably interfere with the operations at the relevant Business Real Property or Leased Business Real Property provided that the operations at the Business Real Property or Leased Business Real Property is and will continue to be used for the same general purpose (i.e. industrial or commercial) for which such Business Real Property or Leased Business Real Property is utilized at the Closing.

(i)     Sellers agree to diligently perform (or direct its consultants to perform) all Environmental Response Actions in a good and workman-like manner in accordance with accepted industry practices and standards in compliance with applicable Environmental Laws and any of the Purchaser’s, the Business Subsidiaries, or the Businesses’ site-specific health and safety requirements or policies that are comparable to those which are customary in the industry and which are provided to the Sellers in writing prior to initiation of any Environmental Response Action. If Sellers fail to diligently undertake or implement the Environmental Response Action in a good, workman-like manner and timely manner and in compliance with its obligations under this Section 14.06, the Purchaser, upon written notice to Sellers, shall have the right to conduct, direct, manage, implement and control the relevant Environmental Response Action provided the procedures in this Section 14.06 shall be complied with, substituting in each case (other than payment obligations), Purchaser for Sellers and vice versa.

14.07               Standards For Environmental Response Actions at Business Real Property. To the extent not prohibited by applicable Governmental Authorities, Laws (including Environmental Laws) or Environmental Permits, Sellers and Purchaser agree that the applicable remediation standard for any Environmental Response Action at a Business Real Property or Leased Business Real Property shall: (1) be the most reasonable cost-effective method under the circumstances based upon the assumption that the Business Real Property or Leased Business Real Property is and will continue to be used for the same general purpose (i.e. industrial or commercial) for which such Business Real Property or Leased Business Real Property is utilized at the Closing, (2) not exceed and shall be consistent with (A) the least stringent requirements of any applicable Environmental Law, Environmental Permit, or any clean-up standards promulgated under or required by, pursuant to or by any Environmental Law or Governmental Authority having jurisdiction over such Environmental Response Action, (B) any requirement or Order of any Governmental Authority having jurisdiction over such Environmental Response Action, (C) any relevant requirements of any relevant Business Real Property Lease, or (D) any requirements associated with an Environmental Claim or settlement thereof, and (3) shall be conducted in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. To the extent necessary to achieve closure, Purchaser will agree to reasonable deed restrictions or a Business Real Property and to abide by reasonable requirements (including, but not limited to, testing, monitoring or maintenance of any engineering or institutional controls) imposed by any Governmental Authority for the applicable Business Real Property, in each case, so long as the deed restrictions and such other requirements do not interfere with the use of the Business Real Property or adversely impact the value of the Business Real Property provided that the operations at the Business Real Property is and will continue to be used for the same general purpose (i.e. industrial or commercial) for which such Business Real Property is utilized at the Closing, provided further that Sellers shall be responsible for any costs associated with

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such deed restriction or other requirements. With respect to any Environmental Response Action at a Business Real Property, the Sellers’ environmental liability will cease with respect to such matter when Seller obtains and delivers to Purchaser, a covenant-not-to-sue/final closure letter, no further action letter or document of similar import with respect to such matter from the applicable Governmental Authority.

14.08               Continuing Environmental Conditions. Sellers’ indemnification obligation under Section 14.01(a)(iv) for Losses that result from, arise out of or relate to the period after the Effective Time with respect to any Release of Hazardous Materials or violations of Environmental Law that first existed or occurred prior to the Effective Time and continue after the Effective Time shall not include any such Losses (i) that arise after the date Purchaser obtains knowledge of such Release or violation in the event and to the extent Purchaser fails to notify Sellers of such Release or violation with reasonable promptness; or (ii) to the extent that Purchaser has not taken all commercially reasonable actions to avoid, minimize and mitigate any such Liabilities from and after discovery thereof, provided, however with respect to subsection (ii), (A) Sellers shall be responsible for any reasonable out-of-pocket expenditures by Purchaser relating to such actions; (B) Purchaser shall notify Sellers of any such proposed actions prior to undertaking the same except in an emergency situation that in Purchaser’s good faith judgment requires an immediate response; and (C) Purchaser shall reasonably cooperate with Sellers (at Seller’s expense) in connection with any mitigation actions undertaken by Sellers. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Sellers shall be responsible for the costs of any physical plant or Tangible Personal Property improvements, enhancements or modifications necessary to mitigate or avoid further accrual of such Retained Environmental Liabilities or to bring the Business, a relevant Business Real Property or Leased Business Real Property into compliance with applicable Environmental Laws, provided, however, that Sellers shall not be responsible for such costs to the extent the relevant Business Real Property or Leased Business Real Property was in compliance with Environmental Laws as of the Closing Date.

14.09               Special Procedures for Seller Warranty Obligations. In the event of a claim by Purchasers against Sellers with respect to Warranty Obligations included in the Retained Liabilities (x) representatives of ARM’s technical and financial warranty representatives (“Seller’s Warranty Representatives”) and representatives of Purchaser’s technical and financial warranty representatives (“Purchaser’s Warranty Representatives”) shall reasonably cooperate in analyzing the underlying Warranty Obligation to assess the cause of the failure of the product at issue and whether and to what extent Sellers or other person(s) are responsible for the failure and (y) Purchaser’s Warranty Representatives shall afford Seller’s Warranty Representatives the opportunity to participate in all substantive meetings and communications with respect to the customer that made the claim and any settlement or other resolution of the claim with such customer. If ARM and Purchaser fail to agree upon the matters being addressed by their technical and financial warranty representatives, or to reach a settlement with the customer, either party may request that an industry expert arbitrate the matter. If they cannot agree on such an expert within 30 days of such a request by either ARM or Purchaser, an expert will be chosen by the American Arbitration Association.

14.10               Tax Indemnification with Respect to Restructuring Actions. Indemnification with respect to Tax items arising out of or incident to Announced Restructuring Actions, Specified Transaction Restructuring Actions and Other Transaction Restructuring Actions shall be governed solely by the provisions of Article XII hereof.

ARTICLE XV

TERMINATION

15.01               Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:

(a)	at any time before the Closing, by mutual written agreement of ARM and Purchaser;

(b)    at any time before the Closing, by ARM or Purchaser, by written notice of termination (setting forth a reasonable description of the reasons therefor) given by the terminating party to the non-terminating party, in the event of a material breach of this Agreement by any Seller (in the event of a termination by Purchaser) or any Purchaser (in the event of a termination by Seller), if the breach, if not cured, would, if Purchaser is the terminating party, cause the condition described in Section 10.01 or 10.02 to not be satisfied, or if ARM is the terminating party, cause the condition described in Section 11.01 or 11.02 to not be satisfied, and if such breach is capable of being cured, the non-terminating party fails to cure such breach within 60 days;

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(c)     at any time before the Closing, by ARM or Purchaser, by written notice of termination given by the terminating party to the non-terminating party, in the event that the satisfaction of any condition to the terminating party’s obligations under this Agreement (as set forth in Article X in the case of Purchaser as the terminating party or in Article XI in the case of ARM as the terminating party) becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party; or

(d)    at any time after June 29, 2007, by ARM or Purchaser, by written notice of termination given by the terminating party to the non-terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

15.02               Effect of Termination. If this Agreement is validly terminated pursuant to Section 15.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Sellers or Purchasers (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 17.04 and confidentiality in Sections 6.09(a)(iii) and 7.05(a)(ii) will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated by Purchaser or ARM pursuant to Section 15.01(b) as a result of (a) fraud or willful misconduct or (b) events or circumstances occurring prior to the date hereof, then Sellers (in the event of a termination by Purchasers) shall promptly pay to Purchaser or Purchaser (in the event of a termination by ARM) shall promptly pay to ARM, all costs and expenses incurred by Purchaser and its Affiliates or ARM and its Affiliates, as applicable (including reasonable fees and expenses of attorneys, accountants and other experts) in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XVI

DEFINITIONS

16.01               Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration, investigation or audit by any Person or Governmental Authority.

“ADT” means AD Tech Co. Ltd., a joint venture organized under the laws of Korea between Arvin International and DongWon.

“ADT Shares” means 336,000 shares of the issued and outstanding capital stock of ADT held by Arvin International.

“AEI” means Arvin Exhaust India Private Ltd., a joint venture organized under the laws of India between Arvin International and Asia Investments.

“AEI Shares” means the shares of the issued and outstanding capital stock of AEI held by Arvin International.

“AESRO” means Arvin Exhaust, s.r.o., a joint venture organized under the laws of the Czech Republic between ARM and Karsit.

“AESRO Shares” means the shares of the issued and outstanding capital stock of AESRO held by ARM.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, no Person shall be deemed an Affiliate of ARM or Purchaser by reason of such Person’s ownership of or voting power with respect to ARM’s or Purchaser’s voting securities.

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“Agreement” means this Purchase Agreement, the Transfer Instruments, the Foreign Signing Instruments, the Exhibits and the Disclosure Schedule and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

“Allocation Statement” has the meaning ascribed to it in Section 3.04.

“Announced Restructuring Actions” has the meaning ascribed to it in Section 16.01(f) of the Disclosure Schedule.

“Approved Cash” means all amounts of cash that the Purchaser has requested ARM to cause to remain in specified bank accounts of specified Business Subsidiaries following the Closing.

“ARM” has the meaning ascribed to it in the recitals to this Agreement.

“ARMCo” means ArvinMeritor Receivables Corporation, a Delaware corporation and a wholly-owned subsidiary of ArvinMeritor, Inc.

“ARMCo Receivables” means ARMCo’s right, title and interest in and to all receivables consisting of obligations of obligors to pay for merchandise sold or services rendered by certain Sellers arising from the Business that have been sold by such Sellers to ARMCo pursuant to that certain Amended and Restated Purchase and Sale Agreement dated as of September 27, 2001 among Seller and certain of its Affiliates, as Originators, and ARMCo as Buyer, to the extent the receivables remain unpaid at the Closing.

“ARMCo Receivables Agreement” means the ARMCo Receivables Agreement and Bill of Sale containing the terms set forth on Exhibit B and in form and substance reasonably acceptable to the parties hereto.

“ARMCo Receivables Amount” means the dollar amount of the ARMCo Receivables, determined in accordance with Seller’s Principles and Procedures, as shown on the Final Statement.

“ARM OE” means ArvinMeritor OE, LLC, a limited liability company organized under the laws of Delaware.

“ARM SJ” means ArvinMeritor SeJong, LLC, a joint venture organized under the laws of the Delaware between ARM OE and SeJong America.

“Arvin International” means Arvin International Holdings LLC, a limited liability company organized under the laws of Delaware.

“ArvinMeritor Trademarks and Logos” means any trade names, trademarks, identifying logos or service marks employing the words “ArvinMeritor,” “Arvin,” “Meritor” or any part or variation of such word or anything confusingly similar thereto or any other trade names, trademarks, identifying logos or service marks owned by ARM or any of its Affiliates or predecessors but does not include the trademarks and logos listed in Section 2.01(a)(vii) of the Disclosure Schedule.

“ASI” means Arvin Sango, Inc., a joint venture organized under the laws of Indiana between ARM and Sango.

“ASI Shares” means 1,333 shares of the issued and outstanding capital stock of ASI held by ARM.

“Asia Investments” means Asia Investments Private Limited, a limited company organized under the laws of India.

“Asset Seller Benefit Plan” has the meaning ascribed to it in Section 4.14.

“Asset Seller Books and Records” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Contracts” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Licenses” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Personal Property Leases” has the meaning ascribed to it in Section 2.01(a).

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“Asset Seller Real Property” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Real Property Leases” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Subs” means the direct and indirect Subsidiaries of ARM identified as asset sellers in Section 16.01(a) of the Disclosure Schedule.

“Asset Seller Tangible Personal Property” has the meaning ascribed to it in Section 2.01(a).

“Asset Seller Tenant Security Deposits” has the meaning ascribed to it in Section 2.01(a).

“Asset Sellers” means collectively ARM and the Asset Seller Subs.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment Instruments” has the meaning ascribed to it in Section 3.02.

“Associate” means, with respect to any Person, (1) any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, (2) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.02(a).

“Assumption Agreement” has the meaning ascribed to it in Section 3.02.

“Base ARMCo Receivables Purchase Price” means the amount indicated in the Final Pre-Closing Certificate.

“Base Business Asset and Transferred Interests Purchase Price” means an amount equal to the Base Total Purchase Price less the Base ARMCo Receivable Purchase Price.

“Base Total Purchase Price” has the meaning ascribed to it in Section 3.01.

“Benefit Plan” means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by any Business Subsidiary, any Seller or any predecessor of any of the foregoing for the benefit of any employee of the Business (or their dependents or beneficiaries), or under which any employee, former employee, director, agent or independent contractor of any Business Subsidiary, any Seller or any Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Bill of Sale and Assignment Agreement” has the meaning ascribed to it in Section 3.02.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer data files, operating data and plans and environmental studies and plans, in each case, including any amendments, supplements or modifications thereto.

“Brazil Lease” means the Lease Agreement containing the terms set forth on Exhibit C and in form and substance reasonably acceptable to the parties hereto

“Brazil Services Agreement” means the Services Agreement containing the terms set forth on Exhibit D and in form and substance reasonably acceptable to the parties hereto

“Business” has the meaning ascribed to it in the recitals to this Agreement.

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“Business Assets” has the meaning ascribed to it in Section 2.01(a).

“Business Benefit Plans” has the meaning ascribed to it in Section 4.14.

“Business Combination” means, with respect to any Person, (i) any merger, acquisition, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person other than Excluded Assets or (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

“Business Contracts” means collectively, all Contracts (other than Business Real Property Leases, the Business Personal Property Leases and accounts receivable) to which any Business Subsidiary is a party together with the Asset Seller Contracts.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employees” has the meaning ascribed to it in Section 9.01.

“Business Intellectual Property” has the meaning ascribed to it in Section 4.17.

“Business Licenses” means collectively, all Licenses (including Environmental Permits) of the Business Subsidiaries together with the Asset Seller Licenses.

“Business Material Adverse Effect” means any event or development which, individually or together with other such events or developments, could reasonably be expected to result in a material adverse effect on the Condition of the Business; provided, however, that any adverse effect on the Condition of the Business resulting from any events or developments that are generally applicable to and arise or result from (i) the industries and markets in which the Business is conducted, (ii) general economic, political or financial market conditions in any relevant jurisdiction or market, or (iii) changes after the date of this Agreement in any applicable Law or in the interpretation of any applicable Law, in the case of each of the clauses (i), (ii) and (iii) which do not have a materially disproportionate effect on any Business Subsidiary, Business Assets or Assumed Liabilities, shall be excluded from the determination of whether a Business Material Adverse Effect has occurred or would be reasonably expected to occur; and provided, further, that any adverse effect on the Condition of the Business resulting from (a) the announcement of the sale of the Business, or (b) acquisition of the Transferred Interests, Business Assets or Assumed Liabilities by Purchasers hereunder.

“Business Personal Property Leases” means collectively, all (A) the leases or subleases of tangible personal property as to which any Business Subsidiary is the lessor or sublessor, (B) the leases of tangible personal property as to which any Business Subsidiary is the lessee or sublessee, together with any options to purchase the underlying property, and (C) the Asset Seller Personal Property Leases.

“Business Real Property” has the meaning ascribed to it in Section 4.15(a).

“Business Real Property Leases” has the meaning ascribed to it in Section 4.15.

“Business Subsidiaries” means collectively the Transferred Subsidiaries and the Secondary Subsidiaries and, for the purposes of Sections 4.01, 4.05, 4.06, , the first sentence of 4.09, 4.11 (a) and 4.20, the Joint Ventures.

“Business Tangible Personal Property” means all furniture, fixtures, equipment, machinery and other tangible personal property (other than inventory and vehicles) of the Business Subsidiaries used or held for use together with the Asset Seller Tangible Personal Property.

“Chase Credit Facility” means the Credit Agreement, dated as of June 23, 2006, among ArvinMeritor, Inc. and ArvinMeritor Finance Ireland, collectively as borrowers, and JPMorgan Bank, National Association, as the administrative agent for its benefit and the benefit of the “Holders of Secured Obligation (as defined therein), as amended.

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“Check the box election” means an election regarding entity classification under the Treasury Regulations under Section 7701 of the Code.

“China Interests” means the equity interests in the following companies held by one of the Sellers: ArvinMeritor Light Vehicle Systems (Chongquing) Co., Ltd, ArvinMeritor Light Vehicle Systems (Shanghai) Co., Ltd., ArvinMeritor Light Vehicle Systems Parts (Shanghai) Co., Ltd. and ArvinMeritor Light Vehicle Systems (Yantai) Co., Ltd.

“Claim Notice” means written notification pursuant to Section 14.03(a) of a Third Party Claim as to which indemnity under Section 14.01 or 14.02 or Article XII is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Party.

“Closing” has the meaning ascribed to it in Section 3.02.

“Closing Date” means the date on which the Closing occurs, which date shall be either (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 10.05 and 10.06 and Section 11.05 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and ARM mutually agree upon in writing.

“Closing Statement” has the meaning ascribed to it in Section 3.03(a).

“Closing Working Capital” has the meaning ascribed to it in Section 3.03(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreements” has the meaning ascribed to it in Section 4.18.

“Condition of the Business” the condition (financial or otherwise), or results of operations, or the Assets and Properties, or Liabilities, of the Business.

“Consents” means waivers, authorizations, assignments and other approvals or other actions that are required in connection with the consummation of the transactions contemplated by this Agreement.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Covered Losses” has the meaning ascribed to it in Section 14.01(b).

“Current Assets” means, without duplication that portion of the Business Assets which are current assets plus the current assets of the Business Subsidiaries (excluding inter-company balances to or from ARM and its Affiliates and Tax assets), all determined in accordance with Practices and Procedures and as adjusted by the Working Capital Adjustments.

“Current Liabilities” means, without duplication that portion of the Assumed Liabilities which are current liabilities plus the current liabilities of the Business Subsidiaries (excluding liabilities for Taxes, both current and deferred, and inter-company balances to or from ARM and its Affiliates and excluding any portion of the German Pension Liability and the Specified Retained Liabilities Amount that would otherwise be included as a current liability), all determined in accordance with Principles and Procedures and as adjusted by the Working Capital Adjustments.

“Debt and Expenses” means (i) all Indebtedness of any Business Subsidiary, (ii) any contra-receivable associated with any factoring or similar programs other than ARMCo Receivables, (iii) all costs and expenses incurred or to be incurred by any Business Subsidiary, or with respect to which any Business Subsidiary is or becomes liable, in connection with the negotiation, execution or delivery of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby, (iv) 50% of the filing and notice fees contemplated by Section 6.02 and (v) Third Party Guarantee Obligations to the extent required under GAAP to be included as a liability on the balance sheet of a Business Subsidiary.

“Debt and Expenses Reduction Amount” has the meaning ascribed to it in Section 6.14(d).

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“Debt Commitment Letter” has the meaning ascribed to it in Section 5.08(a).

“Debt Financing” has the meaning ascribed to it in Section 5.08(a).

“Deficit Amount” has the meaning ascribed to it in Section 3.03(d).

“Deductible” has the meaning ascribed to it in Section 14.01(b).

“Designee” means any Affiliate of Purchaser which is designated by Purchaser to acquire any portion of the Transferred Interests or Business Assets.

“Disclosure Schedule” means the schedules delivered to Purchaser by or on behalf of the Business Subsidiaries and the Sellers, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to each Section and subsection of this Article IV. Each exception to a representation and warranty set forth in the Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable section of the Disclosure Schedule and will be deemed to qualify other sections of Article IV in the Disclosure Schedule, other than Sections 4.05, 4.08, the first sentence of 4.09, 4.12, 4.20, 4.28 and 4.31, to the extent that such deemed qualification is readily apparent to apprise Purchaser that such disclosure is applicable to other sections of Article IV of the Disclosure Schedule.

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Dollars” (whether or not capitalized) or “$” means dollars of the United States of America.

“DongWon” means DongWon Precision Ind. Co. Ltd., a corporation organized under the laws of Korea.

“Effective Time” means the close of business on the day immediately preceeding the Closing Date.

“Employees” has the meaning ascribed to it in Section 4.21.

“Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including any Governmental Authority, private person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of, or any exposure of any Person to any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising under any Environmental Law.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of or with any Governmental Authority applicable to the Business Assets or the Assets and Properties of the Business Subsidiaries, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or exposure of Hazardous Materials, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental

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Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state and foreign analogies thereto, all as amended or superseded from time to time prior to the Closing Date.

“Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

“Equity Commitment Letter” has the meaning ascribed to it in Section 5.08(a).

“Equity Financing” has the meaning ascribed to it in Section 5.08(a).

“Equity Sellers” means collectively ARM and the Equity Seller Subs.

“Equity Seller Subs” means collectively the Joint Venture Sellers and the direct and indirect Subsidiaries of ARM identified as equity sellers in Section 16.01(a) of the Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Seller or any Affiliate thereof, or any predecessor of any of the foregoing.

“ETA” means Excise Tax Act (Canada)

“Excluded Assets” has the meaning ascribed to it in Section 2.01(b).

“Excluded Intercompany Payables” means any intercompany accounts that are unpaid as of the Closing between the Business Subsidiary, on the one hand, and ARM or its Affiliates (other than the Business Subsidiaries), on the other hand.

“Final ARMCo Receivables Purchase Price” has the meaning ascribed to it in Section 3.02.

“Final Business Assets and Transferred Interests Purchase Price” shall be an amount equal to the Final Total Purchase Price less the Final ARMCo Receivables Purchase Price.

“Final Receivables Purchase Price” means the amount equal to the ARMCo Receivables Amount shown on the Final Statement.

“Final Working Capital” has the meaning ascribed to it in Section 3.03(d).

“Financial Statement Date” means October 1, 2006.

“Financial Statements” has the meaning ascribed to it in Section 4.08.

“Financing” has the meaning ascribed to it in Section 5.08(a).

“Financing Commitments” has the meaning ascribed to it in Section 5.08(a).

“Foreign Benefit Plans” has the meaning ascribed to it in Section 4.14.

“Foreign Competition Laws or Regulations” means any foreign antitrust or competition Law.

“GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the periods involved.

“German Pension Liability” has the meaning ascribed to it in Section 2.02(a).

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“German Pension Purchase Price Reduction Amount” means $15,920,000, as adjusted in accordance with Section 9.03.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof.

“GST” means the goods and services taxes imposed under Part IX of the ETA.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, mold, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or any other substance which is regulated under or for which liability can be imposed under Environmental Laws as in effect on the Closing Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended premerger notification filing.

“Income Tax” means a Tax based on net income or profits, or for which one of two or more alternative bases is based on net income or profits (regardless of which basis applies with respect to a particular period).

“Income Tax Return” means a Tax Return with respect to Income Taxes.

“Indebtedness” of any Person means, without duplication, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course), and (iv) under capital leases.

“Indemnified Party” means any Person claiming indemnification under any provision of Article XIV.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XIV.

“Indemnity Notice” means written notification pursuant to Section 14.02(c) of a claim for indemnity under Article XIV by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, if determinable, determined in good faith, of such claim; provided, however, that the failure to determine or determine adequately the amount or estimated amount of any claim shall in no way limit the rights of an Indemnified Party pursuant to Article XIV.

“Independent Aftermarket” means the market composed of purchasers of systems, equipment and components to be used in servicing and repair of vehicle exhaust or emission technology systems or components but excluding the OE Market and the OES Market.

“Independent Expert” has the meaning ascribed to it in Section 3.03(c).

“India ITA” means the India Income Tax Act, 1961.

“Intellectual Property” means all tangible and intangible (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (whether filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, utility model, certificate of invention, design patents, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto (collectively “Patents”), (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source

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identifiers (whether or not registered) including all common law rights, and registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions and all reissues, extensions and renewals of any of the foregoing (collectively “Trademarks”), (iii) electronic addresses and passwords, including Internet uniform resource locators, Internet domain names, and registrations and applications or reservations for registration thereof, and any other similar rights and all content embodied in all World Wide Web sites and World Wide Web pages found at such uniform resource locators to the extent Sellers own or have Contract rights to use or transfer, (iv) all copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, translations, adaptations, derivations, and combinations thereof, website content, documentation, advertising copy, marketing materials, specifications, drawings, graphics, and recordings, and all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing (collectively “Copyrights”), (v) products, confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), methods, processes, and techniques, formulas, technology, tools, research and development information, ideas, technical data, designs, drawings and specifications, supplier or customer lists, pricing and cost information, business and marketing data, plans, and proposals, and all licenses or other rights to use any technical information, (vi) computer software, data and documentation (including data collected from, through or otherwise by means of the Internet), in each case whether or not copyrightable, databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, operating systems, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof (collectively “Software”) and any other proprietary rights relating to any item described in the immediately preceding clauses (i) through (vi), including associated goodwill, remedies against infringements thereof and rights of protection of an interest therein under the Laws of all jurisdictions, and (vii) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (vii).

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by any Business Subsidiary.

“Investor” has the meaning ascribed to it in Section 5.08(a).

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada).

“Joint Venture Interests” means collectively the ASI Shares, the AESRO Share, the ADT Shares, the AEI Shares and the SeJong Interests.

“Joint Venture Partners” means collectively Sango, Karsit, DongWon, Asia Investments and Sejong America.

“Joint Venture Sellers” means ARM and the direct and indirect Subsidiaries of ARM identified as joint venture equity sellers in Section 16.01(a) of the Disclosure Schedule.

“Joint Ventures” means collectively, ASI, AESRO, ADT, AEI and ARM SJ.

“Karsit” means Karsit s.r.o., a corporation organized under the laws of Czech Republic.

“Knowledge of Purchaser” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Lee Gardner, William H. Wangerin, J.B. Cherry and Kenneth C. Brown.

“Knowledge of Seller” or any similar phrase means, with respect to any fact or matter, the actual knowledge of Vernon Baker, Russell Carter, Jack Crable, Nick Exton, Mary Lehmann, Saad Malik, Rakesh Sachder, Craig Schmitter, Hans-Michael Stracke, Ted Wells, Peter Donnelly, Buddy Wacaser and Rich Greb, together with such knowledge that such Persons would obtain after reasonable inquiry of Tony Addington, Michael Bleidt, Manfred Braun, Craig Brown, Brian Fitch, Rob Guy, Steve Scgalski, Gary Strickland, Darlene Tetzlaff, Randy Wacaser and John Williams concerning the existence of the fact or matter in question but otherwise does not include imputed knowledge.

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“Known Warranty Obligations” means the Warranty Obligations described on Schedule 4.30(a) of the Disclosure Schedule.

“Laws” means all laws, statutes, rules, regulations, orders, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof.

“Lender” has the meaning ascribed to it in Section 5.08(a).

“Liabilities” means all Indebtedness, obligations and other liabilities of any kind, character or description whatsoever of a Person whether absolute, accrued, contingent, known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due.

“License Agreements” means the License Agreements containing the terms set forth on Exhibit E and in form and substance reasonably acceptable to the parties hereto

“Licensed Intellectual Property” has the meaning ascribed to it in Section 4.17.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, option, right or first refusal, encroachment, claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include, all reasonable fees and expenses, including, fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise.

“Mexico Supply Agreement” means the Supply Agreement containing the terms set forth on Exhibit F and in form and substance reasonably acceptable to the parties hereto

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which the Seller or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

“Note” has the meaning ascribed to it in Section 3.01(a).

“Notice of Objection” has the meaning ascribed to it in Section 3.03(b).

“OE Market” means the market composed of original equipment manufacturers purchasing systems, equipment and components to be used by them in the original manufacture of exhaust or emission technology systems or components

“OES Market” means the market composed of original equipment manufacturers and their dealers purchasing systems, equipment and components to be used in the servicing and repair of vehicle exhaust or emission technology systems or components.

“Operative Agreements” means the ARMCo Receivables Agreement, the Transition Services Agreement, the License Agreement, the Brazil Lease, the Brazil Services Agreement and the Mexico Supply Agreement, and any support or other agreements to be entered into between a Seller and a Purchaser, as contemplated by, and in connection with, the transactions contemplated by this Agreement.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity

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interests of such Person, including, any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course” means, with respect to any action taken by any person, any action that is (i) consistent with the past practices of such person and in the normal day-to-day operations of such Person and (ii) not required to be authorized by the board of directors or other governing body of such Person.

“Other Joint Venture Interests” has the meaning ascribed to it in Section 4.02.

“Other Transaction Restructuring Actions” means the actions listed in Section 16.01(g) of the Disclosure Schedule.

“Permitted Lien” means (i) any Lien for Taxes not yet due or payable for which no fees, penalties or interest are owed, (ii) any mechanic’s lien or other statutory lien arising by operation of law which is not yet due and payable, and with respect to which no related Contract or Lease is in default, or with notice, lapse of time or both would be in default, (iii) any landlord’s possessory lien arising by operation of law or under a Lease, and with respect to which such Lease is not in default or with notice, lapse of time or both would be in default, (iv) any minor imperfection of title or similar Lien which, individually or in the aggregate with other such Liens, does not impair the value or marketability of the property subject to such Lien or interfere with the use of such property in the conduct of the Business and which do not secure obligations for money borrowed, (v) items listed in Section 4.15(b)(i) of the Disclosure Schedule, (vi) zoning, public highways and roads, building and use restrictions, easements and other matters of record, and those items that would be disclosed by a current and accurate survey of the Asset Seller Real Property or the real property subject to the Asset Seller Real Property Leases provided that such matters are not violated by the operation of the Business and do not affect the marketability, value or use of the Asset Seller Real Property or the real property subject to the Asset Seller Real Property Leases, and (viii) in the case of the Joint Venture Interests, the rights of the Joint Venture Partners provided for in the joint venture documents that have been made available to Purchaser.

“Permitted Section 338 Elections” means Section 338(g) Elections with respect to the acquisitions of the Transferred Interests in (or the indirect acquisition of the interests of) any of the Business Subsidiaries other than ArvinMeritor Emissions Technologies Spartanburg, Inc. and entities disregarded for United States federal income tax purposes.

“Permitted Tax Act” means the making of any Permitted Section 338(g) Election, the making of the Canadian tax elections described in Section 6.20.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Principles and Procedures” means GAAP compliant accounting methods, polices, practices and procedures, including classification and estimation methodology, used by Sellers for the Business.

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“Product Liability Obligations” means all Liabilities (other than Warranty Obligations) for damage or injury to Person (including death) or damage to property (including loss of the use thereof) under any theory whatsoever (whether negligence, breach of express or implied warranty, strict liability, violation of Laws or other) arising from any products designed, manufactured, assembled, sold or distributed or services provided any Person, except Product Liability Obligations shall not include Warranty Obligations.

“Purchase Price” has the meaning ascribed to it in Section 3.01.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser’s Benefit Plan” has the meaning ascribed to it in Section 9.08(b).

“Purchaser DB Plan” has the meaning ascribed to it in Section 9.08(a).

“Purchaser Disclosure Schedule” means the schedules delivered to Sellers by Purchasers and identified by Purchasers as the Purchaser Disclosure Schedule.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.06 and 5.07.

“QST” means Quebec sales Tax.

“Recall” means any “recall” or “campaign” or field service action with respect to the repair or replacement.

“Recall Obligations” means all Liabilities with respect to the repair, replacement, return, refund, or return of purchase price, or any portion thereof in respect of (i) any Recall of products manufactured, assembled, sold, or distributed or services provided by the Business issued by a Governmental Authority pursuant to applicable Law, (ii) any Recall of products manufactured, assembled, sold or distributed or services provided by the Business by a customer to the extent such Liabilities arise pursuant to the express terms of the applicable Contract, or (iii) any Recall of products manufactured, assembled, sold or distributed or services provided by the Business, made by a manufacturer or provider to preserve its commercial reputation or goodwill with its customers. For the avoidance of doubt, Recall Obligations shall not include Product Liability Obligations.

“Registered Intellectual Property” has the meaning ascribed to it in Section 4.17.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Relevant Group” has the meaning ascribed to it in Section 4.11(a).

“Required Consents” means the Consents set forth in Section 16.01(b) of the Disclosure Schedule.

“Required Exhibit Agreements” means the Note, the License Agreements, the ARMCo Receivables Agreement, the Transitional Services Agreement, the Brazil Lease, the Brazil Services Agreement and the Mexico Supply Agreement.

“Representatives” has the meaning ascribed to it in Section 6.03.

“Retained Liabilities” has the meaning ascribed to it in Section 2.02(b).

“Restricted Business” means the business of developing, manufacturing, marketing or selling products or equipment or providing services in connection with exhaust or emissions technology systems or exhaust or emissions technology components.

“Restricted Territory” has the meaning ascribed to it in Section 6.10.

“Restructuring Actions” means collectively the Announced Restructuring Actions, the Specified Transaction Restructuring Actions and the Other Transaction Restructuring Actions.

“Retained Books and Records” means all minutes books, all books and records primarily relating to Taxes (other than those relating to the Business Assets or Assumed Liabilities) or employee benefit matters to the

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extent such Taxes or employee benefit matters are Retained Liabilities, all books and records as to employees other than Hired Employees, all books and records required to be retained by Sellers under applicable Law, and all other books and records to the extent relating to any of the Retained Assets or Retained Liabilities or any business of Sellers other than the Business other than any Business Subsidiary’s minute books and books and records relating to taxes, employees or financial statements.

“Retained Computer Software and Software Licenses” means all computer software and software licenses listed on attached Schedule 16.01(d).

“Retained Contracts” means all Contracts to which an Asset Seller is a party and are not related to the Business and the Contracts described on Section 16.01(f) of the Disclosure Schedule.

“Retained Intellectual Property” means the Intellectual Property described on Schedule 16.01(e) and all other Intellectual Property not expressly included in the Acquired Intellectual Property. For clarification, all Intellectual Property of any Seller or any Affiliate that is used in other operations of any Seller or any Affiliate constitute Retained Intellectual Property.

“Retained Liabilities” has the meaning ascribed to it in Section 2.02(b).

“Retiree Health Plans” has the meaning ascribed to it in Section 9.04.

“Review Period” has the meaning ascribed to it in Section 3.03(b).

“Sango” means Sango Co. Ltd., a limited company organized under the laws of Japan.

“Secondary Subsidiary” has the meaning ascribed to it in Section 4.04.

“Section 338(g) Election” means an election under Section 338(g) of the Code or any corresponding election under state, local or foreign Tax law.

“Section 338(h)(10) Election” means an election under Section 338(h)(10) of the Code or any corresponding election under state, local or foreign Tax law.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SeJong Interests” means a 50 percent membership interest in ARM SJ held by Arvin ARM OE.

“SeJong America” means SeJong America Inc., a corporation organized under the laws of California.

“Seller Benefit Plans” has the meaning ascribed to it in Section 4.14.

“Seller Bonus Plans” has the meaning ascribed to it in Section 6.13.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.11, the Tax-related representations and warranties set forth in Annex B, the first sentence of 4.15(b), the first sentence of 4.16, the second sentence of 4.17(a), 4.22, 4.28 and 4.32 (to the extent that such representations and warranties address matters of the types addressed in the other sections listed in this definition).

“Sellers” means collectively the Asset Sellers and the Equity Sellers.

“Seller DB Plan” has the meaning ascribed to it in Section 9.08(a).

“Site” means any of the real properties currently or previously owned, leased or operated by: (i) any Business Subsidiary; (ii) any of the Asset Sellers in connection with the Business or the Business Assets; (iii) any predecessors of any Business Subsidiary or any of the Asset Sellers in connection with the Business or the Business Assets; or (iv) any entities previously owned by any Business Subsidiary or any of the Asset Sellers in connection with the Business or the Business Assets, in each case, including all soil, subsoil, surface waters and groundwater thereat.

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“Special Damages” means and includes lost profits, consequential, incidental, punitive, diminution in value of investment, exemplary, statutory, special and indirect damages, but in no event shall include Taxes or interest, penalties or additional amounts associated with failures to comply with requirements relating to Taxes, including, without limitation, requirements relating to the filing or providing of Tax forms and requirements relating to withholding and remittance of amounts on account of Taxes.

“Specialty Vehicles” means all vehicles in Europe other than passenger cars and light, medium and heavy duty truck markets. For the avoidance of doubt, passenger cars do not include two or three wheeled vehicles.

“Specified Retained Liabilities Reduction Amount” means $7.19 million, which is the aggregate amount of the Liabilities listed in Section 2.02(a)(xii) of the Disclosure Schedule.

“Specified Transaction Restructuring Actions” has the meaning ascribed to it in Section 16.01(f) of the Disclosure Schedule.

“Stock Options” has the meaning ascribed to it in Section 9.05.

“Straddle Period” has the meaning ascribed to such term in Section 10.01(c) of this Agreement.

“Surplus Amount” has the meaning ascribed to it in Section 3.03(d).

“Tangible Personal Property” has the meaning ascribed to it in Section 2.01(a).

“Target Amount” means $226,990,000.

“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, enterprise income, land appreciation, business, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any returns, reports or statements (including any attachments thereto and any information returns) required to be filed for purposes of a particular Tax.

“Third Party Claim” has the meaning ascribed to it in Section 14.04(a).

“Third Party Guarantee Obligations” of any Person means, without duplication, all obligations of such Person in the nature of guarantees of obligations of any other Person that is not an Affiliate of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course) and (iv) under capital leases.

“Transfer Instruments” has the meaning ascribed to it in Section 3.02(b).

“Transfer Taxes” means sales, use, excise, transfer, real property transfer (including transfer tax over real estate), recording, documentary, stamp, registration, securities transaction, gains, stock transfer, value added and other similar taxes and fees (including any penalties and interest related thereto).

“Transferred Benefit Plans” means the Benefit Plans and associated assets and rights under the plan that are identified on Section 16.01(c) of the Disclosure Schedule.

“Transferred Employees” has the meaning ascribed to it in Section 9.01(a).

“Transferred Interests” means collectively the Joint Venture Interests and the equity interests of the other Transferred Subsidiaries identified as Transferred Interests in Section 4.02 of the Disclosure Schedule.

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“Transferred Subsidiaries” means the subsidiaries of the Equity Sellers identified as Transferred Subsidiaries in Section 16.01(a) of the Disclosure Schedule and shall include Joint Ventures only for purposes of Section 4.02.

“Transition Services Agreement” means the Transition Services Agreement containing the terms set forth on Exhibit G and in form and substance reasonably acceptable to the parties hereto

“UK Assets” means the assets to be transferred by ArvinMeritor A&ET Limited hereunder, other than such assets as may be located in Turkey.

“UK Business” means the business conducted by UK Seller with the UK Assets.

“UK Properties” means the real property interests to be transferred by ArvinMeritor A&ET Limited hereunder, other than such assets as may be located in Turkey.

“UK Purchaser” means Purchaser or, if Purchaser has designated another Person to acquire from UK Seller the UK Assets being transferred hereunder, such other Person.

“UK Seller” means ArvinMeritor A&ET Limited.

“United States real property interest” has the meaning provided to such term for purposes of Sections 897 and 1445 of the Code and the Treasury Regulations thereunder.

“VAT” means value added tax.

“VATA” means the Value Added Tax Act 1994.

“WARN Act” has the meaning ascribed to it in Section 9.07.

“WARN Liabilities” has the meaning ascribed to it in Section 9.07.

“Warranty Obligations” means all Liabilities under any express or implied warranty, and all demands or requests under any claim letter, demand letter, offer of commercial settlement, or similar action or notice with respect to the repair, replacement or return, or any refund or return of the purchase price (or any portion thereof), in respect of any of the products or services, manufactured, assembled, sold, distributed or performed by the Business. For the avoidance of doubt, Warranty Obligations shall not include Recall Obligations or Product Liability Obligations.

“Working Capital” means the difference (which may be a positive or negative number) between (i) the Current Assets and (ii) the Current Liabilities.

“Working Capital Adjustments” means the adjustments to Working Capital described on Exhibit H.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “other party” refers to the Sellers, on the one hand, and Purchaser, on the other; and (vi) the phrase “including” shall mean “including without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XVII

MISCELLANEOUS

17.01               Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed in the United States by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

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If to Purchaser, to:

ET Cayman Holdings Limited

c/o One Equity Partners II L.P.

320 Park Avenue

18th Floor

New York, NY 10022

Facsimile No:

Attn:

and to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile No: (212) 309-6273

Attn:	Ira White, Esq.

Brian C. Miner, Esq.

If to the Sellers, to:

c/o ArvinMeritor, Inc.

2135 West Maple

Troy, Michigan 48084-7186

Facsimile No.: (248) 435-2943

Attn: General Counsel

and an additional copy to (but which shall not constitute notice to Sellers):

Miller, Canfield, Paddock and Stone, PLC

840 West Long Lake Road

Troy, Michigan 48098-6358

Facsimile No: (248) 879-2001

Attn: Thomas G. Appleman, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon receipt of facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing within the United States or upon receipt and (iv) if delivered by overnight courier to the address as provided for in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the

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purpose of notices to that party by giving notice specifying such change to the other party hereto in accordance with the terms of this Section 17.01.

17.02               Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction in connection with the sale of the Business Assets hereunder.

17.03               Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions, representations, warranties, understandings and agreements between the parties and their respective Affiliates with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

17.04               Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement, the Operative Agreements and the transactions contemplated hereby and thereby.

17.05               Public Announcements. At all times at or before the Closing, except as contemplated by this Agreement, none of the parties hereto will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom any Business Subsidiary or any Seller sells goods or provides services in connection with the Business or with whom any Business Subsidiary or any Seller otherwise has significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the good faith judgment of such party, required by Law or the rules of any stock exchange upon which such parties’ or an Affiliate of such party’s securities are listed, in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. The Sellers and Purchaser will also obtain the other’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

17.06               Specific Performance. The parties hereto each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof.

17.07               Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

17.08               Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Purchaser and ARM.

17.09               Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article XII or XIV.

17.10               No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Notwithstanding the foregoing, without the consent of the other party, (a) any Seller or Purchaser may assign this Agreement or any rights herein in whole or in part to any of their respective Affiliates, and (b) any Seller or Purchaser may assign this Agreement or any rights herein to an entity which has succeeded to all or substantially all of the assets or business of the Seller or Purchaser (regardless of the form of the transaction). Notwithstanding the first sentence of this Section, without the prior written consent of Sellers, Purchasers may assign their rights under this Agreement as collateral security to one or more lenders that are providing debt financing to Purchaser. No assignment will in any way affect the parties’ obligations or liabilities under this Agreement. Subject to the preceding provisions of this Section, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

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17.11               Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

17.12               Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

17.13               Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

17.14               Consent to Jurisdiction and Service of Process. EACH PARTY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OPERATIVE AGREEMENTS MAY BE LITIGATED IN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO WHOSE ADDRESS SPECIFIED IN THIS AGREEMENT IS OUTSIDE OF THE UNITED STATES HEREBY DESIGNATES, APPOINTS AND EMPOWERS EITHER (I) ARM (AT THE ADDRESS SPECIFIED IN THIS AGREEMENT) IN THE CASE OF SELLERS OR (II) PURCHASER (AT THE ADDRESS SPECIFIED IN THIS AGREEMENT) IN THE CASE OF PURCHASERS AND THE BUSINESS SUBSIDIARIES), IN EACH CASE AS ITS TRUE AND LAWFUL AGENT FOR SERVICE OF PROCESS TO RECEIVE AND ACCEPT ON ITS BEHALF SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT LOCATED IN THE STATE OF NEW YORK. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

17.15               Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OPERATIVE AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OPERATIVE AGREEMENTS. EACH OF THE PARTIES WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL AND EACH KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS.

17.16               Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

17.17               Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any signature page

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delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requires it.

17.18               Joint and Several Liability. Notwithstanding anything to the contrary contained herein, any and all representations, warranties, covenants and other agreements of each of the Sellers hereunder shall be deemed to be joint and several among the Sellers and any and all representations, warranties, covenants and other agreements of each of the Purchasers hereunder shall be deemed to be joint and several among the Purchasers. ARM agrees to cause each Seller to comply with the terms hereof and of each Operative Agreement to which it is a party.

17.19               Further Assurances. Each of the parties shall execute any documents and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby or by any Operative Agreement.

17.20               Limited Recourse. Notwithstanding anything in this Agreement, any Operative Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of Purchaser hereunder and under any Operative Agreement shall be without recourse to any director, officer, stockholder, member, partner, Associate or Affiliate of Purchaser or their respective directors, officers, stockholders, employees, agents, stockholders, members or partners. Notwithstanding anything in this Agreement, any Operative Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of any Seller hereunder and under any Operative Agreement shall be without recourse to any director, officer, stockholder, member, partner, Associate or Affiliate of any Seller or their respective directors, officers, stockholders, employees, agents, stockholders, members or partners, in each case other than to any Seller.

17.21               Disclosure Schedules. Certain information in the Disclosure Schedules may not be required to be disclosed pursuant to this Agreement. Any such information is included solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge, enhance or diminish any of the representations or warranties of Sellers in the Agreement or otherwise alter in any way the terms of this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or constitute or do not constitute a Business Material Adverse Effect or are or are not in the Ordinary Course unless otherwise called for by any such Disclosure Schedule, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material or constitute or do not constitute a Business Material Adverse Effect or are or are not Ordinary Course for purposes of this Agreement except as otherwise called for by the Disclosure Schedule.

17.22               Attorney Client Privilege. The Purchasers and the Business Subsidiaries on the one hand, and the Sellers on the other hand, will not seek to have any of the attorneys which represented any such person, disqualified from representing them in connection with any dispute that may arise between any of them in connection with this Agreement, any Operative Agreement or any of the transactions or other documents contemplated hereby or thereby, provided however that nothing contained in this Section 17.23 shall constitute a waiver of attorney client privilege by any such Person with respect to services provided by any such attorneys prior to the Closing.

17.23               No Recovery of Special Damages. Notwithstanding anything to the contrary contained in this Agreement or otherwise, whether or not the Closing shall occur, no party shall have any right or remedy to recover Special Damages from any other party, under this Agreement or any of the Operative Agreements or relating to any of the transactions contemplated by this Agreement or any of the Operative Agreement, under any theory whatsoever (including of contract, tort strict liability or a statutory cause of action, or otherwise), even if the party has been advised of the possibility of such Damages, and each party hereby irrevocably waives any right it may have to claim or recover any such damages from any other party or any of its Affiliates; provided, however, that a party shall have the right to receive Special Damages if Special Damages are required to be paid to a third party in connection with a Third Party Claim.

17.24               Construction. The parties acknowledge and agree that terms used in this Agreement that are not relevant for particular jurisdictions due to different legal, governmental or business systems in the various jurisdictions are intended to be used (and may be substituted with) terms suitable for such other jurisdictions. For

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example, the standard of “good and marketable fee simple title” in the case of real property or “good and valid title” in the case of certain other types of property as used in this Agreement may not be an appropriate or relevant term or concept in certain jurisdictions and the parties intend in those cases that a relevant term most closely related to the intended concept will be applicable in those other jurisdictions.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

ARVINMERITOR, INC.

By: /s/ Rakesh Sachdev

Name: Rakesh Sachdev

Title: Senior Vice President, Strategy and

Corporate Development

ET CAYMAN HOLDINGS LIMITED

By: /s/ Lee Gardner

Name: Lee Gardner

Title:	Director

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Annex A

Foreign Transfer Documents

INTENTIONALLY OMITTED

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Annex B

Foreign Representations and Warranties

Argentina

A.             Capital Contributions. No irrevocable or other contributions, nor amounts or contributions pending capitalization in ArvinMeritor Argentina S.A. by any person exist.

B.              Financial Statements. All financial statements have been approved by the shareholders meeting and duly filed with the Public Registry of Commerce.

C.              Personnel. All remunerations and social security contributions of all of ArvinMeritor Argentina S.A.’s personnel, currently employed or who were employed by ArvinMeritor Argentina S.A. before the date of the Closing, payable as of the same date, have been duly recorded in the corresponding accounting books of ArvinMeritor Argentina S.A.

China

Each Seller has paid and will pay promptly all sums payable under the relevant Laws of the People’s Republic of China in respect of social security insurances.

Czech Republic

To the Knowledge of Sellers, ARVIN EXHAUST, s.r.o. has duly withheld and paid all social security and health security contributions, as required by law, to the relevant authorities, on all parts of the remuneration (including but not limited to salary, fringe benefits, and other emoluments) granted to employees of ARVIN EXHAUST, s.r.o., that has become due on or prior to the Completion Date, and all deductions and retentions have been made as should have been made under the applicable statutory provisions.

Germany

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Annex B

Foreign Representations and Warranties

A.          No material changes have been applied for by Sellers with the competent commercial registers with respect to the German Transferred Subsidiaries and Secondary Subsidiaries which have not been registered as of February 1, 2007.

B.           The Transferred Subsidiaries and the Secondary Subsidiaries did not receive, apply for or were granted any state aids as defined by European Union law during a period of five (5) years prior to the Closing Date exceeding the amount of EUR [Threshold amount to be agreed] (“State Aids”). No Governmental Authority has notified any German Transferred Subsidiary or Secondary Subsidiary in writing that it is obliged to repay in full or in part any of the State Aids received by it. To the Knowledge of Sellers. The terms and conditions of any State Aid do not provide for, or permit, any revocation or cancellation (in whole or in part) or any modification of the terms and conditions of any State Aid as a result of the consummation of the transactions contemplated by this Agreement.

C.           The Agreement to Ensure the Profitability and Secure the Future of ArvinMeritor Emissions Technologies GmbH – Site Augsburg dated July 1, 2005 does not prohibit operational notices of termination to employees of ArvinMeritor Emissions Technologies GmbH at the Augsburg site beyond – if at all – September 30, 2008. No other agreement or arrangement exists that restricts the ability of ArvinMeritor Emissions Technologies GmbH, ArvinMeritor A&ET GmbH or Novaferra Eisen Abgastechnologie GmbH to implement any operational change (Betriebsänderung) under sec. 111 German Works Constitution Act (Betriebsverfassungsgesetz) or in any way determines or prejudices any term or condition for the compensation or mitigation of any negative economic impact of such operational change for any employee of ArvinMeritor Emissions Technologies GmbH, ArvinMeritor A&ET GmbH or Novaferra Eisen Abgastechnologie GmbH who would be affected by such operational change.

Hungary

A.          The real properties of ArvinMeritor Emissions Technologies Gyártó Kft. (the “Company”) are used and have been used in compliance with the agreements concluded with the local municipality.

B.           The representative registered by the court of registration is the managing director of the Company and is the sole person entitled to generally represent the Company and all authorizations to sign on behalf of the Company have been issued by the managing director.

C.           There is no outstanding inventors’ remuneration in relation to any service invention or employer-related invention payable by the Sellers or any Business Subsidiary under Act No. XXXIII of 1995 of Hungary.

D.          The data of the Company shown in the Hungarian Company Register are true, complete, up-to-date, and there are no modifications pending and/or not submitted to the court of registration, other than, if applicable, the extension of the managing director’s appointment (or, as the case may be, appointment of a new managing director) according to Annex D - Hungary.

E.           The Company is not the obligor of any has no Indebtedness other than Permitted Indebtedness and Indebtedness which will be extinguished on or prior to Closing according to Section 6.14 of the main part of this Agreement.

F.           In the past six years the average annual number of the full-time employees of the Company exceeded 200.

Mexico

To the knowledge of Sellers, there are no complaints, actions or proceedings, inquiries, audits, reviews or investigations pending or, to the knowledge of Sellers, threatened by or on behalf of (1) the National Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), pursuant to the Mexican Federal Labor Law (Ley Federal del Trabajo) or the National Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores); (2) the Mexican Social Security Institute (Instituto Mexicano del Seguro Social) or the Social Security Law (Ley del Seguro Social) against ArvinMeritor Mexicana, S.A. de C.V.; or (3) any Governmental Authority which has, has had or is reasonably expected to have, individually or in the aggregate, the effect of materially impairing or delaying any of Sellers ability to perform their respective obligations under this Agreement.

Netherlands

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Annex B

Foreign Representations and Warranties

ArvinMeritor ET B.V. is not a real estate investment company within the meaning of Section 4 of the Legal Transfer Taxes Act (Wet op belastingen van rechtsverkeer).

South Africa

The Subsidiaries subject to South African Laws have completed and submitted their employment equity plans to the authorities and are in material compliance with the plans.

Thailand

To be determined by the parties cooperatively.

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Annex C

Foreign Covenants and Agreements

China

Pursuant to and in accordance with the provisions of Section 8.08:

A.          The board of directors of each of ArvinMeritor Light Vehicle Systems Parts (Shanghai) Co. Ltd., ArvinMeritor Light Vehicle Systems (Shanghai) Co. Ltd., ArvinMeritor Light Vehicle Systems (Chongqing) Co. Ltd. (“Chongqing Co”), and ArvinMeritor Light Vehicle Systems (Yantai) Co. Ltd. shall have passed a resolution resolving unanimously to approve (a) the transfer of 100% equity interest of such entity to the applicable Purchaser (in the case of Chongqing Co, transfer of 60% equity interest), (b) the Amended Articles of Association showing the applicable Purchaser as new equity holder holding 100% of the equity interest (in the case of Chongqing Co, holding 60% of the equity interest), and (c) in the case of Chongqing Co, the Amended Joint Venture Agreement showing the Purchaser as new equity holder holding 60% of the equity interest, and an original copy of such resolution signed by all the current directors of such entity shall have been delivered to the Purchaser;

B.           Each of the Equity Transfer Agreement, Amended Articles of Association and Amended Joint Venture Agreement referred to in the China Section of Annex B shall have been approved by the Relevant PRC Approval Authority, and the original of the approval document issued by the Relevant PRC Approval Authority and the original of the new Certificate of Approval issued by the People’s Government of the province or city where the relevant entity is registered (as the case may be), showing that the applicable Purchaser has substituted the applicable Seller(s) as the sole foreign investor of each of ArvinMeritor Light Vehicle Systems Parts (Shanghai) Co. Ltd., ArvinMeritor Light Vehicle Systems (Shanghai) Co. Ltd., and ArvinMeritor Light Vehicle Systems (Yantai) Co. Ltd. holding 100% of the registered capital of each such entity and as one of the foreign investors of ArvinMeritor Light Vehicle Systems (Chongqing) Co., Ltd holding 60% of the registered capital of such entity, shall have been delivered to the Purchaser;

C.           The transfer of the equity interest in each of ArvinMeritor Light Vehicle Systems Parts (Shanghai) Co. Ltd., ArvinMeritor Light Vehicle Systems (Shanghai) Co. Ltd., ArvinMeritor Light Vehicle Systems (Chongqing) Co. Ltd., and ArvinMeritor Light Vehicle Systems (Yantai) Co. Ltd. by the applicable Seller(s) to the applicable Purchaser, the change of each such entity’s investor(s) from the applicable Seller(s) to the applicable Purchaser, and the names of the new directors and new legal representative appointed by the applicable Purchaser to the board of directors of each such entity, shall have been reported to and registered with the local Branch of the State Administration for Industry and Commerce, and an amended Business License shall have been issued to each such entity to replace the current Business License of each such entity; and

D.          The shareholders’ meeting of ArvinMeritor Light Vehicle Systems (Yantai) Co. Ltd. shall have passed a resolution resolving unanimously to approve the transfer of the equity interest of such entity to the applicable Purchaser and the Amended Articles of Association showing the applicable Purchaser as new equity holder holding 100% of the equity interest, and an original copy of such resolution signed by all shareholders of such entity shall have been delivered to the Purchaser.

“Relevant PRC Approval Authority” means the PRC Ministry of Commerce or provincial or local government agency of the PRC duly authorized by the PRC Ministry of Commerce to approve the relevant equity transfer.

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Annex C

Foreign Covenants and Agreements

Canada

If any payment made by the applicable Asset Seller or the applicable Purchaser pursuant to Article XIV of this Agreement is deemed by the ETA to include GST or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value-added or multi-staged tax, the amount of such payment shall be increased accordingly.

Czech Republic

Purchasers shall, following the Closing Date, take all requisite action to consummate the following:

i)            Registration of new shareholder in the Commercial Registry;

ii)           Filing of the Amended Memorandum of Association with the Registry Court; and

iii)         Filing of notice to Czech National Bank regarding change in direct investment.

France

The Seller shall prior to the Closing Date provide a copy of the minutes of the meeting of the works council and European works council, evidencing that said consultations have been duly and validly carried out by ArvinMeritor A&ET, pursuant to French law.

Mexico

A.          Within the five (5) Business Days of the Closing Date, or the terms set forth in law, the applicable Purchaser will notify each of following of the Mexican Employer Substitution Agreement:

i)            Mexican Social Security Institute (“IMSS”);

ii)           National Workers’ Housing Fund Institute (“INFONAVIT”);

iii)         Secretariat of Labor and Social Welfare (“STPS”);

iv)          Fund for Promoting and Guaranteeing Workers Consumption (“FONACOT”), in the event Transferred Employees have credits contracted with such Fund; and

v)           Conciliation and Arbitration Board

B.           On or promptly following the Closing, Arvin Mexicana and the applicable Purchaser shall have jointly negotiated and/or notified to the labor Union the employment substitution performed under the Mexican Employer Substitution Agreement.

C. On or prior to the Closing Date, Purchaser shall deliver or Shall cause the other applicable Purchaser to deliver a copy of the Maquila Program in Mexico.

Netherlands

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Annex C

Foreign Covenants and Agreements

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Annex C

Foreign Covenants and Agreements

A.          Pursuant to Sections 25 and/or 26 of the Dutch Works Council Act (Wet op de ondernemingsraden), the Works Council of ArvinMeritor ET B.V (the “Works Council”), is entitled to render advice in compliance with Sections 25 and/or 26 of the Dutch Works Council Act (the “Consultation Procedure”) with respect to the implementation of this Agreement, as far as ArvinMeritor ET B.V. or the transfer of shares in ArvinMeritor ET B.V. to the applicable Purchaser or its Designee is concerned. The Consultation Procedure requires that the advice of the Works Council must be sought at such a time that it can still substantially influence the decision to be taken.

B.           Upon entering into this Agreement and with respect to the implementation of this Agreement, as far as ArvinMeritor ET B.V. or the transfer of shares in ArvinMeritor ET B.V. to the applicable Purchaser or its Designee is concerned, ARM will cause ArvinMeritor ET B.V. to promptly (i) instigate the Consultation Procedure, and (ii) consult and inform the trade unions involved and inform the secretarial department of the Social Economic Council, in accordance with the 2000 Merger Code (SER-fusiegedragsregels 2000).

C.           Prior to Closing, ARM will cause Arvin International Holland B.V. to become a Seller under this Agreement pursuant to §10.14 of this Agreement, but only after (a) (i) receiving advice from Works Council or authorization by the Enterprise Section of the Amsterdam Court of Appeal (Ondernemingskamer) to enter into this Agreement, as far as ArvinMeritor ET B.V. or the transfer of shares in ArvinMeritor ET B.V. to the applicable Purchaser or its Designee is concerned, and (ii) such advice or authorization is deemed to be acceptable to both Seller and Purchaser, or (b) the waiting period of one month has lapsed after the Works Council was notified in writing of the decision to enter into this Agreement, and during this period the Works Council did not file an appeal with the Enterprise Section of the Amsterdam Court of Appeal.

D.          Additional Dutch tax indemnity:

i)            Seller Tax Indemnifying Party shall indemnify each Purchaser Tax Indemnified Party against any and all liabilities, costs, expensed (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to (including costs incurred in the good faith contest of the imposition, assessment or assertion of):

(a)          all Taxes of ArvinMeritor ET B.V., which are primarily the liability of Arvin International Holland B.V., for which ArvinMeritor ET B.V. is liable as a result of Arvin International Holland B.V. failing to discharge such Taxes pursuant to Sections 39 and/or 43 of the Tax Collection Act 1990 (Invorderingswet 1990); and

(b)         all Taxes of Arvin International Holland B.V. to the extent such Taxes are offset against a right of ArvinMeritor ET B.V. to a refund or repayment in respect of Tax pursuant to Section 24 of the Tax Collection Act 1990 (Invorderingswet 1990).

E.           Other Dutch tax provisions:

i)            Sellers and Purchasers acknowledge that ArvinMeritor ET B.V. shall be separated from the fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes and VAT purposes with Arvin International Holland B.V. (the “Dutch Fiscal Unity”) as from the Closing Date. As soon as reasonable practicable following, but no later than 30 days after, the Closing Date, ARM shall prepare or cause to be prepared and delivered to Purchaser or its Designee (a) an opening balance sheet for Dutch corporate income tax purposes of ArvinMeritor ET B.V. as from the Closing Date and (b) explanatory notes thereto.

ii)           ArvinMeritor ET B.V. and Arvin International Holland B.V. shall jointly file a request to allocate loss carry forwards of the fiscal unity, to the extent possible, to ArvinMeritor ET B.V. in accordance with Section 15af of the 1969 Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969).

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Annex D

Foreign Conditions

Hungary

The loan advanced by HVB Bank (Hungary) to the Company is repaid and all bank guarantee agreements with any banks are terminated (with the exception of the guarantee agreement relating to the provision of the bank guarantee to secure potential liabilities of the Company regarding the subsidy advanced through/by the Hungarian Development Bank) and all respective bank guarantees issued on behalf of and/or upon request of the Company are returned to the respective issuer bank (with the exception of aforementioned guarantee regarding the subsidy advanced through/by the Hungarian Development Bank).

India

In relation to Arvin Exhaust India Pvt. Ltd., the following requirements are conditions to the Purchase Agreement:

(i)           Obtaining a certificate of accountant in respect of fair value of shares as per the guidelines issued by the Reserve Bank of India.

South Africa

The preference shares held by ArvinMeritor Investments SA (Proprietary) Limited in the share capital of ArvinMeritor Emissions Technologies SA (Proprietary) Limited shall have been redeemed.

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